UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 2 )
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Ohio State Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY COPY
OHIO STATE BANCSHARES, INC.
111 South Main Street
Marion, Ohio 43302
(740) 387-2265
Notice of Special Meeting of Stockholders
     A Special Meeting of Stockholders (the “Special Meeting”) of Ohio State Bancshares, Inc., an Ohio corporation (the “Corporation”), will be held at the                     , Marion, Ohio on                     , 2007, at                      ___.m., local time, for the following purposes, which are more completely set forth in the accompanying Proxy Statement:
1.	To consider and vote upon a proposal to amend the Corporation’s Articles of Incorporation to effect a 1-for-150 reverse stock split, followed immediately by an amendment to the Corporation’s Articles of Incorporation to effect a 150-for-1 forward stock split of the Corporation’s shares of common stock (collectively, the “Stock Splits”). As a result of the Stock Splits, (a) each stockholder owning fewer than 150 shares of common stock of the Corporation immediately before the Stock Splits will receive $95.00 in cash, without interest, for each share of common stock of the Corporation owned by the stockholder immediately prior to the Stock Splits and will no longer be a stockholder of the Corporation; and (b) each stockholder owning 150 or more shares of common stock of the Corporation immediately prior to the effective time of the Stock Splits will continue to hold the same number of shares after the Stock Splits and will not receive any cash. The proposed amendments to the Corporation’s Articles of Incorporation are attached as Exhibit B and Exhibit C to the accompanying Proxy Statement; and

2.	To transact such other business as may properly come before the Special Meeting or any adjournment thereof.
     Only those stockholders of record at the close of business on                     , 2007 will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.
     To assure that a quorum is present at the Special Meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the Special Meeting. A self-addressed, postage-paid return envelope is enclosed for your convenience.
     The sections of the Proxy Statement entitled “Summary Term Sheet” and “Questions and Answers” contain what we believe are helpful descriptions of the most important terms and conditions of the Stock Splits. We encourage you to read those sections and the other parts of the Proxy Statement, including any attached exhibits and other information and documents incorporated by reference.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Stock Splits, passed upon the merits or fairness of the Stock Splits, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
     The Corporation’s Board of Directors carefully considered the terms of the proposed Stock Splits, has determined that the Stock Splits are fair to, and in the best interests of, the Corporation and its stockholders, and unanimously recommends that you vote “FOR” the proposed Stock Splits.

By Order of the Board of Directors

Gary E. Pendleton
President
                    , 2007

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EXHIBIT A -	FAIRNESS OPINION OF AUSTIN ASSOCIATES, LLC
EXHIBIT B -	PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION OF OHIO STATE BANCSHARES, INC. TO EFFECT REVERSE STOCK SPLIT
EXHIBIT C -	PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION OF OHIO STATE BANCSHARES, INC. TO EFFECT FORWARD STOCK SPLIT
EXHIBIT D -	AUDITED FINANCIAL STATEMENTS OF OHIO STATE BANCSHARES, INC.

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OHIO STATE BANCSHARES, INC.
111 South Main Street
Marion, Ohio 43302
(740) 387-2265
PROXY STATEMENT
GENERAL INFORMATION
     This Proxy Statement provides information about a proposal to amend the Articles of Incorporation, as amended (the “Articles”), of Ohio State Bancshares, Inc. (the “Corporation”, “we” or “us”) to effect a 1-for-150 reverse stock split, followed immediately by a 150-for-1 forward stock split (collectively, the “Stock Splits”) of the shares of common stock of the Corporation, $10.00 par value per share (the “shares”). If the Stock Splits are completed:
•	Each share held by a stockholder owning fewer than 150 shares immediately before the Stock Splits will be cancelled and extinguished in exchange for $95.00 in cash, without interest; and

•	Each share held by a stockholder owning 150 or more shares immediately before the Stock Splits will continue to represent one share after the Stock Splits.
     The proposed amendments to our Articles to accomplish the Stock Splits are attached as Exhibit B and Exhibit C to this Proxy Statement. The Board of Directors has scheduled a Special Meeting of Stockholders of the Corporation (the “Special Meeting”) to vote upon the Stock Splits. The Special Meeting will be held at the                     , Marion, Ohio on                     , 2007, at                      ___.m., local time.
     We cannot complete the Stock Splits unless the holders of at least 91,970 shares, which is a majority of the outstanding shares, approve the Stock Splits. The executive officers and directors of the Corporation have indicated they will vote in favor of the Stock Splits. Collectively, they own 34,556 or approximately 18.79% of the shares outstanding on                     , 2007 (the “Record Date”).
     We urge you to read this Proxy Statement carefully and in its entirety, including the attached exhibits. This Proxy Statement is first being mailed to the Corporation’s stockholders on or about                     , 2007.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Stock Splits, passed upon the merits or fairness of the Stock Splits, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
     No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized by the Corporation.

IMPORTANT NOTICES
     The Corporation’s common stock is not a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
     We have not authorized any person to give any information or to make any representations other than the information and statements included in this Proxy Statement. You should not rely on any other information. The information contained in this Proxy Statement is correct only as of the date of this Proxy Statement, regardless of the date it is delivered or when shares are converted. By accepting receipt of this Proxy Statement, you agree not to permit any reproduction or distribution of its contents in whole or in part.
     We will update this Proxy Statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.
     You should not construe the contents of this Proxy Statement or any communication from the Corporation, whether written or oral, as legal, tax, accounting or other expert advice. You should consult with your own counsel, accountant or other professional advisor, as appropriate.
SUMMARY TERM SHEET
     The following is a summary of the material terms of the Stock Splits. Although this summary describes what we believe are the most material terms and conditions of the Stock Splits, this Proxy Statement contains a more detailed description of the terms and conditions. We urge you to carefully review this Proxy Statement, the attached exhibits and any information and documents incorporated by reference in their entirety before voting.
Information about the Stock Splits
     The Stock Splits will consist of the following steps:
•	A 1-for-150 reverse stock split of the shares will occur on the date that the Ohio Secretary of State accepts for filing certificates of amendment to our Articles (the “Effective Date”). It is the intention of management of the Corporation to file the certificate of amendment effecting the reverse stock split within 24 hours following the conclusion of the Special Meeting. As a result of the first amendment (attached as Exhibit B):
-	Each holder of less than 150 shares immediately before the reverse stock split will receive $95.00 in cash, without interest, for each share held immediately before the reverse stock split and will no longer be a stockholder of the Corporation; and

-	Each holder of 150 or more shares immediately prior to the reverse stock split will receive a fractional share for each common share held immediately before the reverse stock split. Fractional shares held by holders of 150 or more shares on the Effective Date will not be purchased by the Corporation and these holders will not be entitled to receive any cash payment from the Corporation.

•	Immediately after the reverse stock split is complete, the second amendment (attached as Exhibit C) will effect a 150-for-1 forward stock split. This amendment has the effect of returning holders of 150 or more shares to the number they held before the Stock Splits.

•	If you are a record holder of less than 150 shares and you do not want to be cashed out in the Stock Splits, you may remain a stockholder of the Corporation by purchasing a sufficient number of shares, to the extent available, in advance of the Stock Splits so that you hold 150 or more shares on the Effective Date. On the other hand, if you are a record holder and want to be cashed out in the Stock Splits, you may do so by selling a sufficient number of shares in advance of the Stock Splits so that you hold less than 150 shares on the Effective Date.

•	If your shares are held in “street name” through a broker or bank or other nominee (a “broker”), the effect of the Stock Splits on your shares may be different than for record holders. For example, if you hold less than 150 shares on the Effective Date in “street name” with a broker that is the record holder of 150 or more shares in the aggregate, you will not receive cash for your shares, and you will continue to be a stockholder of the Corporation following the Stock Splits. You should contact your broker to (1) determine whether or not your shares are eligible to be cashed out in the Stock Splits and (2) instruct the broker as to how you would like to proceed. If a broker is the record holder of 150 or more shares on the Effective Date, the shares held by the broker will not be cashed out in the Stock Splits.

•	If you hold less than 150 shares in “street name” and you want to ensure that you will be cashed out in the Stock Splits, you may transfer your shares out of “street name” and into a record account with the Corporation far enough in advance so that the transfer is complete by the Effective Date. Alternatively, if you are the record holder of less than 150 shares and do not want to be cashed out in the Stock Splits, you may transfer your shares into “street name” with a broker that is the record holder of 150 or more shares in the aggregate, provided you do so far enough in advance so that the transfer is complete by the Effective Date.

•	Regardless of whether your shares are held in “street name” or in a record account, no account will be cashed out in the Stock Splits if it contains 150 or more shares on the Effective Date.
     Please see the sections of this Proxy Statement entitled “Special Factors — Effects of the Stock Splits” on page 17 and “Stock Splits Proposal — Summary and Structure” on page 48 for more information on the structure of the Stock Splits.
Purpose of and Reasons for the Stock Splits
•	The reverse stock split is intended to reduce the number of record holders of our shares below 300 and enable us to terminate the registration of our shares under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and suspend our filing obligations pursuant to Section 15(d) of the Exchange Act. We intend to file a Form 15 with the Securities and Exchange Commission (the “SEC”) to apply to terminate the registration of our shares and suspend our filing obligations as soon as practicable after completion of the Stock Splits. Upon filing the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after the filing of the Form 15. Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or again have record holders of common shares in excess of 300. In addition, we will not be required to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act until such time as we have more than 500 record holders of our common shares. However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and we will also continue to be subject to regulation by the Federal Reserve, the Federal Deposit Insurance Corporation (FDIC) and the Ohio Division of Financial Institutions, as applicable to bank holding companies and Ohio chartered, non-member banks.

•	The forward stock split which will immediately follow the reverse stock split is not necessary to reduce the number of record holders of the Corporation’s shares and deregister with the SEC. Rather, the purpose of the forward stock split is to return the number of shares held by each respective remaining shareholder to that which each held immediately prior to the reverse stock split. Without the forward stock split, the shares would have an unusually high per share value, which would tend to further decrease the liquidity of our shares.

•	After the Stock Splits, we will remain subject to the general anti-fraud provisions of federal and applicable state securities laws and federal and state banking laws applicable to the Corporation and The Ohio State Bank (the “Bank”). The Stock Splits will have no affect on the inspections, examinations and supervision by the FDIC and the Ohio Division of Financial Institutions.

•	Ultimately, we estimate annual cost savings of approximately $175,000 per fiscal year as a result of the deregistration of our shares and the related termination of our periodic reporting requirements and decreased transfer agent expenses from no longer being required to service stockholders with small positions in the Corporation. A significant portion of these savings will result from the Corporation not being subject to the requirements under Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). Section 404 requires companies to perform an audit of internal controls and requires each annual report of a public company to include a report by management on the company’s internal control over financial reporting. Section 404 also requires a company’s auditor to attest to, and report on, management’s assessment of the effectiveness of the company’s internal control over financial reporting. Compliance with Section 404 requires large commitments of time and effort for both public company management and public company auditors.

•	The federal securities laws, including the Sarbanes-Oxley Act, require compliance activities that represent a significant administrative burden to companies of smaller size and market capitalization. The Stock Splits will dramatically reduce this burden as management will no longer be required to prepare and review filings with the SEC. Instead, management can focus its time and attention on revenue-enhancing activities.

•	It is the opinion of the Board that the Stock Splits constitute the most expeditious, efficient, cost-effective and fair method to convert the Corporation from a public reporting company to a non-public, non-reporting company compared to other alternatives considered by the Board.

     Please see the sections of this Proxy Statement entitled “Special Factors — Purpose of and Reasons for the Stock Splits” on page 15 and “Special Factors — Effects of the Stock Splits” on page 17 for more information on the principal reasons for the Stock Splits. Please see the section of this Proxy Statement entitled “Special Factors – Alternatives to the Stock Splits” on page 23 for more information regarding alternative structures considered by the Board.
Fairness of the Stock Splits

•	The Board believes that the Stock Splits are in the Corporation’s best interests and are both substantively and procedurally fair to unaffiliated holders whose shares will be cashed out in the Stock Splits (“Cashed Out Holders”) and unaffiliated holders who will remain stockholders after the Stock Splits (“Continuing Holders”). Only Cashed Out Holders will receive the “Cash Out Price,” as defined below. Continuing Holders will not receive cash pursuant to the Stock Splits. The factors the Board considered in determining the fairness of the Stock Splits are described in greater detail in this Proxy Statement.

•	The Board has set $95.00 per share (the “Cash Out Price”) as the cash consideration to be paid by the Corporation to holders of less than 150 shares instead of issuing such holders fractional shares (i.e., less than one whole share) in connection with the reverse stock split. The Board made this determination in good faith and received a fairness opinion (the “Fairness Opinion”) prepared by Austin Associates, LLC, an independent financial advisor. The full text of the Fairness Opinion, dated January 31, 2007, is attached to this Proxy Statement as Exhibit A. The Fairness Opinion is also available for inspection and copying at the Corporation’s principal executive offices located at 111 South Main Street, Marion, Ohio 43302.

•	The Fairness Opinion states that, based upon and subject to the factors and assumptions set forth therein, as of January 31, 2007, the Cash Out Price is fair, from a financial point of view, to both the Cashed Out Holders and the Continuing Holders. We urge you to read the Fairness Opinion in its entirety.

•	Austin Associates, LLC provided the Fairness Opinion to the Board in connection with its consideration of the Stock Splits. The Fairness Opinion is not a recommendation as to how you should vote with respect to the Stock Splits.

•	No appraisal or dissenters’ rights are available under Ohio law to holders of the Corporation’s shares who vote against the Stock Splits or pursuant to the Corporation’s Articles of Incorporation or Code of Regulations. Had the Corporation opted to utilize a merger with a newly-formed shell corporation as an alternative structure to completing the going private transaction, appraisal rights would have been available to shareholders.

•	The common stock of the Corporation trades infrequently and is not traded on any established securities market. The reduction in the total number of shareholders following the Stock Splits may reduce the liquidity of our shares even further and make it more difficult for Continuing Holders to sell their shares. The reduced liquidity may also cause a decrease in the price at which Continuing Holders may sell their shares in the future.

•	Shareholders that own of record fewer than 150 shares may remain a stockholder of the Corporation by purchasing enough additional shares prior to the Effective Date to increase their record holdings to 150 or more shares. Likewise, shareholders that own of record 150 or more shares and who would like to be cashed out in the Stock Splits have the opportunity to sell enough shares prior to the Effective Date to decrease their record holdings to below 150 shares. However, given the lack of a highly liquid trading market for shares of the Corporation’s common stock, acquiring or selling a sufficient number of shares prior to the Effective Date may be difficult.

     Please see the sections of this Proxy Statement entitled “Special Factors — Fairness of the Stock Splits” on page 25, “Opinion of Austin Associates, LLC” on page 54, “Stock Splits Proposal - Background of the Stock Splits” on page 41 and “Stock Splits Proposal — Recommendation of the Board” on page 49 for more information regarding the fairness of the Stock Splits.
Advantages of the Stock Splits
•	By completing the Stock Splits, deregistering our shares and eliminating our periodic reporting obligations under the Exchange Act, we expect to ultimately realize recurring annual cost savings of approximately $175,000, including fees and expenses related to compliance with the internal control audit requirements of Section 404 of the Sarbanes-Oxley Act. Deregistration will also eliminate the significant amount of time and effort previously required of our management to prepare and review the reports required to be filed under the Exchange Act.

•	The Stock Splits provide Cashed Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees.

•	Affiliated stockholders will not be treated differently than unaffiliated stockholders in the Stock Splits. The sole determining factor as to whether a stockholder will remain a stockholder of the Corporation after the Stock Splits is the number of shares held immediately prior to the Stock Splits.

•	The Stock Splits will have a minimal effect on the relative voting power of Continuing Holders. The Corporation currently has 183,939 common shares issued and outstanding. Of this amount, the Corporation expects to repurchase an estimated 19,500 shares in connection with the Stock Splits, which represents approximately 10.6% of the Corporation’s current number of outstanding shares. As a result, the ownership percentage of a particular Continuing Holder will increase depending on the respective number of shares held thereby. The following table demonstrates the relative increase in ownership that would result from completing the Stock Splits for holders of 5,000, 10,000, 15,000 and 20,000 of the Corporation’s common shares, respectively.

	Percentage based on	Percentage based on	Percentage increase
Number of Shares	183,939 shares issued	164,439 shares issued	as a result of the
Held	and outstanding	and outstanding	Stock Splits
5,000	2.7%	3.0%	0.3%
10,000	5.4%	6.1%	0.7%
15,000	8.2%	9.1%	0.9%
20,000	10.9%	12.2%	1.3%

The executive officers and directors of the Corporation and the Bank currently beneficially own approximately 18.79% of the outstanding shares of the Corporation and will beneficially own approximately 20.93% of the outstanding shares following the Stock Splits. The beneficial ownership percentage of the two largest shareholders of the Corporation, Messrs. Graham and Mathews, each of whom is also a member of the Board of Directors, will increase from 6.48% to 7.25% and 10.33% to 11.55%, respectively.

•	The Stock Splits will reduce man-hours related to the administration of small stockholder accounts. As of the Record Date, we estimate that we have approximately 300 stockholders of record that held fewer than 150 shares. These stockholders hold approximately 19,500, or 10.6%, of our outstanding shares, but represent approximately 57.7% of our total number of record holders. Accordingly, the amount of personnel resources devoted to the administration of stockholder accounts is disproportionately allocated to stockholders holding less than 10.6% of our issued and outstanding shares.

     Please see the section of the Proxy Statement entitled “Special Factors — Fairness of the Stock Splits” on page 25 for a more detailed discussion of the advantages of the Stock Splits.
Disadvantages of the Stock Splits

•	Upon deregistration of our shares, we will no longer have a duty to file periodic reports and proxy solicitation materials with the SEC. Consequently, the scope of publicly available information regarding the Corporation will be materially diminished, and Continuing Shareholders will be at a material disadvantage with respect to their ability to access information regarding the operations of the Corporation and its relationships with insiders. The Corporation will continue to prepare an annual report for submission to shareholders in accordance with Ohio law, and the Bank will continue to prepare an annual financial disclosure statement pursuant to FDIC regulations, which will be available to the general public upon request. In addition, certain financial information regarding both the Corporation and the Bank will remain available over the internet by virtue of reports periodically filed with their respective bank regulatory agencies; the Federal Reserve System and the FDIC. The Corporation’s filings with the Federal Reserve System can be viewed and printed at http://www.ffiec.gov/nicpubweb/nicweb/NicHome.aspx. The Bank’s filings with the FDIC can be viewed and printed at http://www.fdic.gov. The Corporation does not intend to make any of this information available over its internet website at this time.

None of the information that will continue to be available following the Stock Splits is comparable in scope to the information currently filed by the Corporation as an SEC registered company. Please see the section of the Proxy Statement entitled “Special Factors – Disadvantages of the Stock Splits – Reduction of Publicly Available

Information about the Corporation and its Insiders” on page 34 for more information regarding both the scope and types of information the Corporation currently files with the SEC and the information that will continue to be available following the Stock Splits.

•	Provided the Stock Splits proposal is approved by a majority of the outstanding shares entitled to vote at the Special Meeting, Cashed Out Holders will be cashed out involuntarily and will no longer hold a financial interest in the Corporation or be able to participate in the potential appreciation in the value of, or the payment of dividends on, the Corporation’s shares.

•	After deregistration of our shares, the Corporation will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, which was enacted in 2002 in order to enhance corporate responsibility, enhance financial disclosures and combat corporate and accounting fraud. Among other things, the Sarbanes-Oxley Act requires our chief executive officer and chief financial officer to certify as to the accuracy of the financial statements contained in our Exchange Act filings. Our chief executive officer and chief financial officer will no longer be required to make these certifications after the deregistration of our shares. The elimination of this requirement and others is arguably disadvantageous to Continuing Holders in light of the purposes of the Sarbanes-Oxley Act.

•	Under Ohio law and the Corporation’s Articles and Code of Regulations, the affirmative vote of at least a majority of the issued and outstanding shares of the Corporation as of the Record Date is necessary to approve the Stock Splits. Cashed Out Holders currently own in the aggregate approximately 10.6% of the Corporation’s outstanding common shares. Consequently, the aggregate voting power of the Cashed Out Holders is not sufficient to allow them to collectively determine the outcome of the Stock Splits proposal.

•	No appraisal or dissenters’ rights are available under Ohio law to holders of the Corporation’s shares who vote against the Stock Splits or pursuant to the Corporation’s Articles of Incorporation or Code of Regulations. Had the Corporation opted to utilize a merger with a newly-formed shell corporation as an alternative structure to completing the going private transaction, appraisal rights would have been available to shareholders.

•	The common stock of the Corporation trades infrequently and is not traded on any established securities market. The reduction in the total number of shareholders following the Stock Splits may reduce the liquidity of our shares even further and make it more difficult for Continuing Holders to sell their shares. The reduced liquidity may also cause a decrease in the price at which Continuing Holders may sell their shares in the future.

•	Shareholders that own of record fewer than 150 shares may remain a stockholder of the Corporation by purchasing enough additional shares to increase their record holdings to 150 or more shares. However, given the lack of a highly liquid trading market for shares of the Corporation’s common stock, acquiring a sufficient number of shares prior to the Effective Date may be difficult.

•	The Corporation is not offering cash to any shareholder of record that holds 150 or more shares. Only “Cashed Out Holders” will receive he Cash Out Price. Continuing Holders will not receive cash pursuant to the Stock Splits.

     Please see the section of the Proxy Statement entitled “Special Factors — Disadvantages of the Stock Splits” on page 33 for a more detailed discussion of the disadvantages of the Stock Splits.
Financing, Source of Funds and Expenses
•	It is expected that the entire $1.85 million necessary to pay the Cash Out Price to Cashed Out Holders will come from the working capital of the Corporation, and the Corporation currently has no alternative plan for financing the Stock Splits. In addition to the Cash Out Price described above, the Corporation also will pay all of the expenses related to the going private transaction. We estimate that these expenses will be as follows:

Legal Fees	$85,000
Accounting Fees	5,000
Filing Fees	500
Financial Advisory / Valuation Fees	25,000
Printing and Mailing Costs	5,000
Proxy Solicitor Fees	0
Other	5,000

Total	$125,500

Voting Information

•	The Stock Splits require the approval of a majority of the outstanding shares entitled to vote at the Special Meeting. As of the close of business on the Record Date, there were 183,939 shares outstanding and entitled to vote at the Special Meeting, of which 91,970 are required to approve the Stock Splits. The executive officers and directors of the Corporation have indicated that they will vote in favor of the Stock Splits. Collectively, they own 34,556 shares, or approximately 18.79% of the shares outstanding and entitled to vote at the Special Meeting. Please see the section of the Proxy Statement entitled “Meeting and Voting Information” on page 63 for more information.

Material Federal Income Tax Consequences
•	The Corporation will not recognize any gain, loss or deduction for federal income tax purposes as a result of the Stock Splits.

•	Continuing Holders will not recognize any gain or loss for federal income tax purposes as a result of the Stock Splits. Cashed Out Holders will generally recognize a capital gain or loss for federal income tax purposes equal to the difference between the Cash Out Price and the stockholder’s per share tax basis in the shares that are exchanged for cash. The specific tax consequences of the Stock Splits to you will depend on the facts of your own situation. You should consult your tax advisor to determine the effects of the Stock Splits to you.

     Please see the section of this Proxy Statement entitled “Stock Splits Proposal — Material Federal Income Tax Consequences” on page 49 for more information on the tax consequences of the Stock Splits.
Unavailability of Appraisal or Dissenters’ Rights
•	Stockholders of the Corporation do not have the right to demand the appraised value of their shares or any other dissenters’ rights under Ohio law or the Corporation’s Articles or Code of Regulations, whether or not they vote in favor of the Stock Splits.
     Please see the section of this Proxy Statement entitled “Stock Splits Proposal - Unavailability of Appraisal or Dissenters’ Rights” on page 52 for more information.
Termination of Stock Splits
•	The Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting prior to any stockholder vote if it believes that such withdrawal is in the Corporation’s best interests. Although the Board presently believes that the Stock Splits are in the Corporation’s best interests and has recommended a vote for the Stock Splits, circumstances could change prior to the Effective Date that may render the Stock Splits inappropriate or undesirable. Among other things, the Board may withdraw the Stock Splits from the agenda if there is: (1) any change in the nature of the Corporation’s shareholdings that would prevent us from reducing the number of record holders below 300 as a result of the Stock Splits; (2) any change in the number of our record holders that would allow the Corporation to deregister its shares without effecting the Stock Splits; (3) any change in the number of the shares to be exchanged for cash in the Stock Splits that would substantially increase the cost and expense of the Stock Splits (as compared to what is currently anticipated) or (4) any adverse change in our financial condition that would render the Stock Splits inadvisable.
     Please see the section of this Proxy Statement entitled “Stock Splits Proposal — Termination of Stock Splits” on page 52 for more information.
Unclaimed Property Laws
•	All cash amounts payable to Cashed Out Holders that remain unclaimed will be subject to applicable state laws regarding abandoned and unclaimed property.
     Please see the section of this Proxy Statement entitled “Stock Splits Proposal — Unclaimed Property Laws” on page 53 for more information.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
     When used in this Proxy Statement the words or phrases “believes,” “anticipates,” “expects,” “intends,” “estimates,” “projects,” “targeted,” “will likely result,” “are expected to,” “will continue,” or similar expressions are intended to identify “forward-looking statements.” Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from results presently anticipated or projected. The Corporation cautions you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Corporation advises readers that the Corporation’s actual results may differ materially from any opinions or statements expressed with respect to future periods contained in this Proxy Statement or in our other filings with the SEC. To the extent that there is any material change in the information contained in this Proxy Statement, the Corporation will promptly disclose the change as required by applicable SEC rules and regulations. Please see the section of this Proxy Statement entitled “Available Information.” Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:
(1)	changes in economic conditions, both nationally and in our primary market area;

(2)	changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

(3)	the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

(4)	the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

(5)	the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

QUESTIONS AND ANSWERS
     The following questions and answers are intended to briefly address commonly asked questions regarding the Special Meeting and the Stock Splits. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the exhibits to this Proxy Statement, and any information and documents referred to or incorporated by reference in this Proxy Statement.
When and Where Is the Special Meeting?
     The Special Meeting will be held at the                     , Marion, Ohio on                     , 2007, at                      ___.m., local time.
How Many Votes Do I Have?
     You will have one vote for each share that you own on the Record Date.
How Many Votes Can Be Cast By All Stockholders?
     As of the Record Date, 183,939 shares were issued and outstanding and held of record by approximately 520 stockholders.
Can I Change My Vote?
     Yes, you may revoke your proxy by either (i) submitting a new proxy with a later date or a written revocation so long as the new proxy or written revocation is received by the Corporation before the proxy is exercised or (ii) by attending the Special Meeting and voting in person or giving notice of revocation in open meeting before the proxy is exercised.
What Happens If the Meeting Is Postponed or Adjourned?
     Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.
Why Should I Vote to Approve the Stock Splits?
     The Board believes that the Stock Splits are in the best interests of all of the Corporation’s stockholders. The Stock Splits will reduce the number of record holders of our shares to below 300 persons, which will allow us to terminate the registration of the shares under the Exchange Act. The Board believes that the monetary expense and the burden to management incident to continued compliance with the Exchange Act significantly outweigh any material benefits derived from continued registration of the shares.
     The Stock Splits will also serve as a source of liquidity for those stockholders who receive cash for their shares. The Stock Splits provide Cashed Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees.

How Will the Stock Splits Affect the Day-to-Day Operations?
     The Stock Splits will have very little effect on the Corporation’s and the Bank’s business and operations. Except with respect to the amendments to the Corporation’s Articles to provide for the Stock Splits, the charter documents of the Corporation will remain in effect. No changes to the charter documents of the Bank are proposed in connection with the Stock Splits. After the Stock Splits are completed, the officers and directors of the Corporation and the Bank will continue to hold the positions they currently hold, and the Corporation and the Bank will continue to be regulated by the same agencies as before the Stock Splits (except that the Corporation will no longer be required to file periodic reports with the SEC).
How Was the Cash Price for Shares Determined?
     The Board retained Austin Associates, LLC, an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to assist the Board in determining the Cash Out Price for the shares to be purchased by the Corporation. Austin Associates, LLC delivered a valuation report to the Board valuing the shares at $87.00 per share. The Board considered the independent valuation and other factors and determined that the Cash Out Price should be $95.00 per share. Subsequently, Austin Associates, LLC issued the Fairness Opinion to the Board that the Cash Out Price is fair, from a financial point of view, to both the Cashed Out Holders and the Continuing Holders. A copy of the Fairness Opinion is attached for your review as Exhibit A to this Proxy Statement.
May I Obtain a Copy of Austin Associates, LLC’s Valuation Report?
     In connection with the Fairness Opinion, Austin Associates, LLC has prepared and delivered to the Corporation a valuation report that details the valuation principles and methodologies used to determine the fairness of the proposed transaction. You or your representative (designated in writing) may inspect and copy the valuation report at the Corporation’s principal executive offices located at 111 South Main Street, Marion, Ohio 43302, or you may request a copy of the report at your expense upon written request to the following address: Ohio State Bancshares, Inc., P.O. Box 1818, Marion, Ohio 43302.
     The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including the Corporation, who file electronically with the SEC. The address of that website is http://www.sec.gov. The Corporation has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this Proxy Statement. As permitted by the SEC, this Proxy Statement omits certain information contained in the Schedule 13E-3. A copy of the valuation report is attached as an exhibit to the Schedule 13E-3 and is available for inspection electronically at the SEC’s website.
When Will the Stock Splits Be Completed?
     We plan to complete the Stock Splits as soon as practicable after the Special Meeting so that we can immediately take measures to suspend our filing obligations with the SEC.

What Happens to Me if I Own 150 or More Shares?
     If you own 150 or more shares in at least one account on the Effective Date, the shares in that account will not be cashed out in the Stock Splits. This is true whether your shares are held in “street name” or in a record account.
If I Am Cashed Out, Will I Receive Any Dividends?
     Each stockholder will be entitled to receive dividends on his or her shares that are declared prior to the Effective Date of the Stock Splits, even if the dividend is not paid until after the Stock Splits have been completed, provided that the stockholder held the shares on the record date for the dividend. Historically, the Board has declared dividends on a semiannual basis. The most recent dividend was paid to shareholders on December 8, 2006, and the next dividend is not anticipated until June of 2007. The Board expects the Stock Splits to be consummated prior to the record date for the next anticipated dividend to shareholders. Accordingly, if you are stockholder that will be cashed out in the Stock Splits, you will not be entitled to receive the dividend anticipated for payment in June of 2007.
     Following the Stock Splits, Cashed Out Holders will not receive any other dividends declared by the Board or participate in any appreciation in the value of the Corporation’s shares.
Should I Send In My Certificates Now?
     No. As soon as practicable after the Stock Splits are completed, all stockholders owning less than 150 shares will receive a transmittal letter providing written instructions for exchanging share certificates for cash. If you will continue as a stockholder after the Stock Splits, you will not receive a transmittal letter or a new stock certificate.
Who Can Help Answer My Questions?
     If you have any questions about the Special Meeting or any of the items to be considered by the stockholders at the Special Meeting, or if you need additional copies of the enclosed materials or proxy, you should contact Gary E. Pendleton, President and Chief Executive Officer, or Todd M. Wanner, Senior Vice President and Chief Financial Officer, at (740) 387-2265. Written requests should be delivered to the following address: Ohio State Bancshares, Inc., P.O. Box 1818, Marion, Ohio 43302.
What Do I Need to Do Now?
     Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Special Meeting. If you sign and return your proxy but do not include instructions on how to vote, your shares will be voted “FOR” the proposal to amend the Corporation’s Articles to effect the Stock Splits.
     For a more complete description of voting at the Special Meeting, see the section below entitled “Meeting and Voting Information.”

SPECIAL FACTORS
Purpose of and Reasons for the Stock Splits
     General. The purpose of the reverse stock split is to terminate the Corporation’s status as a public reporting company with the SEC. As a result of the reverse stock split and the repurchase of the resulting fractional shares from holders of fewer than 150 shares, we expect to have fewer than 300 record stockholders, which would allow us to terminate the registration of our shares under the Exchange Act. If the Stock Splits are completed, we intend to file a form (the “Form 15”) with the SEC to deregister the Corporation’s shares. Upon filing the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after the filing of the Form 15. Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or again have record holders of common shares in excess of 300. In addition, we will not be required to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act until such time as we have more than 500 record holders of our common shares.
     The primary reason for undertaking the reverse stock split is the reduction of costs related to compliance with the federal securities laws. Such compliance requires significant expense and administrative burden which tend to have a disproportionate impact on companies of smaller size and market capitalization, such as the Corporation. As discussed more thoroughly below, the reverse stock split will dramatically reduce this expense and burden as management will no longer be required to prepare and review filings with the SEC. Instead, management can focus its time and attention on revenue-enhancing activities.
     The forward stock split which will immediately follow the reverse stock split is not necessary to reduce the number of record holders of the Corporation’s shares and deregister with the SEC. Rather, the purpose of the forward stock split is to return the number of shares held by each respective Continuing Holder to that which each held immediately prior to the reverse stock split. Without the forward stock split, the shares would have an unusually high per share value, which would tend to further decrease the liquidity of our shares.
     Reduced Costs and Expenses. We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us as a public reporting company. As described below, these costs include, among other things, management’s substantial time and energy spent preparing and reviewing our public filings and legal and accounting fees associated with the preparation and review of such filings. Since the passage of the Sarbanes-Oxley Act in 2002, in particular, our public company expenses have increased significantly and continue to do so.
     When the Sarbanes-Oxley Act was adopted, we realized that we would incur additional expenses in order to comply with the new requirements of the Act. We did not choose to deregister in 2002, however, because much of the Act had yet to be implemented and the extent of the increased costs was not yet known. We now expect our legal and professional costs related to SEC compliance to increase from approximately $112,000 in 2006 to an estimated $194,000 in 2007 and $236,000 in 2008. We believe that these increases will result primarily from costs associated with compliance with the Sarbanes-Oxley Act and particularly with respect to the internal control audit requirements imposed by Section 404 thereof, which will become effective for fiscal year 2007. Implementing Section 404 of the Sarbanes-Oxley Act would require significant expenditures, including fees to third parties for compliance planning, assessment, documentation and testing, as well as a significant investment of time and energy by the management and employees of the Corporation and the Bank. We expect that Section 404 compliance will cause significant increases in our annual audit and other expenses going forward. For smaller public companies, such as the Corporation, these costs represent a larger portion of revenues than they do for larger public companies.
     Not all of our reporting costs will be eliminated by deregistration. We will continue to comply with all federal reporting requirements applicable to the Corporation as a bank holding company and to the Bank as a state-chartered non-Federal Reserve member bank. Also, we currently intend to continue to provide our stockholders with annual audited financial statements and proxy statements, although we are not required to do so. These documents may not be as detailed or extensive as those required of a public reporting company.
     The Board believes that deregistering our shares and eliminating the Corporation’s periodic reporting obligations under the Exchange Act will ultimately result in recurring annual cost savings of approximately $175,000. These estimated cost savings are described in greater detail below and include fees and expenses that we have historically incurred and additional expenses that we expect to incur, such as fees and expenses relating to compliance with the Sarbanes-Oxley Act and associated regulations.

	Actual 2006	Projected 2007		Projected 2008
	Expenses	Expenses		Expenses
		As a Public	As a Private	As a Public	As a Private
		Company	Company	Company	Company
Audit and related 10-KSB & 10-QSB review	70,000	74,500	40,000	78,900	42,400
Internal Audit	23,000	30,000	23,500	32,000	24,000
SOX 404 Documentation & Testing	—	50,000	—	35,000	—
Compliance	18,000	18,000	13,000	18,000	13,000
Tax Preparation & Consulting	7,000	7,500	7,500	8,000	8,000
Information Technology	5,000	25,000	5,000	25,000	5,000
SOX 404 Attestation	—	—	—	50,000	—
SEC Counsel	8,980	9,000	—	9,200	—
SEC Processing & Filing Fees	6,600	6,800	—	7,000	—
Proxy & Annual Report Printing and Mailing Costs	3,500	3,600	1,000	3,800	1,000
Totals	142,080	224,400	90,000	266,900	93,400

Projected 2007 Savings	$134,400
Projected 2008 Savings	$173,500

     The estimated annual cost savings primarily reflect, among other things: (1) a reduction in audit and related fees; (2) a reduction in legal fees related to securities law compliance; (3) the elimination of filing costs and expenses associated with electronically filing periodic reports and other documents (such as proxy statements) with the SEC; (4) the lower printing and mailing costs attributable to the reduction in the number of stockholders and the reduced disclosure requirements; and (5) the audit savings due to the Corporation not being subject to the public company provisions of the Sarbanes-Oxley Act.
     The estimated savings do not reflect other less quantifiable potential cost savings, such as: (1) eliminating the time expended by senior executives in connection with the management and oversight of the SEC compliance process; (2) eliminating the potential need to hire additional personnel for Section 404 compliance purposes; (3) the lower risk of liability that is associated with non-reporting company status and the expected decrease in premiums for directors’ and officers’ liability insurance; and (4) the savings in the expenses incurred by the Bank, as the Corporation’s transfer agent (the “Transfer Agent”), that are expected because of the reduction in the number of stockholder accounts to be handled by the Transfer Agent.
     Management expects the Projected 2008 Savings to be indicative of the Corporation’s annual cost savings going forward thereafter. However, the annual cost savings described above are only estimates. The actual savings that we may realize from going private may be higher or lower than these estimates. The estimates are based upon: (1) the actual costs incurred by the Corporation in 2006 for the indicated services; and (2) management’s estimates of such expenses for the 2007 and 2008 fiscal years. In some instances, these cost savings expectations were based on verifiable assumptions. For example, our auditing fees will be reduced if we cease to be a public reporting company because fees for interim services will be eliminated. In addition, the costs associated with retaining legal counsel to assist us in complying with Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC.
     Operational Flexibility. The Stock Splits (and the subsequent deregistration) also would provide the Corporation with increased operational flexibility. The Board believes that ceasing to be a public reporting company would enable management to focus more on the Corporation’s long-term growth without the burden of SEC reporting requirements and other aspects of being a public company.
     Conclusion. In light of the foregoing, the Board believes the benefits the Corporation receives from maintaining its status as a public reporting company and maintaining its small stockholder accounts are substantially outweighed by the associated costs and expenses. The Board believes that it is in the Corporation’s best interests to eliminate the administrative burden and costs associated with maintaining its status as a public reporting company and its small stockholder accounts.
Effects of the Stock Splits
     General. The primary effect of the Stock Splits will be to reduce the number of record holders of the Corporation’s shares from approximately 520 to approximately 220. This reduction would allow us to deregister our shares under the Exchange Act because we would have less than 300 record stockholders. Deregistration would eliminate our duty to file periodic reports with the SEC. The elimination of our reporting obligations under the Exchange Act may further reduce the existing limited trading market for the Corporation’s shares. After deregistration of our shares, we will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that the Corporation’s officers certify as to the accuracy of the Corporation’s financial statements. Please see the section of the Proxy Statement entitled “Special Factors – Effects of the Stock Splits – Effects on the Corporation” for a description of the events that would cause us to become a public reporting company following the Stock Splits.
     The Stock Splits also will have an impact on certain persons and groups as described below.
     Effects on Cashed Out Holders. Upon completion of the Stock Splits, Cashed Out Holders (i.e., holders of less than 150 shares immediately before completion of the Stock Splits):
•	Will receive the Cash Out Price per share in a taxable transaction, without paying brokerage commissions or other transaction fees;

•	Will have their shares cancelled, which means that they will no longer be a stockholder of the Corporation and will not be able to participate in the Corporation’s future earnings or growth; and

•	Will receive no interest on cash payments owed to them by the Corporation as a result of the Stock Splits.
     For a discussion of the federal income tax consequences of the Stock Splits, please see the section of this Proxy Statement entitled “Stock Splits Proposal — Material Federal Income Tax Consequences.”
     It is also important for stockholders to understand how shares that are held in “street name” will be treated for purposes of the Stock Splits. Stockholders who have transferred their shares into a brokerage or custodial account are no longer shown on our stockholder records as the record holder of these shares. The brokerage firms or custodians can hold the shares directly, but more typically such entities deposit all such shares with a single nominee, such as Cede & Co. This is what is meant by “street name.”
     The structure of this transaction will focus on the number of shares held by record holders. Thus, beneficial owners of less than 150 shares holding these shares in “street name” will not be required to cash in their shares if the record holder of such shares holds 150 or more shares prior to the Stock Splits. If your shares are held in “street name,” you should contact your broker or bank or other nominee (“broker”) to (1) determine whether or not your shares are eligible to be cashed out in the Stock Splits, and (2) instruct your broker as to how you would like to proceed.
     If you hold less than 150 shares and would like to continue to be a stockholder after the Stock Splits (without being cashed out), you may do so by taking one of the following actions far enough in advance of the Effective Date so that the transaction has been completed by the Effective Date:
•	Purchase a sufficient number of additional shares, if available, on the open market and have them registered in your name and consolidated with your current record account (if you are a record holder), so that you hold at least 150 shares in your record account immediately before the Effective Date. Due to the limited market for the Corporation’s shares, there is no assurance that you will be able to purchase enough shares to remain a stockholder of the Corporation.

•	If applicable, consolidate accounts in which you hold an interest so that you hold at least 150 shares in a record account before the Effective Date.
     Effects on Continuing Holders. If the Stock Splits are completed, Continuing Holders (i.e., holders of 150 or more shares immediately before the Stock Splits):
•	Will hold the same number of shares as they did before the Stock Splits;

•	Will not receive cash for any portion of their shares;

•	May experience a further reduction in the liquidity of their shares;

•	Will experience a nominal increase in their ownership percentage of the Corporation’s shares, the exact extent of which will vary based on respective levels of ownership; and

•	Will have access to less information about the Corporation.
     After deregistration of our shares, the Corporation’s shares will no longer be eligible for trading or quotation on any national securities exchange, such as NASDAQ, NYSE or Amex. Our common shares are currently quoted by a number of quotation services, including the Over the Counter Bulletin Board (the “OTCBB”) and the Pink Sheets Electronic Quotation Service (the “Pink Sheets”), as well as by Community Banc Investments, New Concord, Ohio (“CBI”), each of which handles a limited amount of the Corporation’s stock transactions. The OTCBB and the Pink Sheets are both quotation services for “over-the-counter securities,” which are generally considered to be any equity securities not otherwise listed on a national exchange, such as NASDAQ, NYSE or Amex. CBI is a licensed intrastate securities dealer that specializes in marketing the stock of independent banks in Ohio.
     NASDAQ operates the OTCBB service and permits NASD members to quote any over-the-counter security that is current in certain required regulatory filings. The Pink Sheets is a privately owned company that permits NASD members to quote any OTC security and does not maintain regulatory filing requirements. An over-the-counter security can be dually quoted on both the OTCBB and the Pink Sheets.
     Because the OTCBB and Pink Sheets are quotation services for market makers, and not issuer listing services or exchanges, there are no specific quantitative and qualitative listing and maintenance standards that must be met by an over-the-counter issuer. The securities of issuers like the Corporation that are subject to oversight by one or more of the federal bank regulatory agencies are eligible for quotation by a market maker on the OTCBB so long as the issuer remains current in its required filings with the appropriate agency. Following the Stock Splits, the Corporation’s shares would continue to qualify for trading on the OTCBB, provided that the

Corporation continues to make timely quarterly filings with the Federal Reserve Bank of Cleveland and so long as it provides a copy of such filings to the NASD under NASD Rule 6530. In addition, the shares of the Corporation’s common stock would likely continue to be eligible for trading on the Pink Sheets and through CBI. However, the Corporation has taken no action with respect to the continued trading of its shares on any of these quotation services following the consummation of the Stock Splits. Consequently, the Corporation can make no assurances regarding whether any market makers will continue to quote the Corporation’s shares following the consummation of the Stock Splits.
     We intend to apply to the SEC to deregister our shares as soon as practicable after completion of the Stock Splits. Upon deregistration of our shares, we will no longer be required to file periodic reports with the SEC and we will not be required to comply with the requirements of the SEC’s proxy rules. Although there is no requirement that we do so, we currently intend to continue to provide annual audited financial statements and proxy statements to our stockholders. If provided, these documents may not be as detailed or extensive as the information we currently file with the SEC and deliver to stockholders and our financial statements may not be accompanied by management’s discussion and analysis. In addition, under Ohio law, our stockholders will continue to have access, for any reasonable and proper purpose, to certain of our corporate records upon prior written request stating the specific purpose thereof. It will, however, be more difficult for our stockholders to obtain information about us.
     If you hold 150 or more shares and you would prefer to be completely cashed out in the Stock Splits, you may do so by taking one of the following actions far enough in advance of the Effective Date so that the transaction has been completed by the Effective Date:
•	Sell enough shares in the open market so that you hold less than 150 shares as of the Effective Date. Due to the limited market for the Corporation’s shares, there is no assurance that you will be able to sell enough shares to reduce your holdings to less than 150 shares.

•	If you hold shares in “street name,” contact your broker to find out how the Stock Splits will affect you. If you hold fewer than 150 shares and your broker determines that you will not be cashed out in the Stock Splits, you can ensure that you will be cashed out by transferring your shares into a record account with the Corporation before the Effective Date.
     Surrender of Share Certificates. With respect to Cashed Out Holders, all share certificates evidencing ownership of shares outstanding prior to the Stock Splits will, after the Effective Date, be deemed to represent the right to receive $95.00 for each share being repurchased in lieu of issuing fractional shares. Cashed Out Holders will receive a transmittal letter from us as soon as practicable after the Stock Splits are completed. The transmittal letter will contain instructions on how to surrender your existing share certificate(s) to the Transfer Agent for your cash payment. You will not receive your cash payment until you surrender your outstanding share certificate(s) to the Transfer Agent, along with a completed and executed copy of the transmittal letter. Do not send your share certificate(s) with your proxy. Please wait until you receive your transmittal letter to surrender your share certificate(s) to the Transfer Agent. The Common Shares acquired in connection with the Stock Splits will be cancelled.
     Continuing Holders will not receive a transmittal letter or a new stock certificate.
     Effects on the Corporation. We intend to file a Form 15 with the Securities and Exchange Commission (the “SEC”) to apply to terminate the registration of our shares and suspend our filing obligations as soon as practicable after completion of the Stock Splits. Upon filing the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after the filing of the Form 15. Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or again have record holders of common shares in excess of 300. In addition, we will not be required to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act until such time as we have more than 500 record holders of our common shares. However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and we will also continue to be subject to regulation by the Federal Reserve, the FDIC and the Ohio Division of Financial Institutions, as applicable to bank holding companies and Ohio chartered, non-Federal Reserve member banks.
     As a result of the deregistration of our shares, we estimate that we will save approximately $175,000 in annual costs associated with being a public reporting company. Our management and employees also will be able to use the time and energy they currently spend preparing and reviewing SEC filings on other aspects of our operations. These anticipated savings are discussed under the heading “Purpose of and Reasons for the Stock Splits — Reduced Costs and Expenses” above.
     Although we will no longer be a public reporting company, we expect our business and operations, and the business and operations of the Bank, to continue as they are presently conducted. The executive officers and directors of the Corporation and the Bank will not change due to the Stock Splits. The Bank’s deposits will continue to be insured by the FDIC and we will continue to be regulated by the same bank regulatory agencies. We expect to realize time and cost savings as a result of terminating our public reporting company status, and we intend to invest those savings in other areas of our business operations. Other than as described in this Proxy Statement, neither the Corporation, the Bank nor their management has any current plans or proposals to do any of the following: effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); sell or transfer any material amount of the Corporation’s or the Bank’s assets; change the composition of the Board or management of the Corporation or the Bank; change materially the Corporation’s indebtedness or capitalization; change the Corporation’s dividend policy; or otherwise effect any material change in the Corporation’s corporate structure or business.

     Currently, we have no plans to issue shares of the Corporation after the Stock Splits, but we reserve the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in the Corporation’s best interests. If, in the future, the Board determines that the adoption of a new option plan would be beneficial to the Corporation, it may, in its discretion, adopt such a plan without stockholder approval. The exercise of options granted under any newly adopted plan would reduce the ownership percentage of the Corporation’s stockholders at the time. Holders of the Corporation’s shares do not currently have, and will not have, any preemptive or other preferential rights to purchase any equity securities that we may issue in the future, unless such rights are specifically granted to such holders.
     After the Stock Splits are completed, we may, from time to time, repurchase the Corporation’s shares in privately negotiated sales or other transactions. Whether or not we purchase shares in the future will depend on a number of factors, including the Corporation’s financial condition, operating results and available capital at the time.
     Effects on Rights of Shares. The rights associated with the Corporation’s shares will be unaffected by the Stock Splits, and there will be no changes with respect to dividend, voting, liquidation or other rights associated with the shares. Except for Lowell E. Thurston, Ted M. McKinniss, Steven M. Strine and Todd M. Wanner, all of the directors and executive officers of the Corporation currently hold more than 150 shares and will remain stockholders of the Corporation after the Stock Splits. Messrs. Strine and Wanner, each of whom is an executive officer of the Corporation, will be cashed out in connection with the Stock Splits. Prior to the Effective Date, Messrs. Thurston and McKinniss, each of whom is a director, intend to aggregate their respectively held shares into a joint account which will have in excess of 150 shares. Please see the section below entitled “Information About the Corporation — Directors and Executive Officers and Principal Holders” for more information.
     Effects on the Corporation’s Executive Officers, Directors and Affiliates. If we complete the Stock Splits and deregister, our affiliates, consisting of our executive officers, directors and any stockholders who own more than ten percent (10%) of the Corporation’s shares, will be relieved from complying with the stock ownership reporting requirements and “short swing profit” trading restrictions under Section 16 of the Exchange Act, as well as many of the provisions of the Sarbanes-Oxley Act. Our affiliates also will lose the ability to dispose of their shares pursuant to Rule 144 under the Securities Act.
     We expect that upon the completion of the Stock Splits, our executive officers and directors will own approximately 20.93% of the then outstanding shares of the Corporation, as compared to approximately 18.79% before the Stock Splits. This increase in aggregate ownership is discussed in more detail under the heading “Information About the Corporation — Directors and Executive Officers and Principal Holders.”
Financing, Source of Funds and Expenses
     It is expected that the entire $1.85 million necessary to pay the Cash Out Price to Cashed Out Holders will come from the working capital of the Corporation, and the Corporation currently has no alternative plan for financing the Stock Splits.

     In addition to the Cash Out Price described above, the Corporation also will pay all of the expenses related to the going private transaction. We estimate that these expenses will be as follows:

Legal Fees	$85,000
Accounting Fees	5,000
Filing Fees	500
Financial Advisory / Valuation Fees	25,000
Printing and Mailing Costs	5,000
Proxy Solicitor Fees	0
Other	5,000

Total	$125,500

Alternatives to the Stock Splits
     In making its determination to proceed with the Stock Splits, the Board considered the potential feasibility of the alternative transactions described below. The Board did not investigate the potential costs of the transactions listed below because it determined that they either had no certainty of sufficiently reducing the number of the Corporation’s stockholders or had other features which could possibly add to the expense and the uncertainty of the transaction.
     Issuer Tender Offer. The Board considered the feasibility of an issuer tender offer to repurchase the Corporation’s shares. The primary disadvantage of this type of transaction is that, due to its voluntary nature, we would have no assurance that enough shares would be tendered to sufficiently reduce the number of the Corporation’s stockholders. In addition, the rules governing tender offers require equal treatment of all stockholders, including pro rata acceptance of offers from stockholders. These requirements make it difficult to ensure that we would be able to sufficiently reduce the number of stockholders of record to permit us to deregister the Corporation’s shares. Under this alternative, we could incur the expense of repurchasing numerous shares and still be unable to deregister. As a result of these disadvantages, the Board determined not to pursue this alternative.
     Odd-Lot Tender Offer. Another option considered by the Board was an odd-lot tender offer. In an odd-lot tender offer we would offer to repurchase, at a designated price per share, shares held by any holder of less than 100 shares. Unlike general tender offers, which require the Corporation to permit all stockholders to participate equally, there is an exception for tender offers to holders of less than 100 shares. However, even assuming all holders of less than 100 shares participated in the tender, the concomitant reduction in the number of our record holders would not be sufficient to get the Corporation comfortably below the 300 record holder threshold required for deregistration. As a result, the Board rejected this alternative.
     Traditional Stock Repurchase Program. The Board also considered a plan whereby the Corporation would periodically repurchase the Corporation’s shares on the open market at then-current market prices. The Board rejected this type of transaction because repurchasing a sufficient number of shares in this manner likely would take an extended period of time and provide no certainty of success. In addition, the costs of the transaction would not be readily determinable because market prices of the Corporation’s shares may fluctuate during the course of the plan.
     Cash-Out Merger. The alternative considered by the Board which is most similar to the Stock Splits is a merger with a shell corporation and the reissuance of stock to the stockholders of the newly-formed entity. The share exchange would be such that stockholders owning less than 150 shares prior to the merger would be cashed out, and stockholders owning more than 150 shares would become stockholders of the newly-formed entity. The Board of Directors concluded that the cash-out merger was not a preferable alternative because it required the formation of a new entity and more documentation than the Stock Splits, including a detailed plan of merger, and likely generated more regulatory issues and costs than the Stock Splits. This particular structure also would have provided every shareholder of the Corporation, including stockholders not being cashed out pursuant to the terms of the marger, with the right to “dissent” from the merger and demand the fair cash value of their shares from the Corporation, so long as such shareholders complied with the provisions of Section 1701.85 of the Ohio Revised Code. Consequently, structuring the transaction to provide dissenters’ rights of appraisal could have the effect of materially increasing the aggregate number of shares being repurchased in connection with the transaction beyond just those held by stockholders owning fewer than 150 shares. With that in mind, the Board concluded that structuring the transaction to provide dissenters’ rights of appraisal would make it impossible for the Board and management to calculate the aggregate cost of the transaction with reasonable certainty, given the impossibility of determining which stockholders owning more than 150 shares, if any, might exercise their right to dissent under the Ohio statute.
     Cost certainty is important primarily because the Federal bank regulatory agencies expect banks and bank holding companies to maintain capital levels consistent with general notions of safety and soundness. In that regard, certain risk-adjusted capital guidelines for insured institutions have been developed by the regulatory agencies which involve a mathematical process of assigning various risk weights to different classes of assets, then evaluating the sum of the risk-weighted balance sheet structure against the Bank’s capital base. For purposes of these calculations, at least half of the Bank’s total capital is required to be “Tier 1 Capital,” which is defined to include common equity, retained earnings, and a limited amount of perpetual preferred stock less certain intangible items. The remainder may consist of a limited amount of subordinated debt, other preferred stock, and a portion of the loan loss reserves. Under this system, an institution is generally considered to be “well capitalized” if it has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6% and a Tier 1 leverage capital ratio of at least 5%. At March 31, 2007, the Bank satisfied all requirements for inclusion in the “well capitalized” category with a total risk-based capital ratio of 11.8%, a Tier 1 risk-based capital ratio of 11.0% and a Tier 1 leverage capital ratio of 8.7%. Management believes it is important to maintain capital at a level sufficient to be classified as well capitalized pursuant to the Federal regulatory guidelines.
     Consequently, given the uncertainty of the aggregate cost of the transaction that would result from using a cash-out merger structure, management determined that it was preferable to utilize a structure that would allow the Corporation to meet its objectives without subjecting it to the risk of an unacceptable decrease in its capital ratios.
     Please see the section of this Proxy Statement entitled “Stock Splits Proposal – Unavailability of Appraisal or Dissenters’ Rights” on page 52 for additional information regarding dissenters’ rights of appraisal.
     Maintaining the Status Quo. The Board also considered maintaining the status quo. In that case, we would continue to incur the significant expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status. The Board believes that maintaining the status quo is not in the best interests of the Corporation and its stockholders and rejected this alternative.
Fairness of the Stock Splits
     The Board has determined that the Stock Splits are substantively and procedurally fair to unaffiliated Cashed Out Holders. The Board has also determined that the Stock Splits are substantively and procedurally fair to unaffiliated Continuing Holders. After consideration of all aspects of the Stock Splits, as described below, all of our directors approved the Stock Splits, including all six non-employee directors and the one director who is an executive officer of the Corporation. Except for the unanimous vote of the Board to approve the Stock Splits and its recommendation that the Corporation’s stockholders approve the Stock Splits, we are not aware of any recommendations by any of our executive officers, directors or affiliates in support of or opposed to the Stock Splits.
     Procedural Fairness. The Board determined that the Stock Splits are procedurally fair to unaffiliated Cashed Out Holders and also determined that the Stock Splits are procedurally fair to unaffiliated Continuing Holders. In determining the procedural fairness of the Stock Splits, the Board considered the factors discussed below. The Board did not assign specific weight to the following factors in a formulaic fashion, but did place special emphasis on the fact the Stock Splits were unanimously approved by all six non-employee members of the Board of Directors.

     Transaction Structured for Approval in Accordance with Ohio law. Section 1701.71 of the Ohio Revised Code provides that the shareholders, at a meeting held for that purpose, may adopt an amendment to the articles of incorporation by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the corporation on the proposal or, if the articles provide or permit, by the affirmative vote of a greater or lesser proportion, but not less than a majority, of such voting power. Article Fifth of the Corporation’s Articles of Incorporation expressly provides that any amendment, subject to limited exceptions, may be made from time to time by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation. The transaction has been structured by the Board in accordance with the approval requirements set by the shareholders in the Amended Articles of Incorporation as permitted under Ohio law. As discussed more thoroughly below, the Board did not structure the Stock Splits to require any additional approval of the Corporation’s unaffiliated stockholders or any other subset of the Corporation’s common shareholders.
     The Stock Splits have been Unanimously Approved by the Independent Directors. As mentioned above, only one of the Corporation’s seven directors, Gary E. Pendleton, is an employee of the Corporation. Another director, Ted M. McKinniss, is of counsel to Kegler, Brown, Hill and Ritter, LPA, a law firm with offices in Columbus and Marion, that provides legal services to both the Corporation and the Bank. Another director, Thurman Mathews, owns controlling interests in various automobile dealerships throughout Ohio, including a number of dealerships located in the Marion area that receive fees from the Bank in connection with the origination of automobile loans. No other director has any relationship with the Corporation or the Bank that requires proxy statement disclosure, aside from loans from the Bank made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and which do not involve more than the normal risk of collectibility or present other unfavorable features. All directors, including the four directors having no employment or fee relationships with the Corporation, voted in favor of the Stock Splits. For more information regarding the Corporation’s relationships with directors McKinniss and Mathews, please see the section of this Proxy Statement entitled “Information about the Corporation – Certain Transactions.”
     Potential Ability to Control Decision to Remain a Holder of or Liquidate the Corporation’s Shares. Another factor considered by the Board in determining the procedural fairness of the Stock Splits to the Corporation’s stockholders is that current holders of fewer than 150 shares can remain stockholders of the Corporation by acquiring additional shares so that they own at least 150 shares immediately before the Stock Splits. Conversely, stockholders that own 150 or more shares and desire to liquidate their shares in connection with the Stock Splits (at the price offered) can reduce their holdings to less than 150 shares by selling shares prior to the Stock Splits. The Board did not place undue emphasis on this factor, however, because of the limited trading market for the Corporation’s shares, which are not listed on any established securities market and trade infrequently. Please see the section above entitled “Special Factors — Effects of the Stock Splits” for more information. The Board believes that this factor supports the procedural fairness of the Stock Splits to both unaffiliated Cashed Out Holders and unaffiliated Continuing Holders because these groups can take steps to control how they are treated in the Stock Splits by purchasing or selling shares, as applicable.

     Equal Treatment of Affiliated and Unaffiliated Holders of the Corporation’s Shares. The Stock Splits will not affect stockholders differently on the basis of affiliate status. The Board believed that this factor supports the procedural fairness of the Stock Splits to both unaffiliated Cashed Out Holders and unaffiliated Continuing Holders because the sole factor in determining whether a stockholder will be a Cashed Out Holder or Continuing Holder is the number of the shares held by the stockholder immediately prior to the Stock Splits. Please see the section below entitled “Stock Splits Proposal — Summary and Structure” for more information.
     Other Considerations Regarding Procedural Fairness. The Board did not structure the Stock Splits to require any additional approvals by the Corporation’s unaffiliated stockholders or any other subset of the Corporation’s common shareholders. Nor did the Board form an independent committee to evaluate the Stock Splits on behalf of unaffiliated stockholders. Additionally, the Board did not retain an unaffiliated representative to act solely on behalf of the stockholders for the purpose of negotiating the terms of the Stock Splits or preparing a report covering the fairness of the Stock Splits.
     In determining not to seek any additional or separate approval by the Corporation’s unaffiliated shareholders, the Board acknowledged that unaffiliated Continuing Holders and unaffiliated Cashed Out Holders collectively control approximately 71.6% and 10.6% of the Corporations shares entitled to vote at the Special Meeting, respectively. Given the aggregate ownership of the Corporation’s unaffiliated stockholders, the Board determined that no separate approval requirements were necessary for the protection of their interests. In addition, our executive officers and directors control approximately 18.8%, of the shares entitled to vote at the Special Meeting. Because affiliated and unaffiliated stockholders will be treated equally in the Stock Splits, if separate approval of unaffiliated stockholders were required, our affiliated stockholders would receive lesser voting rights than unaffiliated stockholders solely on the basis of their affiliate status even though they will receive no additional benefits or different treatment in the Stock Splits. The Board also determined that structuring the Stock Splits to require the separate approval of only unaffiliated Cashed Out Holders would provide those holders with undue control over the outcome of the Stock Splits relative to the unaffiliated Continuing Holders who own a much greater percentage of the Corporation. The Corporation’s executive officers and directors have indicated that they will vote in favor of the Stock Splits
     In determining not to appoint an independent committee of directors to evaluate the Stock Splits on behalf of unaffiliated stockholders, the Board relied on the fact that the Stock Splits were unanimously approved by all seven (7) members of the Corporation’s Board of Directors, including each of the six (6) non-employee members of the Board. Given the general composition of the full Board and the lack of controversy regarding the transaction among the Directors, the Board determined that any appointment of a committee comprised solely of independent Directors was unnecessary to ensure the procedural fairness of the Stock Splits transaction. The Board did, however, appoint a special committee of executive officers and directors of the Corporation (the “Ad Hoc Committee”) to assist the Board in evaluating the alternative methods of effecting a going private transaction pursuant to which the Corporation would be able to terminate the registration of its shares under the Exchange Act. Among other things, the special committee considered the advantages and disadvantages of the various alternatives to the Stock Splits and the desirability of a forward stock split immediately following the reverse stock split. The special committee did not make any determination regarding either the procedural or substantive fairness of the Stock Splits and did not make any other decisions regarding the Stock Splits. The special committee was advisory only and made limited recommendations to the Board regarding the method of effecting the going private transaction and the price at which to repurchase the shares of Cashed Out Holders.
     Additionally, the Board chose not to retain an unaffiliated representative to act solely on behalf of the stockholders for the purpose of negotiating the terms of the Stock Splits or preparing a report covering the fairness of the Stock Splits. The Board concluded that the expense of retaining an unaffiliated representative was not justified because it would add no measurable protection to the Corporation’s stockholders. The Board considered the fact that affiliated and unaffiliated stockholders will be treated equally in the Stock Splits and that the purpose of the Stock Splits is to reduce the number of the Corporation’s stockholders so that the Corporation can elect not to file reports with the SEC. Other than the deliberations of the Board, no “negotiations” regarding the Stock Splits occurred, and the Board decided the method to be used and the split ratio based solely on what it believed would be the most effective and efficient way to reduce the number of stockholders below 300.
     Finally, we have not made any special provisions in connection with the Stock Splits to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at our expense. The Board determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Stock Splits. The Board also considered the fact that under Ohio law, subject to certain conditions, stockholders have the right to review our relevant books and records. The Board does not believe that multiple legal or financial advisors are necessary because affiliated and unaffiliated stockholders are treated equally in the Stock Splits.
     Substantive Fairness. The Board determined that the Stock Splits are substantively fair to unaffiliated Cashed Out Holders and also determined that the Stock Splits are substantively fair to unaffiliated Continuing Holders. In determining the substantive fairness of the Stock Splits, the Board considered the factors discussed below. The Board did not assign specific weight to the following factors in a formulaic fashion, but did place special emphasis on the significant cost and time savings we expect to realize from deregistration and the opportunity for unaffiliated holders of the Corporation’s shares to sell their shares without brokerage fees or commissions.
     Significant Cost and Time Savings. By deregistering the Corporation’s shares and eliminating our reporting obligations under the Exchange Act, we ultimately expect to realize recurring annual cost savings of approximately $175,000. In addition, we will eliminate the time and effort currently spent by our management to prepare and review the reports we file with the SEC under the Exchange Act and will be able to reallocate this time and effort to other areas of operations. Please see the section above entitled “Special Factors — Purpose of and Reasons for the Stock Splits” for more information about these cost savings. The Board considered the impact of these costs savings and determined that they support the fairness of the Stock Splits to unaffiliated Continuing Holders. These cost savings will benefit unaffiliated Continuing Holders through anticipated increases in return on equity and earnings per share and the potential of increased dividends after the Stock Splits. Because they will no longer be stockholders after the Stock Splits, the Board did not view this factor as relevant to its determination of fairness to the unaffiliated Cashed Out Holders.
     Market Value Considerations. In making its determination regarding the substantive fairness of the Cash Out Price, the Board analyzed the market value of the Corporation’s stock, specifically taking into consideration: the Fairness Opinion and valuation report of Austin Associates, LLC; current and historical market prices for the Corporation’s common stock; and prices at which the Corporation has recently effected repurchases of the Corporation’s common stock. In the Fairness Opinion, Austin Associates, LLC stated that, in its opinion and based upon and subject to the factors and assumptions set forth therein, as of January 31, 2007, the Cash Out Price is fair, from a financial point of view, to all stockholders of the Corporation, including the unaffiliated Cashed Out Holders and the unaffiliated Continuing Holders. The valuation report included a detailed analysis of discounted cash flow value, net asset value, historical market prices and guideline transactions. The Board adopted as part of its analysis, the analyses of Austin Associates, LLC. Please see the heading “Opinion of Austin Associates, LLC” for a description of these analyses. Pursuant to its valuation analysis, Austin Associates, LLC determined that the fair market value of the Corporation’s common stock was $87.00 per share as of September 30, 2006.
     The Board also reviewed both current and historical market prices of the Corporation’s shares as reported by Community Banc Investments (“CBI”), a licensed intrastate securities dealer that specializes in marketing the stock of independent banks in Ohio and the Corporation’s most active market maker, and considered these prices when determining the fairness of the Cash Out Price. During 2006, CBI purchased shares of the Corporation at prices ranging from $90.00 to $92.00 per share, and during the first quarter of 2007, CBI purchased shares of the Corporation at prices ranging from $92.00 to $94.50. The Board did not place undue emphasis on the high trade during the first quarter of 2007, which represented one isolated transaction for 15 common shares in the aggregate. A schedule showing all purchases executed by CBI during both 2006 and the First quarter of 2007 is provided below. As of May 4, 2007 CBI’s per share bid price for the Corporation’s common stock was $92.00.

Trade		Price
Date	Number of Shares Purchased	Per Share

1/9/2006	100	$90.00
2/13/2006	50	$90.00
2/23/2006	31	$90.00
3/14/2006	450	$90.00
4/18/2006	5	$90.00
4/20/2006	700	$90.00
4/24/2006	408	$90.00
5/3/2006	100	$90.00
5/8/2006	4,000	$90.00
5/15/2006	100	$90.00
6/8/2006	369	$92.00
6/30/2006	436	$92.00
7/5/2006	200	$92.00
7/5/2006	35	$92.00
7/6/2006	600	$92.00
7/27/2006	550	$92.00
8/9/2006	100	$92.00
8/9/2006	1,000	$92.00
8/10/2006	100	$92.00
8/22/2006	100	$92.00
8/25/2006	73	$92.00
9/11/2006	200	$92.00
9/11/2006	200	$92.00
9/19/2006	82	$92.00
9/26/2006	685	$92.00
9/29/2006	679	$92.00
10/3/2006	10	$92.00
10/3/2006	20	$92.00
10/16/2006	480	$92.00
10/16/2006	100	$92.00
10/27/2006	20	$92.00
1/16/2007	15	$92.00
1/19/2007	200	$94.25
1/22/2007	194	$92.00
2/2/2007	350	$92.00
2/2/2007	15	$94.50
2/21/2007	200	$92.00
3/16/2007	275	$93.00
5/8/2007	100	$92.00

Total	13,332
     Please see the section of this Proxy Statement entitled “Information About the Corporation - Market Price and Dividend Information” on page 68 for additional information regarding historical bid/ask quotations.
     The Board also considered the Corporation’s repurchases of its own common stock since the beginning of 2006. During that period, the Corporation repurchased blocks of its common shares on six occasions. Between April 26, 2006 and May 10, 2006, the Corporation purchased a total of 5,000 shares of its common stock from CBI in four separate transactions, each at the price of $90.90 per share. In addition, on May 19, 2006 and October 10, 2006, the Corporation acquired 1,061 shares in two separate transactions, each at the price of $93.00 per share. The Board did not place undue emphasis on this factor because the repurchases were relatively isolated.
     Based on the foregoing considerations, the Board determined that $95.00 per share represented fair consideration to the unaffiliated Cashed Out Holders. The Board also determined that $95.00, although fair to unaffiliated Cashed Out Holders, was not so high as to be unfair to the unaffiliated Continuing Holders. In reaching this determination, the Board noted that the Cash Out Price of $95.00 represents per share premiums of: $8.00 (9.2%) over the $87.00 fair market value determined by Austin Associates, LLC; $3.00 (3.3%) over the high trade for 2006 of $92.00 (which is also the current per share bid price being quoted by CBI); and $2.00 (2.2%) over the most recent repurchase by the Corporation of $93.00. However, the Board concluded that any of the premiums quantified above are justified because Cashed Out Holders will forfeit their right to sell their shares at a time and for a price of their choosing, and not be given the opportunity to benefit from the projected cost savings anticipated as a result of the Stock Splits. At the same time, the Board determined that no premium indicated above is so high as to be unfair to the unaffiliated Continuing Holders, who will have the opportunity to benefit from the anticipated cost savings related to going private. Finally, the Stock Splits also provide unaffiliated Cashed Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees. Consequently, based on the valuation and historical prices described above, the Board concluded that a Cash Out Price of $95.00 would be fair to unaffiliated Cashed Out Holders and unaffiliated Continuing Holders.
     Net Book Value. The Board reviewed the Corporation’s net book value per share in determining the fairness of the Cash Out Price but did not view it as being as relevant as the considerations addressed above. Net book value is based upon the historical cost of a company’s assets. The value of items such as a positive business reputation, a trained workforce and established customer accounts are not taken into account in computing net book value. Our book value per share as of December 31, 2006, was $60.76. The Cash Out Price of $95.00 exceeds our book value per share by a large margin (57.1%) and, consequently, the Board believes that the Cash Out Price is fair to unaffiliated Cashed Out Holders in light of our net book value.
     On a pro forma basis at December 31, 2006 and assuming the repurchase of 19,500 common shares, our book value per share would decrease from $60.76 to $56.70 per share, or 6.7%, as a result of the Stock Splits. Assuming the reduction in the number of shares outstanding after the Stock Splits (without adjusting earnings to take into account the cost of the Stock Splits and without giving effect to any cost savings), earnings per share would increase $0.32, or 11.6%. The Board expects that the positive effect of cost savings, including anticipated improvement in earnings per share and return on equity, and the potential for increased dividends per share will quickly offset the reduction in book value per share and supports the fairness of the Stock Splits to unaffiliated Continuing Holders.
     Liquidation Value. In determining the fairness of the Stock Splits to unaffiliated Cashed Out Holders and unaffiliated Continuing Holders, the Board did not assign any weight to the Corporation’s liquidation value. Most of the Corporation’s assets are financial assets, and their liquidation value roughly approximates their book value. If our assets were sold in an orderly liquidation, some loans and deposits may be sold at a slight premium over book value, but other assets may be sold at a discount. The liquidation process would also involve additional legal fees, costs of sale and other expenses.
     Going Concern Value. The Board also reviewed the valuation of our shares as a going concern. The value of the Corporation as a going concern takes into consideration, among other things, the Corporation’s business reputation, established customer base and trained and experienced employees and management. The Board believes that an indicator of the Corporation’s value as a going concern is the value of companies comparable to the Corporation and, as part of its review, the Board considered Austin Associates, LLC’s analysis regarding our peer groups and the comparison of our key pricing ratios compared to those of our peer groups. This analysis is discussed later in this Proxy Statement under the heading “Opinion of Austin Associates, LLC.” The Board reviewed and concurred with Austin Associates, LLC’s analysis which reflects that our pricing ratios are consistent with the pricing ratios of the selected peer groups.
     Minimum Effect on Relative Voting Power. The shares subject to the Stock Splits are the only voting shares of the Corporation and will continue to be the only voting shares after the Stock Splits. The voting and other rights of the Corporation shares will not be affected by the Stock Splits. The Stock Splits will have a minimal effect on the relative voting power of Continuing Holders. The Corporation currently has 183,939 common shares issued and outstanding. Of this amount, the Corporation expects to repurchase an estimated 19,500 shares in connection with the Stock Splits, which represents approximately 10.6% of the Corporation’s current number of outstanding shares. As a result, the ownership percentage of each common share held by a Continuing Holder will increase by approximately 0.00000064 (or 0.000064%), and the ownership percentage of a particular Continuing Holder will increase depending on the respective number of shares held thereby. The following table demonstrates the relative increase in ownership that would result from completing the Stock Splits for holders of 5,000, 10,000, 15,000 and 20,000 of the Corporation’s common shares, respectively.

	Percentage based on	Percentage based on	Percentage increase
Number of Shares	183,939 shares issued	164,439 shares issued	as a result of the
Held	and outstanding	and outstanding	Stock Splits
5,000	2.7%	3.0%	0.3%
10,000	5.4%	6.1%	0.7%
15,000	8.2%	9.1%	0.9%
20,000	10.9%	12.2%	1.3%
The Board believes that this factor supports the fairness of the transaction to the unaffiliated Continuing Holders because the percentage increase in their respective voting power is determined on a pro rata basis. The Board did not assign any weight to this factor in determining the fairness of the Stock Splits to the unaffiliated Cashed Out Holders.
     No Material Change in Ownership Percentage of Executive Officers and Directors. Since only approximately 10.6% of the outstanding shares will be eliminated as a result of the Stock Splits, the aggregate ownership of the Continuing Holders, including affiliated and unaffiliated stockholders, will increase by approximately 10.6%. The executive officers and directors of the Corporation and the Bank currently beneficially own approximately 18.79% of the outstanding shares, and will beneficially own approximately 20.93% following the Stock Splits. The beneficial ownership percentage of the two largest shareholders of the Corporation, Messrs. Graham and Mathews, each of whom is also a member of the Board of Directors, will increase 0.77% and 1.22%, respectively. Mr. Graham’s ownership percentage will increase from 6.48% to 7.25%, and Mr. Mathews’ ownership percentage will increase from 10.33% to 11.55%. In addition, the PB & BA Miller Irrevocable Trust, which is the only other shareholder having a beneficial interest in excess of 5%, will increase its aggregate beneficial ownership from approximately 6.22% to 6.96% as a result of the Stock Splits, an increase of 0.74%.
     Except for Lowell E. Thurston, Ted M. McKinniss, Steven M. Strine and Todd M. Wanner, all of the directors and executive officers of the Corporation currently hold more than 150 shares and will remain stockholders of the Corporation after the Stock Splits. Messrs. Strine and Wanner currently own 115 shares and 30 shares respectively, and each will be cashed out in connection with the Stock Splits. Messrs. Thurston and McKinniss, who own 100 shares and 77 shares respectively, intend to aggregate their respectively held shares into a joint account in order to avoid being cashed out. Please see the section below entitled “Information About the Corporation — Directors and Executive Officers and Principal Holders” for more information. The Board believes that this factor supports the fairness of the Stock Splits to unaffiliated Continuing Holders because their voting power will increase on the basis of their pro rata ownership in the Corporation. The Board did not view this factor as relevant in determining the fairness of the transaction to unaffiliated Cashed Out Holders.
     Reduced Expenses from Administering Small Accounts. The Stock Splits will reduce expenses related to administering small stockholder accounts. As of the Record Date, we estimate that we had approximately 300 record stockholders that held fewer than 150 shares. These stockholders hold approximately 19,500, or 10.6%, of our outstanding shares, but represent approximately 57.7% of our total number of record holders. As a result, a disproportionate amount of our expense relating to the administration of stockholder accounts is attributable to stockholders holding less than 10.6% of our issued and outstanding shares. The Board viewed this factor as supporting the determination of fairness to unaffiliated Continuing Holders because they will benefit from these reduced expenses going forward. The Board did not view this factor as relevant in determining the fairness of the Stock Splits to unaffiliated Cashed Out Holders.
     Effective Use of Excess Capital. The Stock Splits will provide a valuable use of our excess capital. The Board believes that this supports the fairness of the Stock Splits to unaffiliated Continuing Holders because the Stock Splits will enable us to effectively use a portion of our excess capital to reduce the number of our outstanding shares, increasing the value of the Corporation’s shares held by unaffiliated Continuing Holders through anticipated improvement in return on equity and earnings per share and the potential for increased dividends as a result of fewer outstanding shares. The Board did not view this factor as relevant in determining the fairness of the Stock Splits to unaffiliated Cashed Out Holders.
     Other Factors. Although potentially relevant to a determination of fairness of the Stock Splits, the factors listed below are, for the reasons given, not applicable to the Corporation, and were not considered by the Board for this reason.
•	Firm Offers. No firm offers to purchase the Corporation have been made during the past two calendar years or during the current calendar year. We have not received any firm offers to purchase the Corporation, and the Board did not seek out any such offers. The

Board believes that a sale of the Corporation is not in the best interests of the Corporation or our stockholders, customers, employees or community at this time.

•	No Recent Public Offerings of our Shares. The last underwritten public offering of our common shares closed on August 28, 2002.

•	Merger, Consolidation or Other Extraordinary Transaction. We have not engaged in a merger or consolidation with another company or in any other extraordinary transaction, such as the sale or other transfer of all, or a substantial part, of our assets, during the past two calendar years or during the current calendar year.

•	Securities Purchases. There have not been any purchases of our shares that would enable the holder to exercise control of the Corporation.
Disadvantages of the Stock Splits
     Possible Decline in Price of the Corporation’s Shares. After the completion of the Stock Splits, the liquidity of our shares may be reduced. In addition, the lack of publicly available financial and other information about the Corporation and the diminished opportunity for the Corporation’s stockholders to monitor the Corporation’s management (due to the reduced availability of public information) may cause the Continuing Holders to experience a decrease in the price at which they may sell their shares. Please see the section below entitled “Special Factors - Disadvantages of the Stock Splits — Reduction of Publicly Available Information about the Corporation and its Insiders” for more information.
     Reduction of Publicly Available Information about the Corporation and its Insiders. After deregistration of the Corporation’s shares under the Exchange Act, the scope of available information regarding the Corporation will be materially diminished, and Continuing Shareholders will be at a material disadvantage with respect to their ability to access information regarding the Corporation and its operations. The Corporation will continue to prepare an annual report for submission to shareholders in accordance with Ohio law, and the Bank will continue to prepare an annual financial disclosure statement pursuant to the regulations of the FDIC. Certain financial information regarding both the Corporation and the Bank will also continue to be available over the internet by virtue of reports periodically filed with their respective bank regulatory agencies, but this information is not comparable in scope to the information filed by the Corporation as an SEC registered company. The Corporation does not intend to make any of this information available over its internet website at this time. In addition, certain other duties and obligations applicable to reporting companies and their insiders will no longer apply to the Corporation and its insiders. The discussion that follows provides an overview of the material disclosure obligations and other duties applicable to the Corporation and its insiders by virtue of its status as an SEC registered company, as well as a discussion of the availability of financial and other information regarding the Corporation and the Bank following the consummation of the Stock Splits. This summary does not purport to be complete.
Periodic Reports and Related Obligations.
     Annual Report on Form 10-K. The 10-K is an annual report that registrants are required to file with the SEC. The Form 10-K includes the full audited financial statements for the year under report as well as certain prior financial information. In connection with the preparation of financial statements, registered companies are required to maintain “internal controls over financial reporting,” which are defined generally as a process designed by, or under the supervision of, the company’s principal executive officer and principal financial officer, and effected by the company’s Board of Directors, management, and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”). Internal controls over financial reporting encompass policies and procedures that:
•	Pertain to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the assets of the company;

•	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.
     Outside of the financial statements, one of the most important sections in the 10-K report is Management’s Discussion and Analysis of Financial Condition and Results of Operations (the “MD&A”). This item is designed to help investors understand the financial affairs of the company through management’s perspective. Among other items, the MD&A must contain a discussion of currently known trends, events, or uncertainties that are reasonably likely to have material effects on the company’s results of operations or financial condition in the future. The 10-K also requires disclosure of the following additional items: the business conducted by the corporation; the risks associated with an investment in the particular company, including market risk; pending material litigation involving the corporation; the market for the corporation’s common shares; and certain other disclosures regarding the experience of the company’s management, transactions between the company and its insiders, and detailed disclosures regarding executive compensation. Following consummation of the Stock Splits, the Corporation will no longer prepare any document (whether for filing with any regulatory agency or for submission to shareholders or others) that contains information anywhere near as comprehensive as the Form 10-K in terms of the Corporation’s operations and its relationships with insiders.
     Quarterly Report on Form 10-Q. The 10-Q is a quarterly report containing financial data as well as an MD&A section. If certain types of nonrecurring events occur during the period, such as commencement of significant litigation or unregistered sales of securities, such events must be disclosed in the Form 10-Q. The financial statements filed in a Form 10-Q must be reviewed by an independent accountant prior to filing, but are not required to be audited.
     Current Report on Form 8-K. The 8-K is a report that is filed currently upon the occurrence of certain reportable events. The Form 8-K specifies particular items to be reported which generally involve events or transactions of material significance, including:
•	Matters relating to business and operations, such as: entry into and termination of material definitive agreements; and any bankruptcy or receivership.

•	Matters relating to financial information, such as: completion of acquisition or disposition of assets; results of operations and financial condition; creation of direct or off-balance sheet obligations; triggering events that accelerate direct or off-balance sheet obligations; costs associated with exit or disposal activities; and any material impairments to assets.

•	Matters relating to securities and trading markets, such as: notice of delisting and failure to comply with continued listing rules; transfer of listing; unregistered sales of equity securities; and material modifications to rights of security holders.

•	Matters relating to accountants and financial statements, such as: changes to certifying accountant; and non-reliance on financial statements, audit report, or interim review.

•	Matters relating to corporate governance and management, such as: changes in control; departure or election of directors or principal officers; amendments to governing documents; changes in fiscal year; temporary suspension of trading under employee benefit plans; and amendments to or waivers under a company’s codes of ethics.
     Following consummation of the Stock Splits, the Corporation will no longer have any obligation to publicly report material events or transactions on a current basis.
     The Federal Proxy Solicitation Rules. The solicitation of proxies with respect to common stock registered under §12 of the Exchange Act must be conducted in accordance with the SEC’s proxy solicitation rules. The proxy rules generally require that proxy statements containing the required disclosures, together with a form of proxy, be sent to shareholders of record, and that additional copies be made available to street name holders, such as brokers, to be forwarded to their customers.
     For routine annual meetings, the shareholder proxy materials must generally contain information regarding the management structure of the registered company, including the identity and experience of the company’s directors and nominees for election to the Board, and the committee structure of the Board of directors. The annual proxy materials must also include a discussion of material transactions between the company and its insiders and certain interlocks between members of the company’s compensation committee and the compensation committee of another public company. Annual meeting proxy statements are also required to include detailed information regarding executive and director compensation and contain a report that discusses the audit committee’s review of the audited financial statements with management and certain matters related to the independence of the company’s auditors. The annual meeting proxy statement must be accompanied or preceded by an annual report that meets the requirements of Rule 14a-3 under the Exchange Act.
     If any other matters are submitted to a shareholder vote, the proxy statement must also make disclosures with respect to these additional items. For example, where a vote of the shareholders is required in connection with the sale of a registered company by merger, consolidation or otherwise, the shareholder proxy materials must include disclosure regarding: the operations and financial condition of the acquirer; all material terms of the transaction; any material relationships or dealings between the parties to the transaction and their affiliates; and other information the Commission deems necessary for shareholders to be able to make an informed decision on the proposed transaction.

Reporting Obligations of Certain Insiders.
     Pursuant to §16(a) of the Exchange Act, directors, officers, and 10 percent shareholders of companies having shares registered under the Exchange Act are required to report changes in their respective beneficial ownership of such shares to the SEC. Such insiders are required to file an initial report on Form 3 showing their respective beneficial holdings within 10 days after becoming subject to §16(a). Thereafter, a reporting insider is generally required to file a report on Form 4 within two business days following most acquisitions and dispositions by the insider of company shares.
     As a related deterrent to improper trading on inside information, insiders are also subject to the so-called short-swing profit disgorgement requirements of §16(b) of the Exchange Act. In general, §16(b) requires the disgorgement by an insider of any paper profit realized on a purchase and a sale of company stock which each occur within a six-month period. Transactions are generally paired so as to match the lowest purchase price and the highest sale price within the six-month period, thus extracting the maximum “profit” from the insider on the transaction or transactions. If the company declines to press a claim for disgorgement, a claim for recovery of the profit may be asserted by any shareholder on behalf of the company.
Alternative Sources for Information Regarding the Corporation.
     As a result of the regulated status of the Corporation and the Bank under the Federal banking laws and the fact that the Corporation is incorporated under the laws of the State of Ohio, certain financial and other information regarding the Corporation will continue to be available following the Stock Splits. Importantly, this information is much less extensive than the information prepared and released by the Corporation as an SEC registered company. In addition, the Corporation and its insiders will no longer be required to report material occurrences and transactions in the Corporation’s common stock on a current basis. Following is a general summary of certain filing and disclosure obligations that the Corporation and the Bank will continue to have following the Stock Splits. This summary does not purport to be complete.
     Ohio Annual Report and Information Disclosure Requirements. The Ohio Revised Code requires all Ohio corporations, such as the Corporation, to prepare an annual financial report for presentment to shareholders at each annual meeting thereof. Financial statements required in this report include: (1) a balance sheet as of the end of the corporation’s most recent fiscal year; and (2) a statement of profit, loss and surplus for the period commencing with the date marking the end of the period for which the last preceding statement of profit and loss required under this section was made and ending with the date of the balance sheet. The report must contain the signed opinion of an authorized officer of the corporation or an independent public accountant to the effect that the financial statements present fairly the financial position of the corporation and the results of operations in conformity with GAAP. Ohio corporations are also required to send a copy of the report to any shareholder upon written request. The Corporation currently intends to continue sending a copy of its annual report to shareholders in advance of each year’s annual meeting. The Corporation also intends to continue including audited consolidated financial statements as part of its annual report to shareholders but can make no assurances in that regard.

     In addition, the Ohio Revised Code affords any shareholder of an Ohio corporation the right (upon written demand stating the specific purpose thereof) to inspect the corporation’s articles of incorporation, code of regulations, books and records of account, minutes of meetings, and any voting trust agreements on file with the corporation. Inspections may occur at any reasonable time and for any reasonable and proper purpose, and shareholders are permitted to make copies of all inspected documents.
     Annual Bank Financial Disclosure Statement. Under Part 350 of the FDIC Regulations and Statements of General Policy, state chartered banks are required to prepare an annual financial disclosure statement as of December 31 of each year, and such financial statements must be made available to both customers and shareholders alike not later than March 31. At a minimum, the statement must contain the following bank-level financial statements: a balance sheet; an income statement; a statement of changes in equity capital; a statement of past due and non-accrual loans; and a statement of changes in allowance for loan and lease losses. A bank is also required to post a notice in the lobby of its main office and each branch thereof regarding the availability to the general public of the annual disclosure statement. An authorized officer of the bank is required to sign the disclosure statement, and, in the event the financial reports are not accompanied by a report of an independent accountant, the officer is also required to attest to the correctness of the information contained in the statement. 12 CFR 350.10 provides that any disclosure of false or misleading information in an annual disclosure statement may constitute an unsafe or unsound banking practice and serve as a basis for an enforcement action by the FDIC.
     Quarterly Consolidated Report of the Bank’s Condition and Income. All banks are required to prepare and file on a quarterly basis a Consolidated Report of Condition and Income with their respective primary Federal regulators. These reports are typically referred to as “Call Reports” and are required to present the financial condition and results of operations of the bank on a consolidated basis in accordance with U.S. generally accepted accounting principles (“GAAP”). Required financial statements include an income statement, a statement of changes in equity capital and a balance sheet, along with assorted supporting schedules. The correctness of the financial information contained in the Call Report must be attested to by the bank’s chief financial officer and at least two members of the Board of Directors. All schedules of the Call Report are available to the public subject to very limited exceptions and can be viewed on the FDIC’s web site (http://www.fdic.gov).
     Semi-Annual Financial Report to the Federal Reserve on Form FR Y-9SP. Bank holding companies with total consolidated assets of less than $500 million are required to submit semi-annual financial reports to the Federal Reserve on Form FR Y-9SP. This report is prepared as of the last calendar days of June and December and must be submitted to the Federal Reserve within 45 days after each such date. The report consists primarily of a parent-only income statement and balance sheet and must be signed by the company’s chief financial officer. Data included in the Form FR Y-9SP is published in both the Federal Reserve Bulletin and the Federal Reserve Uniform Bank Holding Company Performance Report. The form is also available for viewing online through the National Information Center web site (http://www.ffiec.gov/nicpubweb/nicweb/NicHome.aspx).

     Annual Report to the Federal Reserve on Form FR Y-6. The Federal Reserve requires all top tier bank holding companies to file the Form FR Y-6 annual report no later than 90 calendar days after fiscal year end. The FR Y-6 must include the following: a copy of the company’s annual report to shareholders; an organization chart showing the different entities under the company’s control; a list of all securities holders who hold or control 5% or more of the company’s voting securities; and a list of each director, executive officer and principal security holder of the company, including their principal occupations, positions held with the company and its affiliates, and the percentage of each class of the company’s voting securities held by each. The FR Y-6 is not available for viewing on the internet, but any member of the public may request a copy from the Federal Reserve pursuant to the Freedom of Information Act (5 USC 552).
     The Board believes that the overall benefits to the Corporation of no longer being a public reporting company substantially outweigh the disadvantages associated with the reduction of publicly available information about the Corporation. Please see the section above entitled “Special Factors — Effects of the Stock Splits” for more information.
     Executive Execution, Certification and Related Requirements. After the completion of the Stock Splits and the deregistration of our shares, the Corporation will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, which was enacted in 2002 in order to enhance corporate responsibility and financial disclosures and combat corporate and accounting fraud. Pursuant to SEC regulations adopted under section 302 of the Sarbanes-Oxley Act of 2002 (the “Act”), each of the principal executive and financial officers must execute a certification for inclusion in each Form 10-K and 10-Q, which generally certifies to the effect that the officer has reviewed the report in question and that it contains no untrue statements of material fact, that the financial statements fairly present the company’s financial condition and results of operation, and that the certifying officers are responsible for establishing and maintaining the company’s disclosure controls and procedures and internal controls over financial reporting and have reported to the appropriate parties any material weaknesses in the company’s internal controls. An officer providing a false certification is subject to SEC action for violating Section 13(a) or 15(d) of the Exchange Act and to both SEC and private actions for violating Section 10(b) of the Exchange Act and Exchange Act Rule 10b-5. As signatories of a reporting registered company’s periodic reports, such officers also face potential liability in connection with material misstatements therein pursuant to sections 13(a) and 18 of the Exchange Act, and can also be held liable for material misstatements or omissions under the general antifraud standards under §10(b) of the Exchange Act.
     In addition, section 906 of the Act provides that each periodic report containing financial statements filed by an Issuer with the SEC pursuant to section 13(a) or 15(d) of the Exchange Act must be accompanied by a written statement of each of the principal executive and financial officers to the effect that such financial statements fully comply with the requirements of Section 13(a) or 15(d) of the Exchange Act and that information contained therein fairly presents, in all material respects, the financial condition and results of operations of the issuer. This Section also provides that: (i) any person who signs a certification knowing that the periodic report does not comply with all of the requirements of Section 906 can be fined not more than $1,000,000, or imprisoned not more than 10 years, or both; and (ii) any person who willfully signs a certification knowing that the periodic report does not comply with all of the requirements of Section 906 can be fined not more than $5,000,000, or imprisoned not more than 20 years, or both.
     Following consummation of the Stock Splits, the principal executive and financial officers will no longer be subject to the execution and certification requirements discussed above. The elimination of this requirement and others is arguably disadvantageous to Continuing Holders in light of the purposes of the Sarbanes-Oxley Act.
     The Corporation Will No Longer Have the Potential Benefits Traditionally Associated With Public Reporting Company Status. Another potential disadvantage of the Stock Splits is that we may lose some of the benefits traditionally associated with being a public reporting company, such as ready access to the capital markets for issuances of securities. We would still have access to capital markets, but if we were to conduct a public offering of the Corporation’s shares or other securities, we would again become a public reporting company. As a result, most, if not all, of the expenses that we are seeking to eliminate would be reinstated. We believe that the cost savings of deregistration outweighs the drawbacks of losing ready access to the capital markets. We have not issued any shares or any other securities in a public offering since 2002, and we do not presently expect to have a need to do so.
     Another advantage of being a public company is the ability to use company stock, as opposed to cash or other consideration, to complete acquisitions. However, the opportunities for companies our size to acquire other companies using stock are limited and we have not previously completed an acquisition using stock. Given the limited opportunities for such acquisitions, it is uncertain that we would be able to do so in the future.
     Cashed Out Holders Will Be Required to Surrender Their Shares Involuntarily and Will No Longer be able to Participate in any Future Increases in Value of the Corporation’s Shares or Receive Dividends. Provided the Stock Splits proposal is approved by a majority of the outstanding shares entitled to vote at the Special Meeting, Cashed Out Holders will be required to surrender their shares involuntarily in exchange for the Cash Out Price (as determined by the Board) and will no longer hold a financial interest in the Corporation or be able to participate in the potential appreciation in the value of, or the payment of dividends on, the Corporation’s shares.
     Cashed Out Holders do not Possess the Voting Power to Prevent the Stock Splits. Under Ohio law and the Corporation’s Articles and Code of Regulations, the affirmative vote of at least a majority of the issued and outstanding shares of the Corporation as of the Record Date is necessary to approve the Stock Splits. Cashed Out Holders currently own in the aggregate approximately 10.6% of the Corporation’s outstanding common shares. Consequently, the aggregate voting power of the Cashed Out Holders is not sufficient to allow them to collectively determine the outcome of the Stock Splits proposal.
     Cashed Out Holders do not Possess Dissenters’ Rights of Appraisal under Ohio Law. Under Ohio law, shareholders have the right to “dissent” from certain corporate transactions and receive the fair cash value of their shares, so long as they comply with the provisions of Section 1701.85 of the Ohio Revised Code, which governs appraisal rights for shareholders of Ohio corporations. No appraisal or dissenters’ rights are available to holders of the Corporation’s shares who vote against the Stock Splits under Ohio law or under the Corporation’s Articles of Incorporation or Code of Regulations. The Board concluded that structuring the transaction to provide dissenters’ rights of appraisal would make it impossible for the Board and management to calculate the aggregate cost of the transaction with reasonable certainty and potentially create regulatory concerns related to the Corporation’s regulatory capital requirements that could potentially jeopardize the transaction.
     Tax Consequences. A potential disadvantage to stockholders receiving cash in the Stock Splits includes the tax consequences described in the section below entitled “Stock Splits Proposal - Material Federal Income Tax Consequences.”
Conclusion
     The Board believes that the factors described above, both favorable and unfavorable, when viewed together, support a conclusion that the Stock Splits are fair to the unaffiliated Cashed Out Holders and the unaffiliated Continuing Holders.

STOCK SPLITS PROPOSAL
Background of the Stock Splits
     The Corporation became an SEC reporting company in 1996 in connection with the reorganization of the Bank into a single subsidiary of the Corporation. The reorganization was a simple one-bank holding company formation pursuant to which stockholders of the Bank exchanged their shares for shares of the Corporation on a pro rata basis. Prior to the reorganization, the shares of common stock of the Bank had been registered under Section 12(g) of the Exchange Act. The Corporation, as a successor issuer, registered its shares immediately upon the completion of the reorganization. In addition, the Corporation also publicly issued common shares on two occasions; once in 1998 and again in 2002. In each case, the Corporation filed a registration statement with the SEC on Form SB-2. Accordingly, the Corporation presently files reports with the SEC both as a result of the registration of its shares under Section 12(g) of the Exchange Act and pursuant to Section 15(d) of the Exchange Act. As a result of the Stock Splits, the Corporation will be able to terminate its registration under Section 12(g) of the Exchange Act and suspend its registration under Section 15(d) of the Exchange Act. Thereafter, the Corporation will have no obligation to file reports with the SEC pursuant to 12(g) until it again has more than 500 record holders. In addition, the Corporation will have no obligation to file reports with the SEC pursuant to 15(d) unless it subsequently files another registration statement under the Securities Act or again has record ownership in excess of 300 record holders.
     The passage of the Sarbanes-Oxley Act in 2002 ushered in a wave of corporate reforms that have increased our expense as a public company without enhancing, from an operations perspective, the benefits of being a public company. The Corporation currently expects its legal and professional costs related to SEC compliance to increase from approximately $112,000 in 2006 to an estimated $194,000 in 2007 and $236,000 in 2008. We believe that these increases will result primarily from costs associated with compliance with the Sarbanes-Oxley Act and particularly with respect to the internal control audit requirements imposed by Section 404 thereof, which will become effective for fiscal year 2007.
     Under the original SEC regulations implementing Section 404 of the Sarbanes-Oxley Act, we would have been required to comply in fiscal year 2006. In anticipation of that effective date, the Board and management began to review and assess the implications of Section 404. The Board reviewed and discussed information and checklists provided by our auditors, legal counsel, and various banking industry groups relative to the Section 404 certification process. During that information-gathering phase, the Board became aware through industry publications that some companies were going private to avoid the substantial costs of Section 404.
     On October 30, 2006, at a meeting with all directors in attendance, the Board discussed generally the possibility of the Corporation engaging in a going private transaction. Martin D. Werner of Shumaker, Loop & Kendrick, LLP, the Corporation’s securities counsel, also joined the meeting to discuss the general process of going private. Mr. Werner indicated that a going private transaction would encompass the following key steps:

•	Evaluating the advantages and disadvantages of going private to both the Corporation and its shareholders;

•	Determining the number of record holders that would need to be eliminated to successfully complete the transaction;

•	Determining the most appropriate method for effecting the transaction;

•	Determining the appropriate price at which to repurchase Corporation shares pursuant to the transaction;

•	Depending on the method chosen for taking the Corporation private, possibly holding a special meeting of the Corporation’s shareholders for purposes of approving the proposed transaction;

•	The preparation and filing with the SEC of the appropriate shareholder disclosure materials; and

•	Effecting the going private transaction by filing a Form 15 with the SEC.
     Mr. Werner also recommended that the Board form an ad hoc committee primarily for the purpose of evaluating the most appropriate method for effecting the transaction, as well as the pricing thereof, and for handling certain other technical and ministerial duties related to the transaction (the “Ad Hoc Committee”). Mr. Werner suggested that the Ad Hoc Committee perform primarily an advisory function on behalf of the Board, and have no authority to act independently from the Board on key matters related to the transaction. The Board agreed with this recommendation and formed an Ad Hoc Committee comprised of Messrs. White, McKinniss and Pendleton. The Ad Hoc Committee was issued no specific duties other than to consider and make a recommendation to the full Board as to the methodology to be used to effect the going private transaction and the price at which to repurchase the shares of Cashed Out Holders. The Ad Hoc Committee was provided no authority to act for the Board and consequently there was no need to specify any specific limitations on its authority. The Ad Hoc Committee was given no responsibility for making any determination with respect to the overall fairness of the proposed transaction.
     At the conclusion of the meeting, the Board determined to continue evaluating the prospect of going private and invited Mr. Werner to attend the Board’s next meeting to be held on November 7, 2006 to discuss in detail: (i) the advantages and disadvantages to going private; (ii) alternative methods for going private; and (iii) other key issues applicable to completing a going private transaction. In addition, the Board requested the Ad Hoc Committee, along with the Corporation’s executive management team, to continue investigating the issues surrounding a going private transaction, including contacting the Corporation’s auditors to discuss various audit and accounting issues, including Section 404 compliance. The Board also instructed Mr. Pendleton to provide the Board with an analysis of our stockholder base to determine the feasibility of becoming a private company. In this regard, the Board requested Mr. Pendleton to analyze the Corporation’s stockholder list to determine the effects of various split ratios and to recommend to the Board a split ratio that would balance the Board’s goals of reducing the number of stockholders to a level comfortably below the 300 stockholder threshold, while minimizing the number of stockholders to be cashed out.
     The Board held a meeting on November 7, 2006, which was attended by all directors. Mr. Werner of Shumaker, Loop & Kendrick, LLP was present at the meeting and delivered a lengthy presentation to the Board. Mr. Werner initially addressed how the SEC counts the record number of shareholders for purposes of determining when a corporation is required to be registered under Section 12(g) of the Exchange Act, including the treatment of banks and brokerages who hold shares through a nominee depository such as Cede & Co. Mr. Werner then discussed the potential advantages and disadvantages to taking the Corporation private. Potential advantages include: (i) the reduction of significant costs; (ii) the enhanced ability of senior management to allocate more time and resources toward the operation of the Corporation’s business; and (iii) the enhanced ability of senior management to focus less on quarterly performance and more on long-term strategy and profitability. Potential disadvantages include: (i) a significant reduction in disclosure to shareholders; (ii) the reduction in liquidity for the Corporation’s stock due to the overall reduction in the number of shareholders; (iii) the loss of goodwill with Cashed Out Holders who are either customers or employees of the Corporation in the event the reduction is pursuant to a forced transaction; (iv) the decreased ability of the Corporation to use its stock in acquisition transactions or to raise additional capital; and (v) the costs of implementing the going private transaction and the concomitant reduction in the Corporation’s capital.
     Following the discussion regarding advantages and disadvantages, Mr. Werner reviewed each of the potential methods that could be utilized to reduce the number of our stockholders to below 300 and discussed the advantages and disadvantages of each. The three alternative methods include a voluntary tender offer to shareholders, a reverse split of the Corporation’s common shares, and the merger of the Corporation into an affiliate corporation organized exclusively for the purpose of engaging in the going private transaction. At the conclusion of his presentation, Mr. Werner again described the key steps that would need to be undertaken by the Corporation in order to complete the going private transaction.
     Following Mr. Werner’s presentation, Mr. Pendleton and Todd M. Wanner, our Chief Financial Officer, reviewed with the Board the estimated future compliance costs and out of pocket expenses associated with remaining an SEC reporting company, including Section 404 compliance costs. Mr. Wanner reported that adding Section 404 attestation procedures to the annual audit process would cause the Corporation’s annual audit and related costs to increase by approximately $90,000 per year, with information technology expenses to increase by approximately $20,000 per year. Mr. Wanner stated that, in his opinion, a rough estimation of annual cost savings would be around $150,000. Management offered its opinion that, based upon its cost estimates, further consideration regarding taking the Corporation private was certainly warranted.
     Management then presented its preliminary analysis regarding the stockholder list and the split ratio necessary to sufficiently reduce the number of our stockholders to allow us to deregister. Mr. Pendleton had a listing of all stockholders of record of the Corporation, which was prepared in order from the largest record holder of shares to the smallest record holder of shares. Mr. Pendleton’s preliminary analysis, based solely on his review of the stockholder list, indicated that the Corporation would, at a minimum, need to cash out all stockholders owning less than 125 shares to get below 300 record holders. Based on Mr. Pendleton’s preliminary analysis, the Board requested that he prepare a follow-up report addressing whether the elimination of holders of fewer than 125 shares would comfortably reduce the total number of record holders to below 300.
     Mr. Pendleton also presented to the Board information regarding the estimated costs of a going private transaction. Mr. Pendleton indicated that the legal and financial advisory fees necessary to effect a going private transaction, as well as certain accounting fees and other miscellaneous costs such as filing and printing expenses, would likely come to approximately $125,000.
     Following the presentations of Mr. Werner and management, the Board discussed the advantages, disadvantages and various methods of going private. The Board carefully considered the consequences of going private to the Corporation, the Continuing Holders and the Cashed Out Holders, as well as the advantages and disadvantages of the various methods of going private. Please see the sections above captioned “Special Factors – Effects of the Stock Splits,” “Special Factors – Fairness of the Stock Splits,” and “Special Factors – Disadvantages of the Stock Splits,” for more information regarding the substance of the Board’s deliberations. The Board also reviewed the current composition of stockholders and the number of shares issued and outstanding, and analyzed the possible costs associated with a going private transaction. Based on these deliberations, the Board unanimously decided to proceed with the preliminary steps to engage in a going private transaction, including the retention of Shumaker, Loop & Kendrick, LLP, as legal counsel, and Austin Associates, LLC (“Austin”), as financial adviser. In addition, the Board requested that Mr. Wanner prepare a more detailed report on projected cost savings, which report should be ready for delivery at its next regularly scheduled meeting.
     On November 9, 2006, Craig J. Mancinotti of Austin contacted Mr. Pendleton to discuss the process for determining the price to be paid to stockholders of the Corporation who would be cashed out in the going private transaction. As Mr. Mancinotti explained, Austin will determine the fair market value of the Corporation’s shares through the use of several valuation approaches, including the discounted cash flow value, the net asset value, market comparable values and market price. Mr. Mancinotti would then present Austin’s analysis regarding the fair market value of the Corporation’s shares to the Board and provide the Board with a range of prices that Austin would deem to be fair to Cashed Out Holders and Continuing Holders. The Board would then review and consider the information provided by Austin and select a cash out price within the specified range.
     The Ad Hoc Committee held its only meeting on December 21, 2006. All of the members of the Ad Hoc Committee were present at this meeting. Mr. Mancinotti of Austin and Mr. Werner of Shumaker, Loop & Kendrick, LLP also attended. Mr. Werner reviewed with the Ad Hoc Committee detailed information on the process of going private through a reverse stock split, cash out merger and tender offer. The advantages and disadvantage of each were discussed extensively. Mr. Werner indicated to the Ad Hoc Committee that stockholders who are cashed out in a reverse stock split have no statutorily-mandated appraisal or dissenters’ rights under Ohio law.
     Following Mr. Werner’s presentation, Mr. Mancinotti presented Austin’s report on the valuation of the Corporation’s common shares as of September 30, 2006 and discussed with the

Ad Hoc Committee Austin’s valuation methodologies used therein. He presented the Ad Hoc Committee with information regarding the trading history of the Corporation’s shares, including volume and prices, and a review of the market performance and trading history of companies comparable to the Corporation. Mr. Mancinotti stated that the current trading price of the Corporation’s shares as a multiple of earnings and as a percent of book value per share was at or above the level of our peers. After presenting the relevant financial information, Austin advised the Ad Hoc Committee that, in its opinion, the fair market value of the shares was $87.00 per share. Mr. Mancinotti stated that, if the Corporation were to proceed with a going private transaction, Austin would be prepared to issue a fairness opinion for any per share cash out price within the range of $87.00 to $95.00. The information presented to the Ad Hoc Committee by Austin regarding its valuation analysis is described more fully under the heading “Opinion of Austin Associates, LLC.”
     The Ad Hoc Committee, after consideration and deliberation, determined to recommend to the Board that the Corporation proceed with a reverse stock split, followed by a forward split, to effect a going private transaction. The Ad Hoc Committee determined that a reverse stock split was the least expensive of the two alternatives that provided the Corporation with the greatest certainty of sufficiently reducing the number of record stockholders; the other alternative being a merger with a newly organized affiliate. The Ad Hoc Committee also determined that a forward split immediately following the reverse split is desirable to avoid an unusually high per share value for the Corporation’s shares after the completion of the reverse split. The Ad Hoc Committee also discussed the most appropriate price for purchasing the shares of Cashed Out Holders and discussed the pros and cons of paying various premiums above the fair market value as determined by Austin. Based upon its deliberations, the Ad Hoc Committee determined to recommend to the Board that a per share price of $95.00 was advisable given both the involuntary nature of the proposed transaction and the inability of Cashed Out Holders to benefit from the projected cost savings. Other than the foregoing recommendations, the Ad Hoc Committee made no decisions or recommendations to the full Board regarding the Stock Splits.
     The full Board also held a meeting on December 21, 2006, which meeting immediately followed the meeting of the Ad Hoc Committee, and all directors were in attendance. Mr. Mancinotti and Mr. Werner also participated in the meeting. The meeting began with the Ad Hoc Committee presenting its recommendations to the full Board, which recommendations included: (i) that the Corporation proceed with a going private transaction effected through a reverse stock split followed immediately thereafter by a forward stock split of equal proportion; and (ii) that Cashed Out Holders receive a per share price of $95.00 pursuant to the proposed transaction. Following the presentation of the Ad Hoc Committee, the Board considered whether certain procedures should be implemented to help assure fairness to unaffiliated stockholders, such as granting unaffiliated stockholders access to our corporate files or permitting unaffiliated stockholders to obtain counsel or appraisal services at our expense. The Board noted that affiliate status was not a factor in determining whether or not a stockholder would be cashed out in the Stock Splits. Rather, the only factor was the number of shares held. The Board determined that these special procedures would provide little or no added benefit to our unaffiliated stockholders and did not justify the potentially substantial additional expense.

     Mr. Pendleton then presented to the Board an updated analysis of the Corporation’s stockholder list. Mr. Pendleton’s analysis, based solely on his review of the Corporation’s list of record stockholders, indicated that the Corporation would need to eliminate all stockholders owning less than 150 shares in order to reduce the total number of record holders to comfortably below 300. Based on Mr. Pendleton’s updated analysis, if all stockholders owning less than 150 shares were eliminated, the Corporation would have approximately 220 stockholders of record. Based on Mr. Pendleton’s report, the Board determined that a reduction in the number of record holders to approximately 220 was comfortably below the 300 mark, and that cashing out all stockholders owning fewer than 150 shares was in the best interest of the Corporation.
     Mr. Wanner then delivered his report to the Board regarding projected cost savings from going private. Mr. Wanner reported that the Corporation could ultimately expect annual cost savings of between approximately $170,000 and $175,000. Mr. Wanner indicated that his projections include fees and expenses that the Corporation has historically incurred along with additional expenses relating primarily to compliance with the Sarbanes-Oxley Act and associated regulations. Mr. Wanner stated that the estimated annual cost savings primarily reflect: (1) a reduction in audit and related fees; (2) a reduction in legal fees related to securities law compliance; (3) the elimination of filing costs and expenses associated with electronically filing periodic reports and other documents (such as proxy statements) with the SEC; (4) the lower printing and mailing costs attributable to the reduction in the number of stockholders and the reduced disclosure requirements; and (5) the audit savings due to the Corporation not being subject to the public company provisions of the Sarbanes-Oxley Act.
     The Board then considered an analysis prepared by management regarding the anticipated financial impact of the going private transaction and held further discussions with Mr. Mancinotti and management on that topic. Management’s analyses included an assessment of the immediate capital impact and the Corporation’s ability to fund the transaction and a determination regarding the impact thereof on return on equity, earnings per share and book value per share. Assuming all holders of fewer than 150 common shares would be cashed out at the price of $95.00 per share, management concluded that the immediate impact would be to reduce capital by $1.85 million. The transaction would have a positive impact on return on equity and earnings per share. Book value per share would be diluted. Austin provided extemporaneous assistance in quantifying these effects on a pro forma basis, showing a positive impact on return on average equity of approximately 158 basis points, a positive impact on earnings per share of approximately 21.5% and dilution to book value per share of approximately 6.7%. Austin quantified the impact on capital ratios of the Corporation resulting in a pro forma leverage ratio of 8.44% and total risk based capital ratio of 13.10%, in each case well in excess of the 5% and 10% ratios, respectively, required of the Corporation to be considered “well capitalized” under applicable regulatory capital guidelines. Included in Austin’s pro forma analysis, was $175,000 in potential pre-tax cost savings. Austin also factored in an opportunity cost for the cash used to finance the Stock Splits. Assuming a pre-tax investment yield of 5.25% on the $1.85 million used to repurchase shares from the Cashed Out Holders, Austin calculated the pre-tax opportunity cost at approximately $97,000. The Austin analysis was based on the last 12 months of performance ending September 30, 2006 and varied from pro forma figures contained in Austin’s Board presentation materials that had been predicated upon prior assumptions articulated to Austin by management regarding the number of shares being cashed out in the transaction and the aggregate amount of projected cost savings.
     The Board then discussed the fairness of the price to be paid to Cashed Out Holders in light of, among other factors, the historical trading price of the Corporation’s shares, our going concern value, liquidation value and net book value, and the impact of the Stock Splits on the relative voting power of the Corporation’s stockholders. The Board determined that the $95.00 per share price was at the high end of the range of $87.00 to $95.00 indicated in Austin’s report of the fair range of prices to be paid to Cashed Out Holders and concluded that $95.00 is a fair price to unaffiliated Cashed Out Holders and unaffiliated Continuing Holders. In determining the premium to be paid for the fractional shares, the Board focused, in particular, on the recent trading prices for the shares and the fact that the Stock Splits are not a voluntary transaction for Cashed Out Holders. In the year-to-date period ending September 30, 2006, approximately 29,600 shares changed hands at prices ranging from $87.50 to $91.25 per share. The $95.00 per share Cash Out Price represents a 4.1% premium over the high trade for the period of $91.25. The Board concluded that this premium was justified because Cashed Out Holders would forfeit their right to sell their shares at a time and for a price of their choosing, and not be given the opportunity to benefit from the projected cost savings anticipated as a result of the Stock Splits. At the same time, the Board considered that the Stock Splits provide unaffiliated Cashed Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees. Balancing these considerations, and taking into account the pricing recommendation of the Ad Hoc Committee, the Board determined that the 4.1% premium was fair to Cashed Out Holders but not so high as to be unfair to the unaffiliated Continuing Holders. The matters considered at this Board meeting are more fully discussed in this Proxy Statement in the sections entitled “Special Factors - Fairness of the Stock Splits” and “Opinion of Austin Associates, LLC.”
     The Board also relied on the information and recommendation of the Ad Hoc Committee regarding the best methodology to be used to effect the going private transaction. In this regard, the Board concurred with the Ad Hoc Committee’s recommendation to effect the going private transaction through the Stock Splits. The Board discussed the advisability of a reverse split immediately followed by a forward split to return the trading price of the Corporation’s shares to approximately the trading price prior to the reverse stock split. In addition, the Board concurred with the analysis of Mr. Pendleton regarding the share ownership level at which to conduct the reverse stock split and determined the reverse stock split ratio of 1-for-150 would be required to reduce the total number of record holders to comfortably less than 300. The Board decided that a corresponding forward split of 150-for-1 would be in the best interests of both the Corporation and the Continuing Holders. Based on its deliberations, the Board unanimously decided to proceed with a 1-for-150 reverse stock split, followed by an immediate 150-for-1 forward stock split. The Board unanimously voted to approve the Stock Splits, including a $95.00 price per share to be paid to Cashed Out Holders, and to recommend approval of the Stock Splits by the Corporation’s stockholders.

Summary and Structure
     The Board has authorized and recommends that you approve the Stock Splits. The Stock Splits consist of two steps. First, we will conduct a 1-for-150 reverse stock split of the Corporation’s shares. In the reverse split, (i) any holder of 150 or more shares immediately before the reverse stock split will receive approximately 0.0067 shares for each share then owned, and (ii) holders of less than 150 shares will have their shares cancelled and will receive $95.00 in cash for each share owned immediately prior to the reverse split. The reverse split will be followed immediately by a 150-for-1 forward stock split of the Corporation’s shares. The Stock Splits will take effect on the Effective Date (the date that the Ohio Secretary of State accepts for filing the certificates of amendment to our Articles of Incorporation). The proposed amendments to our Articles are attached to this Proxy Statement as Exhibits B and Exhibit C and are incorporated herein by reference. Generally, the effect of the Stock Splits is illustrated by the following examples:

Hypothetical Scenario	Result

Stockholder A holds 100 shares in a single record account and holds no other shares.	Stockholder A’s 100 shares will be converted into the right to receive $9,500 in cash (100 x $95.00). If Stockholder A wanted to continue to be a stockholder after the Stock Splits, Stockholder A could purchase an additional 50 shares far enough in advance of the Stock Splits so that the purchase is complete by the Effective Date.

Stockholder B holds 100 shares in a brokerage account and holds no other shares.	Stockholder B should contact its broker to determine the impact of the Stock Splits. If the broker, which is the record holder for purposes of the proposed transaction, holds 150 or more shares in the aggregate prior to the Stock Splits, Stockholder B will not be required to cash in its shares.

Stockholder C holds 200 shares in a single record account and holds no other shares.	Stockholder C’s ownership will not be affected. Stockholder C will continue to hold 200 shares after the Stock Splits.

Stockholder D holds 100 shares in each of two separate but identical record accounts for a total of 200 shares.	After the Stock Splits, Stockholder D will continue to hold 200 shares in separate but identical record accounts.

Husband and Wife each hold 100 shares in separate record accounts and hold 100 shares jointly in another record account for a total of 300 shares.	Shares held in joint accounts will not be added to shares held individually in determining whether a stockholder will remain a stockholder after the Stock Splits. In this situation, Husband and Wife will each receive $9,500 for the shares held in their individual record accounts (100 x $95.00), and $9,500 for the shares held in their joint account. Husband and Wife will hold no shares after the Stock Splits. If Husband and Wife wished to continue to be stockholders after the Stock Splits, they could transfer a sufficient number of shares from one account into another so that at least 150 shares are held in one account by the Effective Date.

     The Board has set the Cash Out Price at $95.00 per share held immediately prior to the Stock Splits. The Board made this determination in good faith, based upon the fairness opinion of Austin Associates, LLC and other factors the Board deemed relevant. Please see the sections entitled “Special Factors — Purpose of and Reasons for the Stock Splits,” “Special Factors - Fairness of the Stock Splits,” “Opinion of Austin Associates, LLC” and “Stock Splits Proposal - Background of the Stock Splits” for more information.
     At least a majority of the Corporation’s shares outstanding and entitled to vote at the Special Meeting must approve the Stock Splits before they can be completed. The executive officers and directors of the Corporation and the Bank (who have indicated that they will vote in favor of the Stock Splits) together own 34,556, or approximately 18.79%, of the shares entitled to vote at the Special Meeting.
     The Stock Splits are considered a “going-private” transaction as defined in Rule 13e-3 under the Exchange Act because they are intended to terminate the registration of the Corporation’s shares and to eliminate our filing and reporting obligations under the Exchange Act. In connection with the Stock Splits, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC as required by the Exchange Act. Please refer to the section entitled “Available Information.”
     The Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting prior to a vote being taken if it determines that the Stock Splits, for any reason, are not then in the best interests of the Corporation. Among other things, the Board may withdraw the Stock Splits proposal because of (a) a change in the nature of the shareholdings of the Corporation prior to the Effective Date which would (1) result in us being unable to reduce the number of record stockholders of the Corporation to less than 300 after the Stock Splits, or (2) enable us to deregister without effecting the Stock Splits; (b) any change in the number of shares that will be exchanged for cash in connection with the Stock Splits that would substantially increase the cost of the Stock Splits (as compared to what is currently anticipated) or (c) any adverse change in our financial condition. Please see the section below entitled “Stock Splits Proposal — Termination of Stock Splits.”
Recommendation of the Board
     The Board has unanimously determined that the Stock Splits are in the best interests of the Corporation and its stockholders and fair to the Corporation’s stockholders. The Board unanimously recommends that the stockholders vote “FOR” the proposal to amend the Corporation’s Articles of Incorporation to effect the Stock Splits.
Material Federal Income Tax Consequences
     We have summarized below the material federal income tax consequences to the Corporation and to holders of the Corporation’s shares resulting from the Stock Splits. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department Regulations (the “Treasury Regulations”) issued pursuant to the Code and published rulings and court decisions in effect as of the date of this Proxy Statement, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Treasury Regulations and proposed Treasury Regulations or changes in judicial or administrative rulings. Some of those changes may be applied retroactively. No assurance can be provided that any such changes will not adversely affect this summary. This summary is not binding on the Internal Revenue Service.
     This summary does not address all aspects of the possible federal income tax consequences of the Stock Splits and is not intended as tax advice to any person or entity. In particular, this summary does not consider the individual investment circumstances of holders of the Corporation’s shares and it does not consider the particular rules applicable to special categories of holders (such as tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers) or holders who hold, have held, or will hold, the Corporation’s shares as part of a straddle, hedging or conversion transaction. In addition, this summary does not address any consequences of the Stock Splits under any state, local or foreign tax laws.
     This summary assumes that you are one of the following: (1) a citizen or resident of the United States, (2) a domestic corporation, (3) an estate, the income of which is subject to United States federal income tax regardless of its source, or (4) a trust, with respect to which a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. This summary also assumes that you have held and will continue to hold your shares as capital assets for federal income tax purposes.
     You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences applicable to your specific circumstances.
     Federal Income Tax Consequences to the Corporation. We believe that the Stock Splits will be treated as a tax-free “recapitalization” for federal income tax purposes. This treatment will result in no material federal income tax consequences to the Corporation.
     Federal Income Tax Consequences to Continuing Holders. If you (1) continue to hold shares of the Corporation directly immediately after the Stock Splits and (2) you receive no cash in connection with the Stock Splits, you will not recognize any gain or loss as a result of the Stock Splits, and you will have the same adjusted tax basis and holding period in your shares as you had in such shares immediately prior to the Stock Splits.
     Federal Income Tax Consequences to Cashed Out Holders. If you receive cash in exchange for your shares as a result of the Stock Splits, your tax consequence will depend on whether, in addition to receiving cash, a person or entity related to you (as determined by the Code) continues to hold shares of the Corporation immediately after the Stock Splits.
     If you receive cash, do not continue to hold directly any shares of the Corporation, are not related to any person or entity who or which continues to hold shares of the Corporation and you hold your shares as a capital asset, you will recognize capital gain or loss. The amount of the capital gain or loss will equal the difference between the cash you receive for your shares and your aggregate adjusted tax basis in such shares.
     If you receive cash, do not continue to hold directly any shares of the Corporation, but are related to a person or entity who or which continues to hold shares of the Corporation, you may be treated as owning constructively the shares owned by such related person or entity, which may cause your receipt of cash in exchange for your shares to be treated (1) first, as ordinary taxable dividend income to the extent of your ratable share of the Corporation’s undistributed earnings and profits, (2) second, as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares and (3) then, the remainder as capital gain. If you are related to a person or entity who or which will continue to hold shares of the Corporation after the Stock Splits, you should consult with your own tax advisor to determine your particular tax consequences.
     Capital Gain and Loss. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.
     Special Rate for Certain Dividends. In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15% federal tax rate on any cash received in the Stock Splits that is treated as a dividend (as described above), if (1) you are an individual or other non-corporate stockholder; (2) you have held shares with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date (as determined under the Code) and (3) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You should consult with your tax advisor regarding your eligibility for such lower tax rates on dividend income.
     Backup Withholding. Cashed Out Holders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the Stock Splits to avoid backup withholding requirements that might otherwise apply. The transmittal letter will require each Cashed Out Holder to deliver this information when the share certificates are surrendered following the Effective Date of the Stock Splits. Failure to provide such information may result in backup withholding.
     As explained above, the amounts paid to you as a result of the Stock Splits may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances.

Unavailability of Appraisal or Dissenters’ Rights
     Under Ohio law, shareholders have the right to “dissent” from certain corporate transactions and receive the fair cash value of their shares, so long as they comply with the provisions of Section 1701.85 of the Ohio Revised Code, which governs appraisal rights for shareholders of Ohio corporations. No appraisal or dissenters’ rights are available to holders of the Corporation’s shares who vote against the Stock Splits under Ohio law or under the Corporation’s Articles of Incorporation or Code of Regulations. The Board concluded that structuring the transaction to provide dissenters’ right of appraisal would make it impossible for the Board and management to calculate the aggregate cost of the transaction with reasonable certainty and potentially create regulatory concerns related to the Corporation’s regulatory capital requirements that could potentially jeopardize the transaction. Other rights or actions may be available under Ohio law or federal and state securities laws for stockholders who can demonstrate that they have been damaged by the Stock Splits.
Share Certificates
     The Bank is the Transfer Agent for the Corporation and has been appointed to act as exchange agent to carry out the exchange of share certificates for cash. On the Effective Date, all share certificates evidencing ownership of the Corporation’s shares held by Cashed Out Holders will be cancelled without further action by either the Cashed Out Holders or the Corporation, and such certificates will represent only the right to receive cash in the amount of $95.00 per share upon their surrender.
     The Transfer Agent will furnish Cashed Out Holders with the necessary materials and instructions to surrender share certificate(s) promptly following the Effective Date. The transmittal letter will explain how certificates are to be surrendered. If you are a Cashed Out Holder, you must complete and sign the transmittal letter and return it with your certificate(s) to the Transfer Agent as instructed before you can receive the cash payment to which you are entitled. Do not send your certificates to us, and do not send them to the Transfer Agent until you have received a transmittal letter and followed the instructions in the transmittal letter. No service charges will be payable by Cashed Out Holders in connection with the payment of cash in lieu of issuing fractional shares.
     Continuing Holders will not receive a transmittal letter or a new stock certificate.
Termination of Stock Splits
     Although we are requesting your approval of the Stock Splits, the Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting prior to any vote on the Stock Splits. The Board presently believes that the Stock Splits are in the Corporation’s best interests and has recommended a vote for the Stock Splits. Nevertheless, the Board believes that it is prudent to recognize that factual circumstances could possibly change prior to the Special Meeting such that it might not be appropriate or desirable to effect the Stock Splits at that time. Reasons to withdraw the Stock Splits from the agenda include, among other things:

•	Any change in the nature of the Corporation’s shareholdings which would result in us not being able to reduce the number of record holders below 300 as a result of the Stock Splits;

•	Any change in the number of our record holders that would enable us to deregister the Corporation’s shares under the Exchange Act without effecting the Stock Splits;

•	Any change in the number of the shares that will be exchanged for cash in connection with the Stock Splits that would substantially increase the cost and expense of the Stock Splits in comparison to what is currently anticipated or

•	Any adverse change in our financial condition that would render the Stock Splits inadvisable.
     If the Board decides to withdraw the Stock Splits from the agenda of the Special Meeting, the Board will promptly notify our stockholders of the decision by mail and by announcement at the Special Meeting.
Unclaimed Property Laws
     The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Cashed Out Holders who do not return their share certificates and request payment of the Cash Out Price generally will have a period of years from the Effective Date in which to claim from the Corporation the cash payment to which they are entitled. For example, with respect to Cashed Out Holders whose last known addresses are in Ohio (as shown by the records of the Corporation), the period is five years. Following the expiration of that five-year period, Ohio law would cause the cash payment to become subject to Ohio’s Unclaimed Funds statute found under Chapter 169 of the Ohio Revised Code. The Ohio Department of Commerce, Division of Unclaimed Funds is charged with implementing the provisions of Chapter 169. In general, the Ohio Division of Unclaimed Funds will hold unclaimed property in a custodial capacity until such time as a rightful claim to ownership is made. For Cashed Out Holders who reside in other states or whose last known addresses (as shown by the records of the Corporation) are in states other than Ohio, such states may have abandoned property laws which call for the state to obtain either (1) custodial possession of property that has been unclaimed until the owner reclaims it, or (2) escheat of such property to the state. Under the laws of these other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than that of Ohio. If the Corporation does not have a valid address for a Cashed Out Holder, then the unclaimed cash payment would be subject to Ohio law in accordance with the provisions of Chapter 169 of the Ohio Revised Code.
Regulatory Approvals
     The Corporation is not aware of any material governmental or regulatory approval required for completion of the Stock Splits, other than compliance with the relevant federal and state securities laws and Ohio corporate laws.

OPINION OF AUSTIN ASSOCIATES, LLC
     The Board believes that the financial terms of the Stock Splits are fair to the Corporation and the unaffiliated Cashed Out Holders and unaffiliated Continuing Holders. The Board also believes that the process by which the Stock Splits are to be approved is fair to all stockholders. In reaching these conclusions, the Board relied in part on the Fairness Opinion prepared by Austin Associates, LLC (“Austin”) of Toledo, Ohio.
     In addition to the Fairness Opinion, the Board considered other factors in its evaluation of the transaction. The Fairness Opinion and analyses should not be viewed as determinative of the views of the Board with respect to the transaction. The Fairness Opinion is directed only to the fairness, from a financial point of view, of the consideration to be received in cash in the Stock Splits. It is not intended to constitute and does not constitute a recommendation as to whether stockholders should vote for or against the Stock Splits. The Corporation’s stockholders are urged to read the text of the Fairness Opinion, which is attached hereto as Exhibit A, carefully and in its entirety.
     The Board, including all of the directors who are not employees of the Corporation, approved the Stock Splits, and the Board recommends that the stockholders approve the proposal. Austin determined that the fair market value of the common stock of Company at $87.00 per share as of September 30, 2006. After considering Austin’s determination and other factors, the Board determined that the price to be offered to stockholders would be $95.00 per share, representing a 9.2% premium to Austin’s fair market value determination. Austin indicated at the December 21, 2006 special meeting of the Board that the $95.00 price was within the range of fairness to the Corporation, the unaffiliated Cashed-Out Holders and the unaffiliated Continuing Holders. All of the members of the Board have expressed an intention to vote in favor of the Stock Splits, including the Board members who are not employees of the Corporation or the Bank.
     The Board requested that Austin provide its valuation of the shares and issue a fairness opinion on the price to be paid for shares in connection with the Stock Splits. The Board retained Austin based upon Austin’s experience in the valuation of businesses and securities in connection with going private transactions and similar transactions. Austin is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services to community banks and rendering fairness opinions in connection with bank mergers and acquisitions and securities valuations. The Corporation will pay Austin a fee of $25,000 for the Fairness Opinion provided in connection with the going-private transaction, and the Corporation will reimburse Austin for all out-of-pocket expenses incurred in connection with such services.
     The Board imposed no limitations upon Austin with respect to the investigations made or procedures followed in rendering the valuation or the Fairness Opinion. You or your representative (designated in writing) may inspect a copy of the valuation report at the Corporation’s main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense to: Gary E. Pendleton, Chief Executive Officer, Ohio State Bancshares, Inc., 111 South Main Street,

Marion, Ohio, 43302. The Corporation may request additional information or documentation from you, if necessary, to verify your identity or the identity of your representative or the authority of your representative.
     The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including the Corporation, who file electronically with the SEC. The Corporation has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this Proxy Statement. A copy of the valuation report is attached as an exhibit to the Schedule 13E-3 and is available for inspection electronically at the SEC’s website (http://www.sec.gov).
     In connection with the valuation, Austin made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. In that regard:
(1)	Austin held discussions with certain members of the senior management of the Corporation regarding the operations, financial condition, future prospects and projected operations and performance of the Corporation. The discussions were of a general nature to confirm the reasonableness of the Bank’s 2007 preliminary budget and the projections used by Austin in its Discounted Cash Flow computation.

(2)	Austin reviewed the Corporation’s filings with the SEC, including Annual Reports on Form 10-K for the last five fiscal years ended December 31 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006. Specific emphasis was placed on analyzing the Corporation’s balance sheet and income statement performance for the periods indicated. The Corporation’s total assets increased from $91.4 million in 2001 to $143 million as of September 30, 2006. Net income during this time period fluctuated from approximately $600,000 to just over $1 million annually.

(3)	Austin reviewed the Bank’s regulatory call reports filed annually from 2001 to 2005, and quarterly from June 30, 2005 to September 30, 2006. This information indicated that the Bank reported asset growth that mirrored the growth of the Corporation over the past five years. The Bank’s net income measured $669,000 in 2001, $1,088,000 in 2002, $964,000 in 2003, $789,000 in 2004, $782,000 in 2005, and $573,000 for the nine months ended September 30, 2006.

(4)	Austin Reviewed financial reports prepared internally by management through September 30, 2006. This information matched the financial information reported in the Bank’s call reports as filed with the Bank’s federal regulators.

(5)	Austin reviewed the 2007 Preliminary Budget prepared by management with respect to the Corporation. The 2007 Preliminary Budget indicated net income at the subsidiary bank level equal to approximately $226,000 and ending total assets for 2007 were budgeted at $155 million. The 2007 budget was approved, without modification, by the Board of Directors of the Corporation in accordance with its budget planning practices and procedures.

(6)	Austin reviewed certain other publicly available financial data for certain companies that Austin deemed comparable to the Corporation. A summary of this information is included under the heading “Guideline Transactions” presented below.
     In connection with the valuation, Austin also considered the following additional factors: (i) the nature of the business and history of the Bank, which was established as a commercial banking organization in 1988 and is approaching almost 20 years of operation; (ii) the economic outlook in general and the condition and the outlook of the banking industry in particular, which continued to perform at record levels of operating performance during 2006; (iii) the financial condition of the Corporation, which has experienced consistent growth over the past five years and positive operating earnings, as noted above; (iv) the earning capacity of the Corporation, which reported net income of $653,000 in 2001, $1,040,000 in 2002, $857,000 in 2003, $635,000 in 2004, $577,000 in 2005, and $411,000 for the nine months ended September 30, 2006; (v) the dividend paying capacity of the Corporation, which paid dividends per share of $0.60 in 2001, $0.63 in 2002, and $0.80 annually since 2003; (vi) the nature and value of the tangible and intangible assets of the Corporation, which had $143.3 million in total assets as of September 30, 2006, of which $679,000 represented intangible assets; (vii) sale of the shares and the size of the block to be valued; (viii) the market price of the stocks of corporations engaged in the same or similar lines of business having their stocks actively traded in a free and open market, which information is summarized under the heading “Guideline Transactions” below; (ix) the marketability of the Corporation’s shares and (x) the determination of any control premiums or minority share discounts, as discussed more thoroughly below.
     Austin used several methodologies to assess the fairness of the consideration to be received by stockholders in connection with the Stock Splits. The following is a summary of the material financial analyses used by Austin in connection with its appraisal. Austin utilized each of the following analyses based upon its view that each is appropriate and reflective of generally accepted valuation methodologies. Each analysis provides an indication of the Corporation’s per share value in order to assess the fairness of the consideration to be received in connection with the Stock Splits.
     Austin’s estimate of value of the Corporation’s shares to be cashed out in the Stock Splits involved several valuation methods including: (1) discounted cash flow value; (2) net asset value approach; (3) analysis of guideline transactions; and (4) historical market prices. Set forth below is a summary of Austin’s valuation methods and conclusions as of September 30, 2006.
     Discounted Cash Flow Value. For this valuation approach, Austin prepared a discounted cash flow analysis of the Bank, which estimates the present value of projected future earnings. A summary of the Bank’s projected five-year performance is as follows:

Projections ($000)	09/30/2007	09/30/2008	09/30/2009	09/30/2010	09/30/2011

Total Assets	$152,249	$170,519	$190,981	$211,989	$233,188
Net Income	$313	$454	$882	$1,385	$1,905
ROAA	0.21%	0.28%	0.49%	0.69%	0.86%

     In developing these projections, Austin considered management’s plan for expanding into Delaware County with the addition of two branch offices in 2007; no other material changes in the operations of the Bank including the types of products and services offered and senior management were assumed. Austin primarily used current trend lines of the Bank in making its projections. In addition to the historical performance of the Bank, Austin considered the Bank’s 2007 Budget. A summary of the Bank’s 2007 Budget is provided below:

Bank’s 2007 Budget ($000)
Total Assets	$155,493
Net Income	$226
ROAA	0.15%
     In determining the discounted cash flow value, Austin utilized a 12.0% discount rate and a capitalization rate of 7.0%. Austin utilized the build-up method to determine the 12% discount rate used in its analysis. To confirm the reasonableness of this result, Austin reviewed long-term compound annual stock market returns for various market indices. According to the Ibbotson Associates, Inc. widely recognized Stocks, Bonds, Bills and Inflation 2006 Yearbook, the compound annual return for the period 1926 — 2005 for large company stocks was 10.4 percent and for small company stocks was 12.6 percent.
     Austin projected a five percent growth rate in earnings for years six and beyond in the DCF value calculation. This growth rate is below the Corporation’s actual compound annual growth rate in total assets of 9.8% from 2001 to September 30, 2006, and reflects the declining earnings of the Bank since 2002. As a result, Bank’s DCF value equaled $17.9 million. After calculating the DCF value of Bank, it becomes rather straightforward to calculate the value of Company under this approach. On the parent-company balance sheet, the value of Bank is restated to the amount determined using the DCF method. All other assets and liabilities of Company as of September 30, 2006 are restated to market value. As a result, the DCF value of Company equals $87.25 per share.
     Net Asset Value. This approach involves taking the book value of a company and assessing premiums or discounts to the balance sheet accounts based upon the current market value of its assets and liabilities.
     Austin determined the Corporation’s net asset value to be $14.0 million, or $76.04 per share, as of September 30, 2006. The following summarizes the adjustments made to the Corporation’s stated balance sheet to determine the net asset value (in thousands):

Stated Book Value (Company)	$11,169
Loan Yield Adjustment	$67
Credit Quality Adjustment	$143
Other Real Estate Owned	($44)
Intangible Assets	($679)
Other Assets (Deferred Tax Asset)	($125)
Time Deposits	$250
Borrowings	$158
Core Deposit Value	$3,107

Total Adjustments	$2,878

Net Asset Value	$14,047

     Guideline Transactions. This analysis is based on two sets of guideline transactions, including: (1) price-to-earnings multiples and price-to-tangible book value ratios for selected publicly traded companies (i.e. minority share transactions) and (2) price-to-earnings multiples and price-to-tangible book value ratios for selected bank sale transactions (i.e. sale of control transactions). Austin applied a minority share discount to all sale transaction multiples to determine appropriate minority share level indications of value under this methodology. To determine the minority share discount, Austin first reviewed control premiums paid for publicly traded banking companies that sold over the past five years. The control premium is based on the announced deal value per share compared to the pre-announced minority share market price of the selling company. Based on our review, Austin selected a 35 percent control premium. This premium converts to a minority share discount of 25.9% using the following formula:
     Minority Share Transactions. Under this approach, Austin analyzed financial and stock performance information for both Midwest and National peer groups. The following chart details the average and median financial and stock performance results for the selected peer groups and the financial and stock performance results for the Corporation:

		Tg Equity/	LTM Core	LTM Core	Price/		Price/ LTM
Peer Group	Assets	Tg Assets	ROAA	ROAE	Tg. Book		Core EPS

Midwest- Median	$199,707	8.99%	0.65%	8.37%	129%		16.1
Midwest — Average	$183,086	9.18%	0.73%	7.81%	136%		16.4

Nation — Median	$171,500	7.49%	0.66%	8.41%	169%		22.2
Nation — Average	$163,032	7.49%	0.62%	7.81%	174%		24.1

Corporation(1)	$143,309	7.35%	0.41%	5.16%	150	%(2)	28.0 (2)

(1)	Based on stated net income of $577,000 for the twelve months ending September 30, 2006.

(2)	Selected multiples.
     The Midwest minority share transaction peer group was based on the financial and stock performance information for publicly traded banks headquartered in the Midwest with total assets between $100 million and $250 million and core return on average equity (“ROAE”) between 3.0 percent and 10.0 percent. The National minority share transaction peer group was based on the financial and stock performance information for publicly traded banks in the nation with total assets between $100 million and $200 million, core ROAE between 3.0 percent and 10.0 percent and tangible equity to asset ratio of 6.5 percent to 8.5 percent. Austin used the selection criteria defined above to establish the peer groups, and no company was excluded based on the established criteria.
     In determining the appropriate pricing multiples, Austin considered the underlying financial condition and performance of Company to the selected bank organizations. Austin considered the overall profitability as measured by return on average equity, return on average assets and efficiency ratio of the Company compared to the peer group. Austin also considered the overall size of the Company in comparison to the selected peer companies as measured by total assets, the Company’s capitalization as measured by the tangible equity to tangible asset ratio, and its nonperforming asset levels for the Company and peer groups.
     Austin also considered the geographic market area of the Company based on population levels and growth; and economic factors such as median household income and per capita income for Company’s market area. Austin also considered Company’s plans to establish branch offices in Delaware County, Ohio.
     Austin’s final selection of the 150% tangible book value multiple and 28.0 times earnings per share multiple were subjectively determined based on a review of all the factors listed above along with Austin’s background and experience in performing stock valuations for community banking organizations. Pursuant to this analysis, a per share value based on price-to-tangible book value equaled $85.17, and a per share value based on price-to-earnings equaled $85.96.
     Sale of Control Transactions. Under this approach, Austin analyzed sale of control acquisition transactions for both Midwest and National peer groups. The following chart details the median financial and transaction statistics for the two selected transaction groups and for the Corporation:

	Total
	Assets	Tg Equity/	YTD	YTD	Price/		Price/LTM
Peer Group	($000)	Tg Assets	ROAA	ROAE	Tg Book		EPS

Midwest	$144,334	9.39%	0.58%	6.56%	189%		27.9
National	$145,959	8.58%	0.59%	6.17%	231%		33.6

Corporation(1)	$143,309	7.35%	0.41%	5.16%	210	%(2)	38.0 (2)

(1)	Based on stated net income of $577,000 for the twelve months ending September 30, 2006.

(2)	Selected multiples before minority share discount.
     Based on the analysis of these transactions, Austin selected a price-to-tangible book ratio of 210% and a price-to-earnings multiple of 38.0 to establish indications of value for the Corporation under this guideline transactions methodology.
     Austin analyzed all control premium information for bank sale transactions since 2001. The average and median prices paid in these transactions over the pre-announced stock trading levels of the target companies approximated between 25% and 65%. For 2005, the average one-month control premium measured 36.2%, while the average one-month premium for the year-to-date period ending September 30, 2006 measured 35.0%. Based on this data, Austin selected a 35.0% control premium, resulting in an implied minority share discount of 25.9%. The 35 percent control premium selected by Austin was based on a review of control premiums paid for publicly traded banking organizations that subsequently sold. Austin reviewed control premiums in transactions announced from 2001 through September 30, 2006. Over the last three years, the average one month control premium (i.e. seller’s stock price one month before the deal announcement) equaled 36.7 percent in 2004, 36.5 percent in 2005 and 35.0 percent for the year-

to-date period ending September 30, 2006. This minority discount has been applied to the selected control level multiples to establish indications of value on a minority interest level.
     Pursuant to this analysis, a per share value based on price-to-tangible book value equaled $88.32 and a per share value based on price-to-earnings equaled $86.41.
     Historical Market Price. The final valuation method considered is the market price of the Corporation’s shares as reflected in actual trading prices since January 1, 2005. Several transactions involving the Corporation’s shares were reported throughout 2005 and 2006. The Corporation’s shares are traded on the OTCBB and trades are infrequent. In 2005, approximately 13,900 shares changed hands at prices ranging from $87.00 to $90.00 per share. In the year-to-date period ending September 30, 2006, approximately 29,600 shares changed hands at prices ranging from $87.50 to $91.25 per share. In addition, Company repurchased 800 shares of common stock at $93.00 per share in October of 2006.
     Fair Market Value. Given the nature of the going private transaction, Austin determined that the appropriate standard of value was the “fair market value” of a minority interest in the Corporation. In certain transactions and valuations, a marketability discount would be applied to determine fair market value. However, in a “cash-out” transaction as is being proposed, Austin has determined that a marketability discount should not be applied. A summary of the valuation findings discussed previously is provided below:

Discounted Cash Flow Value	$87.25
Net Asset Value	$76.04
Minority Share Comparable Value
Price to Tangible Book Value	$85.17
Price to Earnings Value	$85.96
Sale of Control Value with Minority Share Discount
Price to Tangible Book Value	$88.32
Price to Earnings Value	$86.41
Market Price (2006 Price Range)	$87.50 – $93.00

Fair Market Value Determination	$87.00
     Having considered each of the valuation methods discussed above, Austin concluded the fair market value of one share of the Corporation’s common stock was $87.00. No specific weighting was used to determine the $87.00 value. Generally, it reflects a balance between the discounted cash flow value ($87.25) and the range of market comparable results ($85.17 to $88.32). Very little consideration was given to the net asset value approach ($76.04). While the reported market price of the Corporation’s shares was higher than $87.00 per share, the Corporation’s shares are infrequently traded. Therefore, Austin gave less consideration to market price of Corporation’s shares in determining the fair market value.
     Pro Forma Analysis. In rendering the Fairness Opinion, Austin also considered the pro forma impact of the Stock Splits to the Corporation. For illustrative purposes, Austin prepared pro forma analyses of cash-out prices of $87.00, $89.00, $91.00, $93.00, and $95.00 per share assuming that 17,580 shares will be repurchased. Among other measurements, Austin considered the pro forma impact to earnings per share (“EPS”), book value per share, return on average equity (“ROAE”), and regulatory capital ratios. Austin concluded that at $95.00 per share, (1) the transaction would have a positive impact on EPS of approximately 18.2%; (2) book value per share would be diluted by approximately 6.0%, and such dilution would be recovered in approximately 6.5 years; (3) ROAE would be enhanced by approximately 134 basis points and (4) consolidated capital ratios would remain well in excess of the well-capitalized regulatory guidelines for capital adequacy.
     Conclusion. Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of the Fairness Opinion, Austin is of the opinion that, as of the date of the Fairness Opinion, the Cash Out Price of $95.00 per share to be paid by the Corporation in lieu of issuing fractional shares in connection with the Stock Splits is fair, from a financial point of view, to the unaffiliated Cashed Out Holders and unaffiliated Continuing Holders. Austin’s Fairness Opinion is attached to this Proxy Statement as Exhibit A.
     Qualifying Statements Regarding Fairness Opinion. In rendering the Fairness Opinion, Austin relied upon and assumed, without independent verification, that the financial and other information provided to Austin by the management of the Corporation, including the financial projections, was accurate, complete and reasonably prepared and reflects the best currently available estimates of the financial results and condition of the Corporation; that no material changes have occurred in the information reviewed between the date the information was provided and the date of the Fairness Opinion; and that there were no facts or information regarding the Corporation that would cause the information supplied by Austin to be incomplete or misleading in any material respect. Austin did not independently verify the accuracy or completeness of the information supplied to it with respect to the Corporation, and does not assume responsibility to verify the information. Austin also assumed that the transaction will be consummated in all material respects as described in this Proxy Statement and the proposed amendments to the Corporation’s Articles. Austin did not make any independent appraisal of the specific properties or assets of the Corporation.
     AUSTIN WAS NOT ASKED TO OPINE AND DOES NOT EXPRESS ANY OPINION AS TO: (1) THE TAX OR LEGAL CONSEQUENCES OF THE STOCK SPLITS; (2) THE REALIZABLE VALUE OF THE CORPORATION’S SHARES OR THE PRICES AT WHICH THE CORPORATION’S SHARES MAY TRADE AND (3) THE FAIRNESS OF ANY ASPECT OF THE TRANSACTION NOT EXPRESSLY ADDRESSED IN THE FAIRNESS OPINION.
     THE FAIRNESS OPINION DOES NOT ADDRESS THE BOARD’S UNDERLYING BUSINESS DECISION TO AFFECT THE TOCK SPLITS OR THE UNDERLYING BUSINESS DECISION TO ENDORSE THE TOCK SPLITS, NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER THE STOCKHOLDER SHOULD VOTE FOR OR AGAINST THE TRANSACTION.
     The summary set forth above describes the material points of the detailed analyses performed by Austin in arriving at the Fairness Opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances, and is therefore not readily susceptible to summary description. In arriving at the Fairness Opinion, Austin made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Austin believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in the Fairness Opinion. In its analyses, Austin made numerous assumptions with respect to the Corporation, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses.
     No company or going private transaction utilized in Austin’s analyses was identical to the Corporation. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interests (in the case of acquisition transactions analysis), as well as other factors that could affect the public trading markets of companies to which the Corporation is being compared.

MEETING AND VOTING INFORMATION
     Each properly executed proxy received prior to the Special Meeting and not revoked will be voted as directed by the stockholder or, in the absence of specific instructions to the contrary, will be voted “FOR” the approval of the Stock Splits.
Time and Place
     The Special Meeting will be held on                     , 2007, at                      ___.m., local time at                     , Marion, Ohio.
Revoking Your Proxy
     Without affecting any vote previously taken, you may revoke your proxy by either (i) submitting a later dated proxy or a written revocation which is received by the Corporation before the proxy is exercised or (ii) by attending the Special Meeting and voting in person or giving notice of revocation in open meeting before the proxy is exercised. Attending the Special Meeting will not, by itself, revoke a proxy.
Record Date
     Only the Corporation’s stockholders of record at the close of business on the Record Date (                    , 2007) are entitled to vote at the Special Meeting. Each stockholder will be entitled to cast one vote for each share then owned. According to the Corporation’s records, there were 183,939 votes entitled to be cast at the Special Meeting as of the Record Date.
Quorum and Required Vote
     The presence at the Special Meeting in person or by proxy of the holders of at least a majority of the issued and outstanding shares of the Corporation as of the Record Date is necessary to establish a quorum to conduct business at the Special Meeting.
     Each stockholder is entitled to cast one vote for each share owned on the Record Date. Under Ohio law and the Corporation’s Articles and Code of Regulations, the affirmative vote of at least a majority, or 91,970, of the issued and outstanding shares of the Corporation as of the Record Date is necessary to approve the Stock Splits. The executive officers and directors of the Corporation together own 34,556, or approximately 18.79%, of the shares entitled to vote at the Special Meeting. Our executive officers and directors have indicated they will vote in favor of the Stock Splits.
     Stockholders holding shares in “street name” should review the information provided to them by their broker or bank or other nominee. This information will describe the procedures to follow to instruct the nominee how to vote the “street name” shares and how to revoke previously given instructions. The proposal to approve the Stock Splits is a “non-discretionary” item, meaning that nominees cannot vote the shares in their discretion on behalf of a client if the client has not given them voting instructions. Shares held in “street name” that are not voted by brokerage firms or other nominees are referred to as “broker non-votes.”
     Broker non-votes and abstentions are counted toward the establishment of a quorum for the Special Meeting. However, because the affirmative vote of a majority of the outstanding shares is necessary to approve the Stock Splits, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal to approve the Stock Splits. The Board urges you to complete, date and sign the enclosed proxy and to return it promptly in the enclosed self-addressed, postage-paid return envelope to assure that a quorum is present at the Special Meeting and that your shares can be voted as you wish.
Solicitation and Costs
     The enclosed proxy is solicited on behalf of the Board. Proxies may be solicited by the directors, officers and other employees of the Corporation and the Bank, in person or by telephone, mail, facsimile or electronic mail only for use at the Special Meeting. The Corporation will bear the costs of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy and all other costs of the Board’s solicitation of proxies for the Special Meeting. Brokerage houses, banks and other nominees, fiduciaries, and custodians nominally holding shares of the Corporation as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and we will reimburse them for their reasonable expenses.
     We estimate that the repurchase of fractional shares from Cashed Out Holders in connection with the Stock Splits will cost approximately $1.85 million. We intend to finance the Stock Splits by using cash on hand and marketable securities.
     The following is an estimate of the expenses we expect to incur in connection with the Stock Splits and the solicitation of proxies for the Special Meeting. Final expenses may be higher or lower than the estimates provided below.

Legal Fees	$85,000
Accounting Fees	5,000
Filing Fees	500
Financial Advisory / Valuation Fees	25,000
Printing and Mailing Costs	5,000
Proxy Solicitor Fees	0
Other	5,000

Total	$125,500

     Based upon our estimated cost savings as a result of deregistering the Corporation’s shares, we expect to recoup these expenses in less than two years.

INFORMATION ABOUT THE CORPORATION
Business of the Corporation
     On May 16, 1996, the Bank completed its reorganization into the wholly-owned subsidiary of Ohio State Bancshares, Inc., a newly-formed company organized exclusively to become the Bank’s parent holding company. Pursuant to the reorganization, Bank shareholders exchanged each share of Bank common stock for one common share of the Corporation. As a result, the Corporation became the sole stockholder and parent holding company of the Bank. The Bank, which was chartered on March 24, 1988 and commenced operations on August 23, 1988, is headquartered in Marion, Ohio. The Bank serves the central Ohio counties of Marion and Union, and anticipates opening a new branch office in Delaware County during the third quarter of 2007. The Bank’s main office is located at 111 South Main Street, Marion, Ohio 43302, and the Corporation’s phone number at this office is (740) 387-2265.
     The Bank offers a full range of commercial banking services, including commercial loans, real estate loans and various types of consumer loans; checking, savings and time deposits; money market accounts; travelers checks; pre-approved overdraft protection; safe deposit boxes and other customary nondeposit banking services. At the present time, the Bank does not have a trust department, but can provide access to this service through correspondent banks. The Bank is a member of 24-hour automated teller networks.
     The Corporation, as a bank holding company, is subject to regulation under the Bank Holding Company Act of 1956 (BHCA), as amended, and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System under the BHCA. The Bank is subject to regulation and examination primarily by the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation (FDIC). The Corporation is also under the jurisdiction of the SEC and certain state securities commissions for matters relating to the offering and sale of its securities. The Corporation is subject to the disclosure and regulatory requirements of the Securities Act and the Exchange Act, as administered by the SEC.
Directors and Executive Officers and Principal Holders
     The tables below provide certain information with respect to the Corporation’s directors and executive officers as of the Record Date, and include information regarding shares beneficially owned by the directors and executive officers. The directors and executive officers of the Corporation will receive no extra or special benefit not shared on a pro rata basis by all other holders of the Corporation’s shares. The executive officers and directors of the Corporation and the Bank currently beneficially own approximately 18.79% of the Corporation’s outstanding shares. If the Stock Splits are implemented, the directors and executive officers will thereafter beneficially own approximately 20.93% of the Corporation’s outstanding shares. Except for Lowell E. Thurston, Ted M. McKinniss, Steven M. Strine and Todd M. Wanner, all of the directors and executive officers of the Corporation currently hold more than 150 shares and will remain stockholders of the Corporation after the Stock Splits. Messrs. Strine and Wanner currently own 115 shares and 30 shares respectively, and each will be cashed out in connection with the Stock Splits. Messrs. Thurston and McKinniss, who own 100 shares and 77 shares respectively, intend to aggregate their respectively held shares into a joint account in order to avoid being cashed out. For more information, please see the sections entitled “Special Factors — Fairness of the Stock Splits.”
DIRECTORS

				Shares
				Beneficially
				Owned as of
Name and Mailing		Principal Occupation	Director	Record		Percent
Address (6)		Over the Past Five Years	Since	Date(8)		of Class
Lowell E. Thurston	66	President, Carroll’s Jewelers	2006	100		0.05%
Gary E. Pendleton	62	President and CEO, Ohio State Bancshares, Inc.	1990	2,110	(1)	1.15%
Ted M. McKinniss	56	Attorney of counsel with Kegler, Brown, Hill and Ritter	2005	77		0.04%
Theodore L. Graham	61	Managing Partner, Graham Investment Co. (Warehousing and Real Estate Development)	1991	11,923	(2)	6.48%
Lois J. Fisher	58	Commercial Real Estate Development	1994	708	(3)	0.38%
Thurman R. Mathews	78	Owner, Mathews, Kennedy Ford Lincoln Mercury, Marion	1994	18,993	(4)	10.33%
Fred K. White	72	Real Estate Agent, HER Kinney Properties(7)	1994	500	(5)	0.27%
EXECUTIVE OFFICERS

				Shares
				Beneficially
				Owned as of
Name and Mailing		Positions held	Executive	Record	Percent
Address (6)		During the Past Five Years	Since	Date(8)	of Class
Gary E. Pendleton	62	President and Chief Executive Officer	1996 (9)	2,110 (1)	1.15%
Steven M. Strine	51	Senior Vice President and Chief Lending Officer	1999	115	0.06%
Todd M. Wanner	33	Senior Vice President and Chief Financial Officer	2000	30	0.02%

Executive Officers and Directors as a Group (9 Persons)				34,556	18.79%

(1)	Includes 507 shares owned jointly with spouse.

(2)	Includes 11,537 shares owned by partnership of which Mr. Graham is a general partner.

(3)	Includes 500 shares held in a trust of which Ms. Fisher is the Trustee.

(4)	Includes 17,549 shares owned by spouse.

(5)	Includes 500 shares owned by Fred K. White Living Trust.

(6)	The mailing address of each Director for receipt of communications in connection with these materials is 111 S. Main Street, Marion, Ohio 43302, such being the address of the principal offices of the Company. The Corporation’s phone number at its main address is (740) 387-2265.

(7)	Prior to joining HER Kinney Properties, Mr. White was Division Manager of Ohio Edison (utility company).

(8)	Unless otherwise designated, the shares set forth in the table above are shares, as known to management, over which the nominee or director has sole voting and investment power.

(9)	1996 is the year that The Ohio State Bank, formerly known as The Marion Bank, was reorganized into the wholly-owned subsidiary of Ohio State Bancshares, Inc.
     To the Corporation’s knowledge, none of the Corporation’s executive officers or directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
     Each of the Corporation’s directors and executive officers is a citizen of the United States of America. No director or executive officer of the Corporation has engaged in any transactions involving the Corporation’s shares in the past 60 days. As of the Record Date, the following persons were known to the Company to be beneficial owners of more than five percent of the Company’s Common Stock.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership		Percent of Class
Theodore L. Graham	11,923	(1)	6.48%
c/o Ohio State Bancshares, Inc. 111 S. Main Street Marion, Ohio 43302
Thurman R. Mathews	18,993	(2)	10.33%
c/o Ohio State Bancshares, Inc. 111 S. Main Street Marion, Ohio 43302
The PB & BA Miller Irrevocable Trust	11,448		6.22%
747 Marion Cardington Road Marion, Ohio 43302

(1)	Includes 11,537 shares owned by partnership of which Mr. Graham is a general partner.

(2)	Includes 17,549 shares owned by spouse.
     Upon completion of the Stock Splits, we expect no additional stockholders will own more than five percent (5%) of the Corporation’s shares.
Certain Transactions
     Some of the directors and officers of the Corporation and the companies with which they are associated are customers of and have banking transactions with the Bank in the ordinary course of the Bank’s business. All loans included in such transactions were made on the same terms and conditions as those prevailing at the time for other borrowers, and in the opinion of the management of the Bank, did not involve more than a normal risk of collectibility. In addition, Ted M. McKinniss, a member of the Corporation’s Board of Directors, is of counsel to Kegler, Brown, Hill and Ritter, LPA, a law firm with offices in Columbus and Marion, that provides legal services to both the Corporation and the Bank. During the last two years, the Corporation and the Bank have paid a total of $78,525 in legal fees to Kegler, Brown, Hill and Ritter, LPA. During the last two years, the Bank has also made payments to Mathews Kennedy Ford Lincoln Mercury, Inc., Mathews Acura Motors, Inc., Mathews Dodge Chrysler Jeep, Inc. and Mathews Budget Auto Center, Inc. (collectively, the “Dealerships”) totaling $106,000. The Dealerships are each Ohio corporations that are either wholly-owned or controlled by Thurman Mathews, a member of the Corporation’s Board of Directors. These fees were paid in connection with the Dealerships’ origination of automobile loans on behalf of the Bank. The arrangements between the Bank and the Dealerships in connection with such origination activity are on substantially the same terms as those of comparable arrangements between the Bank and other automobile dealerships in the area that are not affiliated with insiders of the Corporation.

     None of the transactions discussed herein are believed to create any conflict of interest with respect to the directors’ deliberations regarding the Stock Splits.
Market Price and Dividend Information
     The Corporation has 500,000 authorized and 183,939 outstanding shares of common stock held by approximately 520 shareholders as of the Record Date. The common stock of the Corporation trades infrequently and is not traded on any established securities market. Parties interested in buying or selling the Corporation’s stock are generally referred to Community Banc Investments, New Concord, Ohio (“CBI”). The bid and ask quotations indicated below were obtained from CBI, which handles a limited amount of the Corporation’s stock transactions.

	Bid Prices		Ask Prices		Cash Dividends
Quarter Ended	Low	High	Low	High	Declared Per Share
March 31, 2004	$77.00	$77.00	$80.00	$80.00	$0.00
June 30, 2004	77.00	82.00	80.00	85.00	0.40
September 30, 2004	82.00	82.00	85.00	85.00	0.00
December 31, 2004	82.00	85.00	85.00	87.00	0.40
March 31, 2005	84.00	84.00	87.00	87.00	0.00
June 30, 2005	84.00	88.00	87.00	91.00	0.40
September 30, 2005	88.00	88.00	91.00	91.00	0.00
December 31, 2005	88.00	90.00	91.00	93.00	0.40
March 31, 2006	90.00	90.00	93.00	93.00	0.00
June 30, 2006	90.00	92.00	93.00	95.00	0.40
September 30, 2006	92.00	92.00	95.00	95.00	0.00
December 31, 2006	92.00	92.00	95.00	95.00	0.40
March 31, 2007	92.00	94.25	95.00	95.00	0.00
     During 2006, certain market makers also began quoting the Corporation’s common shares on the Over the Counter Bulletin Board (the “OTCBB”) and the Pink Sheets under the symbol “OHSB.” The table below sets forth the high and low bid prices and the high and low ask prices, as reported by the OTCBB, for each calendar quarter beginning with the quarter ended March 31, 2006 through the quarter ended March 31, 2007.

	Bid Prices		Ask Prices		OTCBB
Quarter Ended	Low	High	Low	High	Trading Volume
March 31, 2006	$0	$0	$0	$0	0
June 30, 2006	0	0	0	0	0
September 30, 2006	90.20	90.20	105.00	105.00	1,998
December 31, 2006	90.20	92.25	94.25	120.00	636
March 31, 2007	90.00	94.00	92.00	120.00	4,100
     The quotations indicated on each of the tables above are inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions. Management does not have knowledge of the prices paid in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for the Corporation’s stock, these prices may not reflect the prices at which the stock would trade in an active market.
     Dividends are paid only when declared by the Board, in its sole discretion, based on the Corporation’s financial condition, results of operation, market conditions and such other factors as it may deem appropriate. The payment of dividends by the Corporation and the Bank is affected by various regulatory requirements and policies, such as the requirement to maintain adequate capital above regulatory guidelines. The “prompt corrective action” provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels and, in some cases, their parent bank holding companies. FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. These regulations and restrictions may limit the Corporation’s ability to obtain funds from the Bank for the Corporation’s cash needs, including funds for acquisitions, payments of dividends and interest, and the payment of operating expenses.
     If the Stock Splits are completed and we deregister our shares, the Corporation’s shares will no longer be eligible to be traded on any exchange or automated quotation service operated by a national securities association, and trades in the Corporation’s shares will only be possible through privately negotiated transactions, through licensed intrastate securities dealers such as CBI, or through other over-the-counter quotation services such as the Pink Sheets and the OTCBB.
Share Repurchase Information
     During the past two years, the Corporation has repurchased blocks of its common shares on six occasions. Between April 26, 2006 and May 10, 2006, the Corporation purchased a total of 5,000 shares of its common stock from CBI in four separate transactions, each at the price of $90.90 per share. In addition, on May 19, 2006 and October 10, 2006, the Corporation acquired 1,061 shares in two separate transactions, each at the price of $93.00 per share.

FINANCIAL INFORMATION
Summary Historical Financial Information
     The following summary consolidated financial information was derived from the Corporation’s audited consolidated financial statements as of and for each of the years ended December 31, 2006, 2005, 2004, 2003, 2002 and 2001 and from unaudited consolidated interim financial statements as of and for the nine months ended September 30, 2006. In the opinion of management, all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the financial position and results of operation have been included. The statement of operations data for the nine months ended September 30, 2006 is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes. Please see the section below entitled “Available Information.”

	Year Ended
	December 31,
(Dollars in 000’s except per share data)	2006	2005	2004	2003	2002	2001
STATEMENT OF OPERATIONS DATA
Total interest income	$8,591	$8,012	$6,661	$6,202	$6,369	$6,148
Total interest expense	4,189	3,186	2,198	2,133	2,322	2,924

Net interest income	4,402	4,826	4,463	4,069	4,047	3,224
Provision for loan losses	179	386	403	412	435	336

Net interest income after provision for loan losses	4,223	4,440	4,060	3,657	3,612	2,888
Noninterest income	801	893	742	783	724	598
Noninterest expense	4,392	4,621	4,002	3,317	2,882	2,582
Income tax expense	118	135	165	266	414	251

Net income	$514	$577	$635	$857	$1,040	$653

PER SHARE DATA:
Basic and diluted earnings per common share	$2.76	$3.03	$3.34	$4.51	$6.53	$4.47
Book value per share at period-end	60.76	59.32	59.07	57.16	53.78	42.57
Cash dividends per share	0.80	0.80	0.80	0.80	0.60	0.60
Number of shares used in earnings per share calculations	186,395	190,000	190,000	190,000	159,273	146,000

BALANCE SHEET DATA:
Total assets	$147,151	$143,541	$125,012	$110,862	$104,733	$91,407
Total securities	29,816	34,052	25,444	26,506	31,970	21,637
Total net loans	98,786	94,792	88,915	75,358	60,545	57,493
Allowance for loan losses	938	986	961	844	793	714
Total deposits	118,128	113,673	96,124	87,007	84,889	81,787
Borrowings	16,614	17,408	16,487	12,268	8,928	2,837
Shareholders’ equity	11,177	11,272	11,223	10,860	10,219	6,215

	Year Ended
	December 31,
(Dollars in 000’s except per share data)	2006	2005	2004	2003	2002	2001
OPERATING RATIOS:
(in percentages)
Total net loans to total deposits	83.63	83.39	92.50	86.61	71.32	70.30
Total shareholders’ equity to total assets	7.60	7.85	8.98	9.80	9.76	6.80
Average shareholders’ equity to average assets	7.84	7.86	9.26	9.74	8.01	7.36
Return on average equity	4.62	5.11	5.77	8.14	13.49	10.99
Return on average assets	0.36	0.40	0.53	0.79	1.08	0.81
Dividend payout ratio	28.98	26.40	23.95	17.75	9.69	13.41
Total interest expense to interest income	48.76	39.77	33.00	34.40	36.46	47.55
Allowance for loan losses to total loans	0.94	1.03	1.07	1.11	1.29	1.23
Average assets	$142,129	$143,647	$118,783	$108,027	$96,248	$80,744
Average shareholders’ equity	11,140	11,288	11,002	10,517	7,707	5,942
Averages used herein, unless indicated otherwise, are based on daily averages.
     The Corporation’s book value per share, as set forth above, has been derived from financial statements prepared by the Corporation’s management relating to the fiscal periods set forth above. As required by Exchange Act Rule 13a-14(a), the Corporation’s chief executive officer and chief financial officer have certified that such financial statements, and the financial information included in the periodic reports in which such financial statements appear, fairly present in all material respects the financial condition, results of operation and cash flows of the Corporation as of, and for, the periods presented in such periodic reports.
     A copy of the Corporation’s audited financial statements, as included in the Corporation’s Annual Report on Form 10-KSB for the year ended December 31, 2006, is attached as Exhibit D.
Pro Forma Financial Information
     We do not expect the Stock Splits or our use of approximately $1.98 million to complete the Stock Splits (which includes payments to be made to Cashed Out Holders and professional fees and other expenses related to the transaction) to have any material adverse effect on our capitalization, liquidity, results of operations or cash flow. Please see the section above entitled “Meeting and Voting Information — Solicitation and Costs.” We expect to finance the Stock Splits with cash and cash equivalents on hand.
     If the Stock Splits are completed, Cashed Out Holders will receive cash in the amount of $95.00 per share held immediately prior to the Stock Splits. The repurchase of the fractional shares resulting from the Stock Splits is estimated to cost approximately $1.85 million and would reduce the number of record holders of the Corporation’s shares from approximately 520 to approximately 220.
     We expect that, as a result of the Stock Splits and the cashing out of fractional shares held by the Cashed Out Holders:

•	Our aggregate stockholders’ equity will change from approximately $11.2 million (as of December 31, 2006) to approximately $9.3 million; and

•	Book value per share would change from $60.76 to $56.70, assuming the cash out of fractional shares had occurred on December 31, 2005.
     The following pro forma consolidated information has been derived from the Corporation’s financial statements. The financial statements for the year ended December 31, 2006, have been audited by independent registered public accountants.
     The pro forma consolidated financial statements have been prepared based upon the assumption that the Stock Splits were completed effective: (1) the first day of the period presented for the income statement; and (2) as of the date of the balance sheet. The pro forma consolidated financial statements have also been prepared based upon the assumption that all fractional shares under one whole share are repurchased. These pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred had the Stock Splits actually taken place at the respective time periods specified nor do they purport to project the results of operations for any future date or period. Based on information from various external sources, the Corporation believes that approximately 19,500 shares will be repurchased at $95.00 per share for a total purchase price of approximately $1.85 million.
     The pro forma results are not indicative of future results because the Corporation’s public reporting costs for the periods presented include only the historic public reporting costs and do not include anticipated future costs.
     The unaudited pro forma financial statements should be read in conjunction with our historical financial statements and the accompanying footnotes, which are provided as Exhibit D to this Proxy Statement.

PRO FORMA CONSOLIDATED INCOME STATEMENT
Year Ended December 31, 2006
(Dollars in thousands, except per share data)

		Pro Forma
	Historical	Adjustments		Pro Forma
	(Audited)	(Unaudited)		(Unaudited)
INCOME STATEMENT
Interest income	$8,591	($97	)(1)	$8,494
Interest expense	$4,189			$4,189

Net interest income	$4,402			$4,305
Loan loss provision	$179			$179

Noninterest income	$807			$807

Salary and benefits	$2,208			$2,208
Occupancy and equipment	$909			$909
Other noninterest expense	$1,275	($50	)(2)	$1,225

Total noninterest expense	$4,392			$4,343

Securities transactions	($6)			($6)

Income before taxes	$632			$585

Income taxes	$118	($16	)(3)	$102

Net income	$514			$483

Earnings per share
Basic and Fully Diluted	$2.76			$2.89
Average Diluted Shares	186,395			166,895

(1)	Based on 5.25% pre-tax opportunity cost on repurchase.

(2)	Reflects estimation of costs incurred as a public company for the year-ending 12/31/2006.

(3)	Based on 34% tax rate.

PRO FORMA CONSOLIDATED BALANCE SHEET
Year Ended December 31, 2006
(Dollars in thousands)

		Pro Forma
	Historical	Adjustments		Pro Forma
	(Audited)	(Unaudited)		(Unaudited)
ASSETS:
Cash and due from banks	$3,966	($1,853	)(1)	$2,114
Federal funds sold	$5,507			$5,507
Investment securities	$29,816			$29,816
Loans (gross)	$99,724			$99,724
Loan loss reserve	$938			$938

Loans (net)	$98,786			$98,786
Premises	$4,072			$4,072
FHLB stock	$629			$629
Other real estate	$435			$435
Goodwill & Intangibles Assets	$661			$661
Other assets	$3,279			$3,279

Total assets	$147,151			$145,299

LIABILITIES:
Total deposits	$118,128			$118,128
Other borrowed money	$16,614			$16,614
Other liabilities	$1,233			$1,233

Total liabilities	$135,975			$135,975

STOCKHOLDERS’ EQUITY:
Equity capital	$11,921	($1,853	)(2)	$10,069
Accumulated Other Income/(Loss)	($192)			($192)

Treasury Stock	($553)			($553)

Total equity	$11,177			$9,324

Total liabilities and stockholders’ equity	$147,151			$145,299

Shares Outstanding	183,939			164,439
Book Value Per Share	$60.76			$56.70

(1)	Represents total cash expenditure of stock repurchase.

(2)	Represents net decrease in equity capital from repurchase of shares.

Ratio of Earnings to Fixed Charges
RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)
(Dollars in thousands)

	Pro Forma Year
	Ended December		Year Ended
	31		December 31
	2006	2005	2006	2005	2004	2003
Pretax income	$585	$658	$632	$712	$800	$1,123
Fixed charges	4,189	3,186	4,189	3,186	2,198	2,133
Amortization of capitalized interest
Distributed income of equity investees
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges

Less
Interest capitalized
Preference security dividend requirements
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges

Total earnings	$4,774	$3,844	4,821	$3,898	$2,998	$3,256

Fixed charges

Interest expensed and capitalized	4,189	$3,186	4,189	$3,186	$2,198	$2,133

Amortized premiums, discounts and capitalized interest

Interest within rental expense
Preference security dividend requirements of consolidated subsidiaries

Total fixed charges	$4,189	$3,186	$4,189	$3,186	$2,198	$2,133

RATIO OF EARNINGS TO FIXED CHARGES	114.0%	120.7%	115.1%	122.3%	136.4%	152.6%

AVAILABLE INFORMATION
     The Corporation currently files reports, proxy statements and other information with the SEC pursuant to the requirements of the Exchange Act. You may read and copy, at the prescribed rates, this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.
     The SEC also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers including the Corporation, who file electronically with the SEC. The address of that site is http://www.sec.gov. Our Annual Report on Form 10-KSB for the Corporatin’s fiscal year ended December 31, 2006 is currently available for viewing and printing on the SEC’s website. We will provide a copy of our most recent Form 10-KSB to shareholders, without charge, upon written request addressed to: Ohio State Bancshares, Inc., P.O. Box 1818, Marion, Ohio 43302, Attention: Investor Relations.
     The Stock Splits will constitute a “going-private” transaction for purposes of Rule 13e-3 of the Exchange Act. As a result, the Corporation has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection and copying at the Corporation’s principal executive offices during regular business hours by any interested stockholder of the Corporation, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request addressed to: Ohio State Bancshares, Inc., P.O. Box 1818, Marion, Ohio 43302, Attention: Investor Relations. The Schedule 13E-3 is also available for viewing and printing on the SEC’s Internet world wide website.
PROPOSALS OF STOCKHOLDERS
     If the Stock Splits are approved by the requisite vote of the Corporation’s shareholders, the Corporation may not be required to include shareholder proposals in its proxy materials in connection with this year’s upcoming annual meeting, as permitted pursuant to Rule 14a-8 under the Exchange Act. However, in the event that either the Stock Splits are not effected as proposed or the proxy materials are issued prior to the termination of the Corporation’s SEC registration, the following shall apply: (1) any shareholder wishing to have his or her proposal included in the proxy statement and acted upon at the annual meeting must have submitted the proposal to the Corporation’s Secretary prior to the close of business on December 1, 2006; (2) any shareholder proposal for the upcoming annual meeting received by the Corporation after February 14, 2007 will be considered untimely, and the Corporation will vote all shares for which it has received proxies in the interest of the Corporation as determined in the sole discretion of its Board of Directors; and (3) the Corporation will retain the authority to discretionarily vote proxies with respect to shareholder proposals received by the Corporation after December 1, 2006 but prior to February 14, 2007, unless the proposing shareholder takes the necessary steps outlined in Rule 14a-4(c)(2) under the Securities Exchange Act of 1934 to ensure the proper delivery of proxy materials related to the proposal.
     The Corporation’s Code of Regulations also establishes advance notice procedures as to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. In order to make a director nomination at a shareholder meeting it is necessary that you notify the Corporation not fewer than 14 days in advance of the meeting unless the Corporation provides shareholders less than 21 days notice of the meeting and then notice of the nominations must be given not later than the seventh day after the notice of the meeting was mailed. In addition, the notice must meet all other requirements contained in our Code of Regulations. Any shareholder who wishes to take such action should obtain a copy of the Code of Regulations and may do so by written request addressed to the Secretary of the Corporation at the principal executive offices of the Corporation.
OTHER MATTERS
     The management of the Corporation is not aware of any other matters to be presented for consideration at the Special Meeting, or any adjournment thereof. If any other matter should properly come before the Special Meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.
Gary E. Pendleton
President

EXHIBIT A
FAIRNESS OPINION
January 31, 2007
Board of Directors
Ohio State Bancshares, Inc.
111 South Main Street
Marion, OH 43302
Members of the Board:
You have requested the opinion of Austin Associates, LLC (“Austin”) as to the fairness, from a financial point-of-view, of the consideration being offered to shareholders of Ohio State Bancshares, Inc. (“Company’) in connection with a going private transaction (“Transaction”). The Transaction is being completed through a reverse-stock split. Under the terms of the Transaction, shareholders of Company owning fewer than 150 shares will receive $95.00 per share in cash (“Cashed Out Shareholders”). The Company estimates that approximately 19,500 shares will be cashed-out as part of the Transaction. All other shareholders will continue to be shareholders of the Company (“Continuing Shareholders”).
In carrying out our engagement, we have among other things:
(i)	Held discussions with certain members of the senior management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company;

(ii)	Reviewed the proxy statement related to the Transaction;

(iii)	Reviewed the audited and regulatory financial statements of Company for each of the years-ended 2000-2005;

(iv)	Reviewed the interim unaudited financial statements for the nine months ended September 30, 2006, respectively;

(v)	Reviewed internal information regarding the business and prospects of Company including, but not limited to, operating budgets and financial statements;

(vi)	Prepared a valuation of the common stock of Company in connection with the Transaction to determine the fair market value of the shares of Company;

(vii)	Reviewed certain publicly available information on Company and other companies whose business activities were believed by Austin to be generally comparable to those of Company; and

(viii)	Reviewed other analyses and information as Austin deemed relevant, including but not limited to the pro forma impact of the Transaction to Company’s book value, capital and earnings.

In connection with the valuation noted above, Austin considered: (a) the nature and history of the Company; (b) the economic outlook in general and the condition and the outlook of the specific industry in particular; (c) the financial condition of the Company; (d) the earning capacity of the Company; (e) the dividend paying capacity of the Company; (f) the nature and value of the tangible and intangible assets of the Company; (g) sale of the stock and the size of the block to be valued; (h) the market price of the stocks of corporations engaged in the same or similar lines of business having their stocks actively traded in a free and open market; (i) the marketability of the Company’s stock; and (j) the determination of any control premiums or minority share discounts. A complete valuation report was delivered to the Board of Directors in December of 2006. While we did not formally update our valuation, in reaching our opinion, we reviewed and considered the performance of the Company through December 31, 2006.
In our review and analysis, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us, or publicly available, and have not attempted to verify the same. We have assumed that there has been no material change in the financial condition of Company since the date of the last financial statements made available to us. Our opinion is necessarily based upon market, economic and other conditions as of the date hereof.
We have been retained by the Board of Directors as independent advisor to the Company in connection with the Transaction. For our services in rendering this opinion, Company has paid us a fee and has indemnified us against certain liabilities.
Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the cash offer of $95.00 per share being paid in the Transaction is fair, from a financial point of view, to both the Cashed Out Shareholders and the Continuing Shareholders.
Respectfully,
Austin Associates, LLC

EXHIBIT B
PROPOSED FORM OF AMENDMENT TO
ARTICLES OF INCORPORATION
TO EFFECT THE
REVERSE STOCK SPLIT AMENDMENT
RESOLVED that Article FOURTH of the Amended Articles of Incorporation of Ohio State Bancshares, Inc. is hereby amended and replaced in its entirety as follows:
FOURTH: The authorized number of shares of the Corporation is five-hundred thousand (500,000), all of which shall be with a par value of Ten Dollars ($10.00) each.
Without regard to any other provision of these Amended Articles of Incorporation, effective at the date and time this amendment to the Amended Articles of Incorporation to amend and replace this Article FOURTH is accepted by the Secretary of State of the State of Ohio (the “Effective Time”), each one-hundred fifty (150) of the Corporation’s common shares then issued and outstanding shall be and hereby is automatically converted (without any further act) into one (1) fully-paid and non-assessable common share (the “Reverse Stock Split”), provided that no fractional shares shall be issued to holders of fewer than one-hundred fifty (150) shares of common stock immediately prior to the Effective Time of this amendment (“Cashed Out Holders”). In lieu of the issuance of any fractional share or scrip to Cashed Out Holders, each Cashed Out Holder shall be entitled to receive the amount of Ninety-Five Dollars and Zero Cents ($95.00) in cash for each share of common stock held immediately prior to the Effective Time of this amendment. Holders who held one-hundred fifty (150) or more common shares immediately prior to the Effective Time shall be issued fractional common shares for any fractional interest held immediately following the Reverse Stock Split. The Reverse Stock Split shall affect only issued and outstanding shares of the Corporation and shall not affect the total authorized number of shares.
In connection with the Reverse Stock Split, the aggregate stated capital of the Corporation shall be reduced by an amount equal to the number of shares of common stock held by Cashed Out Holders immediately prior to the Effective Time as multiplied by the per share par value of Ten Dollars ($10.00).

EXHIBIT C
PROPOSED FORM OF AMENDMENT TO
ARTICLES OF INCORPORATION
TO EFFECT THE
FORWARD STOCK SPLIT AMENDMENT
     RESOLVED that Article FOURTH of the Amended Articles of Incorporation of Ohio State Bancshares, Inc. is hereby amended and replaced in its entirety as follows:
FOURTH: The authorized number of shares of the Corporation is five-hundred thousand (500,000), all of which shall be with a par value of Ten Dollars ($10.00) each.
Without regard to any other provision of these Amended Articles of Incorporation, effective at the date and time this amendment to the Amended Articles of Incorporation to amend and replace this Article FOURTH is accepted by the Secretary of State of the State of Ohio (the “Effective Time”), each share of the Corporation’s common shares then issued and outstanding shall be and hereby is automatically converted into one-hundred fifty (150) fully paid and non-assessable common shares, with any issued and outstanding fractional share interests to be converted ratably (the “Forward Stock Split”). The Forward Stock Split shall affect only issued and outstanding shares of the Corporation and shall not affect the total authorized number of shares.
In connection with the Forward Stock Split, the aggregate stated capital of the Corporation shall not change.

EXHIBIT D
AUDITED FINANCIAL STATEMENTS

Crowe Chixek and Company LLC
Member Horwath International
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Ohio State Bancshares, Inc.
Marion, Ohio
We have audited the accompanying consolidated balance sheets of Ohio State Bancshares, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio State Bancshares, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Crowe Chizek and Company LLC
Columbus, Ohio
April 11, 2007

OHIO STATE BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005

	2006	2005
ASSETS
Cash and due from financial institutions	$3,359,821	$4,020,399
Interest-bearing deposits in other financial institutions	606,368	200,542
Federal funds sold	5,507,000	2,471,000

Cash and cash equivalents	9,473,189	6,691,941
Trading securities	176,612	—
Securities available for sale	29,639,141	34,051,759
Loans, net of allowance of $938,086 and $986,385	98,786,165	94,792,219
Premises and equipment, net	4,071,922	3,121,605
Cash surrender value of life insurance policies	1,688,764	1,618,400
Goodwill	270,500	270,500
Intangible assets	390,756	459,713
Accrued interest receivable	730,385	700,199
Federal Home Loan Bank and other restricted stock	628,540	576,840
Other real estate owned	435,060	435,060
Other assets	860,006	823,122

	$147,151,040	$143,541,358

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$12,791,036	$14,070,105
Interest-bearing	105,336,714	99,603,204

Total	118,127,750	113,673,309
Borrowings	13,613,858	14,408,377
Subordinated debentures	3,000,000	3,000,000
Accrued interest payable	277,493	201,210
Other liabilities	955,419	986,940

Total liabilities	135,974,520	132,269,836

Shareholders’ equity
Common stock, $10.00 par value, 500,000 shares authorized; 190,000 shares issued	1,900,000	1,900,000
Additional paid-in capital	5,045,227	5,045,227
Retained earnings	4,976,037	4,609,252
Accumulated other comprehensive income (loss)	(191,571)	(282,957)
Treasury stock, at cost; 6,061 shares	(553,173)	—

Total shareholders’ equity	11,176,520	11,271,522

	$147,151,040	$143,541,358

See accompanying notes to consolidated financial statements.

OHIO STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2006 and 2005

	2006	2005
Interest and dividend income
Loans, including fees	$7,141,443	$6,600,051
Taxable securities	1,018,979	973,202
Nontaxable securities	259,700	287,487
Dividends	34,121	24,640
Federal funds sold and other	136,526	126,194

Total interest and dividend income	8,590,769	8,011,574

Interest expense
Deposits	3,407,545	2,448,533
Subordinated debentures	241,287	186,262
Federal Home Loan Bank and other borrowings	539,675	551,683

Total interest expense	4,188,507	3,186,478

Net interest income	4,402,262	4,825,096

Provision for loan losses	178,500	385,500

Net interest income after provision for loan losses	4,223,762	4,439,596

Noninterest income
Fees for customer services	724,398	743,854
Net gains (losses) on sales of securities	(5,680)	1,169
Gain on sale of credit card portfolio	—	70,471
Other	82,284	77,174

Total noninterest income	801,002	892,668

Noninterest expense
Salaries and employee benefits	2,208,478	2,294,587
Occupancy and equipment	908,756	855,478
Professional fees	207,080	238,382
Office supplies	194,530	186,017
Loan collection and repossessions	72,995	79,437
Advertising and public relations	123,209	119,630
Taxes, other than income	152,487	150,750
ATM and debit card processing	75,533	97,783
Intangible asset amortization	68,957	73,287
Other	380,266	525,321

Total noninterest expense	4,392,291	4,620,672

Income before income taxes	632,473	711,592
Income tax expense	118,217	134,991

Net income	$514,256	$576,601

Basic and diluted earnings per share	$2.76	$3.03

Weighted average shares outstanding	186,395	190,000

See accompanying notes to consolidated financial statements.

OHIO STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2006 and 2005

				Accumulated
		Additional		Other		Total
	Common	Paid-in	Retained	Comprehensive	Treasury	Shareholders'
	Stock	Capital	Earnings	Income (Loss)	Stock	Equity
Balance, January 1, 2005	$1,900,000	$5,045,227	$4,184,651	$93,058	$—	$11,222,936

Comprehensive income:
Net income			576,601			576,601
Change in net unrealized gain (loss) on securities available for sale, net of reclassification and tax effects				(376,015)		(376,015)

Total comprehensive income						200,586

Cash dividends declared ($0.80 per share)			(152,000)			(152,000)

Balance, December 31, 2005	1,900,000	5,045,227	4,609,252	(282,957)	—	11,271,522

Comprehensive income:
Net income			514,256			514,256
Change in net unrealized gain (loss) on securities available for sale, net of reclassification and tax effects				91,386		91,386

Total comprehensive income						605,642

Purchase of 6,061 shares of treasury stock					(553,173)	(553,173)

Cash dividends declared ($0.80 per share)			(147,471)			(147,471)

Balance, December 31, 2006	$1,900,000	$5,045,227	$4,976,037	$(191,571)	$(553,173)	$11,176,520

See accompanying notes to consolidated financial statements.

OHIO STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2006 and 2005

	2006	2005
Cash flows from operating activities
Net income	$514,256	$576,601
Adjustment to reconcile net income to net cash from operating activities:
Depreciation and amortization	399,872	369,163
Net amortization of securities	26,803	64,102
Provision for loan losses	178,500	385,500
Deferred taxes	(46,227)	(88,183)
Net realized (gains) losses on sales of securities	5,680	(1,169)
Purchase of trading securities	(169,000)	—
Net (gain) loss recognized on trading securities	(7,612)	—
Federal Home Loan Bank stock dividends	(31,700)	(23,400)
Increase in cash surrender value of bank owned life insurance	(60,364)	(43,092)
Gain on sale of credit card portfolio	—	(70,471)
Net (gain) loss on sales of other real estate owned	—	(3,083)
Change in deferred loan costs	109,742	77,077
Change in accrued interest receivable	(30,186)	(108,069)
Change in accrued interest payable	76,283	8,959
Change in other assets and other liabilities	(59,030)	(46,976)

Net cash from operating activities	907,017	1,096,959

Cash flows from investing activities
Securities available for sale
Sales	2,160,827	298,800
Maturities, prepayments and calls	3,976,417	4,018,771
Purchases	(1,618,646)	(13,557,657)
Purchases of Federal Home Loan Bank stock	(20,000)	(15,700)
Loan originations and payments, net	(4,292,413)	(1,147,909)
Proceeds from sale of credit card portfolio	—	778,474
Purchases of premises and equipment	(1,281,232)	(572,384)
Proceeds from sale of other real estate owned	—	177,786
Purchase of bank owned life insurance	(10,000)	(30,000)

Net cash from investing activities	(1,085,047)	(10,049,819)

Cash flows from financing activities
Net changes in deposits	4,454,441	(1,370,132)
Net cash received from branch acquisitions	—	11,745,892
Proceeds from long-term borrowings	5,500,000	7,200,000
Principal repayments of long-term borrowings	(6,294,519)	(6,278,943)
Repurchase of common stock for treasury	(553,173)	—
Cash dividends paid	(147,471)	(152,000)

Net cash from financing activities	2,959,278	11,144,817

Net change in cash and cash equivalents	2,781,248	2,191,957
Beginning cash and cash equivalents	6,691,941	4,499,984

Ending cash and cash equivalents	$9,473,189	$6,691,941

Supplemental cash flow information:
Interest paid	$4,112,224	$3,153,297
Income taxes paid	300,000	300,000
Supplemental noncash disclosures:
Transfers from loans to other real estate owned and repossessions	$10,225	$198,200
See accompanying notes to consolidated financial statements.

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation: The consolidated financial statements include the accounts of Ohio State Bancshares, Inc. (“OSB”) and its wholly-owned subsidiary, The Ohio State Bank (“Bank”), together referred to as the Corporation. Intercompany transactions and balances are eliminated in consolidation. On January 3, 2005, the Corporation changed the name of the Bank from The Marion Bank in order to establish a more uniform regional identity.
Nature of Operations: The Corporation provides financial services through its main and branch offices in Marion and Union counties in the state of Ohio. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold. There are no significant concentrations of loans to any one industry or customer. However, general economic conditions affect the customers’ ability to repay.
Use of Estimates: To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, fair values of financial instruments and the status of contingencies are particularly subject to change.
Cash Flow Reporting: Cash and cash equivalents include cash, deposits with other financial institutions with maturities under 90 days and federal funds sold. Net cash flows are reported for loan and deposit transactions, interest-bearing time deposits with other financial institutions, other asset and other liabilities, and short-term borrowings with maturities of 90 days or less.
Trading Assets: The Company engages in trading activities for its own account. Securities that are held principally for resale in the near term are recorded at fair value with changes in fair value included in earnings. Interest and dividends are included in net interest income. Quoted market prices are used to determine the fair value of trading securities. At year-end 2006 the cost basis and fair value of trading securities was $169,000 and $176,612.
Securities: Debt securities are classified as available for sale and carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and are based on the amortized cost of the security sold.
Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Corporation’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.
Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of net deferred loan costs and the allowance for loan losses.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Interest income is accrued on the unpaid principal balance and includes level-yield amortization of net deferred loan costs over the loan term. Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Past due status is based upon contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for a loan placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.
The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.
A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.
Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs after acquisition are generally expensed. Some costs will be capitalized to foreclosed assets if these costs have future benefits and increase the fair value of the asset.
Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 1 to 10 years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease.
Bank Owned Life Insurance: The Corporation has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.
Federal Home Loan Bank (FHLB) and other restricted stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. The Bank also holds restricted stock in another financial institution. Both stocks are carried at cost, classified as restricted securities, and periodically evaluated for impairment. Because these stocks are viewed as long term investments, impairment is based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Goodwill and Other Intangible Assets: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. Other intangible assets consist of core deposit intangibles arising from branch acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over estimated useful lives, which is 10 years.
Long-term Assets: Premises and equipment, intangible assets and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans, issued to meet customer financing needs. The face amounts for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.
Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share is not currently applicable since the Corporation has no potentially dilutive common shares.
Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the amount of dividends paid by the Bank to OSB or by OSB to shareholders.
Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are now such matters that will have a material effect on the financial statements.
Restrictions on Cash: The Corporation was required to have $393,000 and $392,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year-end 2006 and 2005. These balances do not earn interest.
Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of shareholders’ equity.
Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.
Adoption of New Accounting Standards: In 2006, there were several accounting standards issued that are effective or will be effective. FIN 48, relating to income taxes and SAB 108 on correcting misstatements were effective at year-end 2006 but were not material to the Corporation’s financial statements. New standards that are effective at the beginning of 2007, including 155 on hybrid financial instruments, 156 on servicing financial assets, and EITF 06-05 on life insurance, were not material to the Corporation’s financial statements. Standards that are effective in the future, including 157 on fair value measurement, 158 on pensions and post-retirement plans, and EITF 06-4 on deferred compensation, are not expected to be material to the Corporation’s financial statements.
Reclassifications: Certain reclassifications have been made to the 2005 financial statements to be comparable to the 2006 presentation.
NOTE 2 – SECURITIES AVAILABLE FOR SALE
Year-end securities are as follows.

	2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Treasury	$100,485	$1,499	$—	$101,984
U.S. government sponsored entities	15,681,100	—	(169,681)	15,511,419
Mortgage-backed	7,241,604	—	(168,903)	7,072,701
State and municipal	6,391,840	106,459	(51,147)	6,447,152
Corporate	514,372	—	(8,487)	505,885

Total debt securities	$29,929,401	$107,958	$(398,218)	$29,639,141

	2005
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Treasury	$100,579	$2,234	$—	$102,813
U.S. government sponsored entities	17,397,029	2,752	(293,781)	17,106,000
Mortgage-backed	8,631,902	—	(208,310)	8,423,592
State and municipal	7,821,810	136,188	(53,396)	7,904,602
Corporate	529,162	—	(14,410)	514,752

Total debt securities	$34,480,482	$141,174	$(569,897)	$34,051,759

(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)
Sales of available for sale securities were as follows:

	2006	2005
Proceeds	$2,160,827	$298,800
Gross gains	22,111	1,169
Gross losses	27,791	—
The tax benefit (provision) related to these net realized gains and losses were $1,931 and $(397), respectively.
The fair values of securities at year-end 2006, by contractual maturity are shown below. Mortgage-backed security principal payments are distributed based on current prepayment speeds. Actual maturities may differ from expected maturities because certain borrowers may have the right to call or repay obligations without penalty.

Fair
Value
Due in one year or less	$7,118,697
Due from one to five years	16,770,796
Due from five to ten years	4,054,549
Due after ten years	1,695,099

$29,639,141

Securities with carrying values of $17,462,000 and $17,619,000 at December 31, 2006 and 2005 were pledged to secure public deposits and for other purposes.
Securities with unrealized losses at year end 2006 and 2005, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	2006
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. government sponsored entities	$3,204,612	$(6,574)	$11,981,807	$(163,107)	$15,186,419	$(169,681)
Mortgage-backed	—	—	7,072,701	(168,903)	7,072,701	(168,903)
State and municipal	1,030,589	(1,027)	2,653,907	(50,120)	3,684,496	(51,147)
Corporate	—	—	505,885	(8,487)	505,885	(8,487)

Total temporarily impaired	$4,235,201	$(7,601)	$22,214,300	$(390,617)	$26,449,501	$(398,218)

	2005
U.S. government sponsored entities	$9,307,211	$(124,686)	$6,795,852	$(169,095)	$16,103,063	$(293,781)
Mortgage-backed	5,688,295	(131,295)	2,735,297	(77,015)	8,423,592	(208,310)
State and municipal	2,182,460	(21,514)	1,418,694	(31,882)	3,601,154	(53,396)
Corporate	—	—	514,752	(14,410)	514,752	(14,410)

Total temporarily impaired	$17,177,966	$(277,495)	$11,464,595	$(292,402)	$28,642,561	$(569,897)

(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)
At December 31, 2006, there were no securities with other than temporary declines in fair value as the decline in fair value is largely due to an increase in market interest rates compared to the rate environment when the securities were acquired. Fair values are expected to recover as the bonds approach their maturity date. Timely repayment of principal and interest is guaranteed by the issuer. Management has the intent and ability to hold the securities for the foreseeable future.
NOTE 3 — LOANS
Year-end loans were as follows.

	2006	2005
Commercial	$10,798,154	$9,614,236
Installment	15,217,977	18,529,276
Residential and non-commercial real estate	37,201,951	37,194,365
Commercial real estate	36,299,966	30,107,709
Other	35,565	52,638

	99,553,613	95,498,224
Net deferred loan costs	170,638	280,380
Allowance for loan losses	(938,086)	(986,385)

	$98,786,165	$94,792,219

Activity in the allowance for loan losses was as follows.

	2006	2005
Beginning balance	$986,385	$961,404
Loans charged-off	(281,392)	(450,700)
Recoveries of previous charge-offs	54,593	90,181
Provision for loan losses	178,500	385,500

Ending balance	$938,086	$986,385

Loans individually considered impaired were as follows.

	2006	2005
Year-end balance of impaired loans with allocated allowance	$955,423	550,492
Amount of allowance allocated at year-end	155,637	159,991
Average balance of impaired loans	778,969	306,249
Interest income recognized during impairment	44,641	—
Cash-basis interest income recognized	43,438	—
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 3 – LOANS (Continued)
Nonperforming loans were as follows.

	2006	2005
Loans past due over 90 days still on accrual	$300,953	$7,772
Loans on nonaccrual	1,491,008	1,151,297
Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.
NOTE 4 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows.

	2006	2005
Land	$1,016,647	$153,875
Building and improvements	2,596,706	2,337,380
Furniture, fixtures and equipment	2,215,390	2,062,456
Leasehold improvements	65,495	59,295

Total cost	5,894,238	4,613,006
Less accumulated depreciation	(1,822,316)	(1,491,401)

	$4,071,922	$3,121,605

Depreciation expense was $330,915 and $295,876 in 2006 and 2005.
The Bank’s Richland Road branch facility is leased under an operating lease. The lease term is for twenty years and expires in December of 2016. In December of the fifth (2001), tenth (2006) and fifteenth (2011) years of the lease, the rent shall be adjusted by 50% of the cumulative increase in the Consumer Price Index over the previous five years with a minimum of 5% increase and a maximum of 10% increase for any one five-year period. Total rental expense was $41,307 in 2006 and $41,073 in 2005. Minimum annual rental commitments under this noncancelable operating lease will be $43,886 for 2007 through 2010 and $44,069 for 2011, and will total $226,564 thereafter. This will result in future minimum lease payments of $446,177.
As of December 31, 2006, the Bank is in process of building an additional full-service banking location in Delaware County, Ohio. The property is approximately 1.9 acres on the corner of Coal Bend Road and U.S. Route 23 and was purchased for approximately $863,000. Approximately $472,000 of building and equipment has been capitalized related to the current construction of this banking location.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 5 – GOODWILL AND INTANGIBLE ASSETS
On January 18, 2005, the Corporation acquired two branch facilities which resulted in recognized goodwill and intangible assets. The change in balance of goodwill and intangible assets are as follows:

	2006	2005
Goodwill
Beginning of year	$270,500	$—
Acquired goodwill	—	270,500

End of year	$270,500	$270,500

Intangible Assets
Beginning of year gross carrying amount	$533,000	$—
Acquired core deposit intangible	—	533,000
Accumulated core deposit amortization	(142,244)	(73,287)

End of year	$390,756	$459,713

Estimated amortization expense for each of the next five years is as follows:

2007	$58,613
2008	49,821
2009	46,761
2010	46,761
2011	46,761
The acquired core deposit intangible is being amortized over 10 years using an accelerated method.
NOTE 6 — DEPOSITS
Year-end interest-bearing deposits were as follows.

	2006	2005
Demand and money market	$26,221,693	$21,742,739
Savings	16,019,757	18,301,064
Time:
In denominations under $100,000	32,788,227	32,359,147
In denominations of $100,000 or more	30,307,037	27,200,254

Total interest-bearing deposits	$105,336,714	$99,603,204

(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 6 – DEPOSITS (Continued)
Scheduled maturities of time deposits were as follows.

1 year or less	$44,486,624	$35,897,596
1 through 2 years	15,734,017	15,042,702
2 through 3 years	1,958,951	6,975,633
3 through 4 years	639,446	1,035,317
4 through 5 years	267,131	579,756
Greater than 5 years	9,095	28,397

	$63,095,264	$59,559,401

Occasionally, in order to meet liquidity or asset/liability needs, the Bank will accept time deposits from out-of-market investors. These time deposits totaled $6,712,000 and $6,318,000 at year-end 2006 and 2005.
NOTE 7 — BORROWINGS
Borrowings from the Federal Home Loan Bank of Cincinnati are financing arrangements used by the Corporation. Information concerning borrowings was as follows.

	2006	2005
Maximum month-end balance during the year	$13,790,000	$16,578,000
Average balance during the year	12,486,000	15,037,000
Average interest rate during the year	4.32%	3.67%
Average interest rate at year-end	4.67%	3.99%
Federal Home Loan Bank (“FHLB”) borrowings at year-end 2006 and 2005 were as follows.

	2006	2005
Convertible advance, 4.60%, due January 24, 2011	$—	$1,000,000
Mortgage-matched advance, 5.91% fixed rate, maturity July 1, 2011	25,004	29,716
Constant monthly payment advances with fixed rates between 3.78% and 4.43%, final maturities ranging from May, 2007 through January, 2009	888,854	1,578,661
Regular fixed rate advances with rates between 3.73% and 5.74% and maturities through March, 2011 for 2006 and rates between 2.72% and 4.90% and maturities through August, 2008 for 2005	12,700,000	11,800,000

	$13,613,858	$14,408,377

The mortgage-matched advance and constant monthly payment advances require monthly principal and interest payments.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 7 — BORROWINGS (Continued)
Maturities of FHLB borrowings for the next five years and thereafter were:

Year ended December 31,
2007	$6,697,363
2008	3,201,790
2009	2,205,623
2010	5,965
2011	1,503,117

$13,613,858

The advances were collateralized by $20,509,000 and $19,451,000 of first lien mortgage loans under a blanket lien arrangement as well as the Bank’s FHLB stock at year-end 2006 and 2005.
NOTE 8 – SUBORDINATED DEBENTURES
In February 2004, Ohio State Bancshares, Inc. (“Corporation”) formed a special purpose entity, Ohio State Bancshares Capital Trust I (“Trust”). The sole purpose of the Trust was to issue $3,000,000 of variable-rate trust preferred securities as part of a pooled offering of such securities. The Trust then delivered the proceeds to the Corporation in exchange for subordinated debentures with the same provisions and payment terms as the issued trust preferred securities. In accordance with U.S. generally accepted accounting principles, the Trust is not consolidated in the financial statements of the Corporation. However, the trust will have no operating activities or cash flows outside of the trust preferred securities.
The subordinated debentures have the following terms:

Maturity:	April 23, 2034
Coupon Payment:	Quarterly at 285 basis points over the 3-month LIBOR rate
Call Options:	Callable quarterly by the Corporation starting April 2009 at par. May be called prior to 2009, at par, if a material change in tax treatment or the Federal Reserve capital requirements occurs.
Put Options:	None
The subordinated debentures had an average interest rate for 2006 of 8.04% with a 8.22% coupon rate at December 31, 2006. The subordinated debentures had an average interest rate for 2005 of 6.21% with a 7.04% coupon rate at December 31, 2005.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 9 — EMPLOYEE BENEFITS
The Corporation provides a defined contribution plan (401K plan) that covers substantially all employees. Eligible employees may contribute any percentage of their pre-tax compensation subject to maximum statutory limitations. The Corporation matches 100% of all employee contributions up to 4% of the participant’s base compensation. In addition, the Corporation may make an additional discretionary contribution allocated to all eligible participants based on compensation. Expense was $51,500 and $49,433 for the years ended December 31, 2006 and 2005 related to this plan.
The Corporation also provides a supplemental defined benefit plan for the current CEO and two former officers. Due to the complexity and volatility of expenses related to the original plans, all three of the supplemental plans were changed in 2004. The new plan calls for fixed payments of $75,000 for the first five years and $80,000 per year thereafter to be made to the current CEO upon reaching the age of 65 through his life or his spouse’s, whichever is longer. The two former officers will receive fixed death benefits of $80,000 and $113,000. The original plans were based upon performance of life insurance contracts in excess of the Bank’s cost of funds. The Corporation maintains the present day value of these expected future cash flows as an accrued payable in other liabilities. The balance of this benefit included in other liabilities at year end 2006 and 2005 was $898,000 and $850,000. Expenses for these plans were $47,668 and $81,273 for the years ended December 31, 2006 and 2005.
In 2005, the Corporation established a deferred compensation plan that covers executive officers of the Bank. Under the plan, the Corporation may make a defined contribution to the plan and participants may make elective deferrals. In 2006 and 2005, the Corporation allocated $105,000 and $64,000 to the plan that will vest for the participants only upon completion of 10 years service from the date of the contribution or upon reaching age 65. At year end 2006 and 2005, there were three participants in the plan with no vested balance and the annual net expense related to this plan was $28,341 and $4,268. The balance of this benefit included in other liabilities at year-end 2006 and 2005 was $32,609 and $4,268.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 10 — INCOME TAXES
Income tax expense was as follows.

	2006	2005
Current	$164,444	$223,174
Deferred	(46,227)	(88,183)

	$118,217	$134,991

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

	2006	2005
Federal statutory rate times pretax income at 34%	$215,041	$241,941
Effect of:
Tax exempt interest	(75,342)	(87,008)
Cash surrender value increase of bank owned life insurance	(20,524)	(14,651)
Other, net	(958)	(5,291)

Total	$118,217	$134,991

Effective tax rate %	18.7%	19.0%

Year-end deferred tax assets and liabilities relate to the following items.

	2006	2005
Deferred tax assets
Allowance for loan losses	$187,506	$193,608
Deferred compensation	316,437	290,594
Unrealized loss on securities available for sale	98,688	145,766
Nonaccrual loan interest	47,002	—
Deferred loan fees	38,685	29,702
Other	12,217	6,705

Total deferred tax assets	700,535	666,375

Deferred tax liabilities
Depreciation	(137,295)	(133,214)
FHLB stock dividend	(69,768)	(58,990)
Prepaid expenses	(48,865)	(42,488)
Security accretion	(19,412)	(8,225)
Other	(2,588)	—

Total deferred tax liabilities	(277,928)	(242,917)

Net deferred tax asset (liability)	$422,607	$423,458

(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 11 — RELATED PARTIES
Loans to principal officers, directors, and their affiliates in 2006 were as follows.

Beginning balance	$733,705
New loans	15,695
Effect of changes in composition of related parties	—
Repayments	(123,192)

Ending balance	$626,208

Deposits from principal officers, directors, and their affiliates at year-end 2006 and 2005 were $6,217,000 and $9,926,000.
NOTE 12 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk of credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.
Commitments to extend credit, primarily in the form of undisbursed portions of approved lines of credit, are principally variable rate commitments. The interest rates on these commitments ranged from 3.75% to 12.00% at year-end 2006 and 4.62% to 12.00% at year-end 2005.
Year-end contractual amounts of financial instruments with off-balance-sheet risk were as follows.

	2006	2005
Commitments to extend credit	$9,762,000	$8,153,000
Overdraft protection	1,052,000	1,100,000
Letters of credit	30,000	152,000
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 13 — FAIR VALUES OF FINANCIAL INSTRUMENTS
The carrying amount and estimated fair values of financial instruments at year-end were as follows.

	2006		2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$9,473,189	$9,473,189	$6,691,941	$6,691,941
Trading securities	176,612	176,612	—	—
Securities available for sale	29,639,141	29,639,141	34,051,759	34,051,759
Loans, net	98,786,165	96,621,266	94,792,219	94,164,512
Restricted stock	628,540	628,540	576,840	576,840
Accrued interest receivable	730,385	730,385	700,199	700,199

Financial liabilities
Demand and savings deposits	(55,032,486)	(55,032,486)	(54,113,908)	(54,113,908)
Time deposits	(63,095,264)	(63,191,579)	(59,559,401)	(59,577,269)
Borrowings	(13,613,858)	(13,559,544)	(14,408,377)	(14,249,885)
Subordinated debentures	(3,000,000)	(3,087,155)	(3,000,000)	(3,686,764)
Accrued interest payable	(277,493)	(277,493)	(201,210)	(201,210)
The estimated fair value approximates the carrying amount for all items except those described below. Estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. The fair value of other borrowings and subordinated debentures is based upon current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements and is considered nominal.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 14 — CAPITAL REQUIREMENTS, RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS
The Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.
At year-end 2006 and 2005, the Bank was categorized as well capitalized. No conditions or events have occurred subsequent to the latest notification by regulators that management believes would have changed the Bank’s category. Actual capital levels for the Bank and minimum required were as follows.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
2006
Total capital (to risk weighted assets)	$13,625	13.6%	$8,020	8.0%	$10,024	10.0%
Tier 1 capital (to risk weighted assets)	12,687	12.7	4,010	4.0	6,015	6.0
Tier 1 capital (to average assets)	12,687	8.9	5,695	4.0	7,119	5.0

2005
Total capital (to risk weighted assets)	$12,874	13.1%	$7,869	8.0%	$9,836	10.0%
Tier 1 capital (to risk weighted assets)	11,887	12.1	3,934	4.0	5,901	6.0
Tier 1 capital (to average assets)	11,887	8.3	5,721	4.0	7,151	5.0
OSB’s primary source of funds to pay dividends is from cash balances at OSB and dividends received from the Bank. The payment of dividends by the Bank to OSB is subject to restrictions by its regulatory agency. These restrictions generally limit dividends to current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below the minimum regulatory requirements. Under the most restrictive dividend limitations described, approximately $1,496,000 plus 2007 retained profits is available to pay dividends to OSB.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 15 — OTHER COMPREHENSIVE INCOME (LOSS)
Other comprehensive income (loss) components and related taxes were as follows.

	2006	2005
Unrealized holding gains (losses) on available-for-sale securities	$132,783	$(568,551)
Reclassification adjustments for (gains) losses later recognized in income	5,680	(1,169)

Net unrealized gains (losses)	138,463	(569,720)
Tax effect	(47,077)	193,705

Other comprehensive income (loss)	$91,386	$(376,015)

(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 16 — PARENT COMPANY CONDENSED FINANCIAL STATEMENTS
Condensed parent company only financial statements for OSB follows.
CONDENSED BALANCE SHEETS
December 31, 2006 and 2005

	2006	2005
Assets
Cash and cash equivalents	$690,835	$1,695,093
Investment in bank subsidiary	13,157,526	12,334,565
Investment in Ohio State Bancshares Capital Trust I	37,500	55,500
Other assets	338,265	226,311

Total assets	$14,224,126	$14,311,469

Liabilities and shareholders’ equity
Subordinated debentures	$3,000,000	$3,000,000
Accrued interest payable	47,606	39,947
Shareholders’ equity	11,176,520	11,271,522

Total liabilities and shareholder’s equity	$14,224,126	$14,311,469

CONDENSED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
Years ended December 31, 2006 and 2005

	2006	2005
Interest expense	$241,287	$186,262
Professional fees	6,631	14,126
Fees paid to The Ohio State Bank	60,000	58,700
Loss on investment in Ohio State Bancshares Capital Trust I	18,000	18,000
Other expenses	3,355	4,117

Total expenses	329,273	281,205

Income (loss) before income tax and undistributed subsidiary income	(329,273)	(281,205)
Income tax benefit	111,953	93,501
Equity in undistributed subsidiary income	731,576	764,305

Net income	514,256	576,601
Other comprehensive income	91,386	(376,015)

Total comprehensive income	$605,642	$200,586

(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 16 — PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)
CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31, 2006 and 2005

	2006	2005
Cash flows from operating activities
Net income	$514,256	$576,601
Adjustments:
Equity in undistributed subsidiary income	(731,576)	(764,305)
Loss on investment in Ohio State Bancshares Capital Trust I	18,000	18,000
Change in other assets	(111,953)	(93,501)
Change in accrued interest payable	7,659	11,822

Net cash from operating activities	(303,614)	(251,383)

Cash flows from investing activities
Capital contributions to subsidiary	—	(1,000,000)

Net cash from investing activities	—	(1,000,000)

Cash flows from financing activities
Repurchase of common stock for treasury	(553,173)	—
Cash dividends paid	(147,471)	(152,000)

Net cash from financing activities	(700,644)	(152,000)

Net change in cash and cash equivalents	(1,004,258)	(1,403,383)
Beginning cash and cash equivalents	1,695,093	3,098,476

Ending cash and cash equivalents	$690,835	$1,695,093

PRELIMINARY COPY
REVOCABLE PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
OHIO STATE BANCSHARES, INC.
SPECIAL MEETING OF STOCKHOLDERS
                    , 2007
IMPORTANT
Please complete this entire Proxy Card.
Sign, date and return the attached Proxy Card in the postage paid envelope as soon as possible. Your vote is important,
regardless of the number of shares that you own.
     The undersigned stockholder of Ohio State Bancshares, Inc. (the “Corporation”) hereby constitutes and appoints Gary E. Pendleton and ___ as the proxy or proxies of the undersigned with full power of substitution and resubstitution, to vote at the Special Meeting of Stockholders of the Corporation to be held at the                     , Marion, Ohio on                     , 2007, at                      ___.m., local time (the “Special Meeting”), all of the shares of the Corporation which the undersigned is entitled to vote at the Special Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:
1.
The amendment of the Corporation’s Articles of Incorporation to effect a 1-for-150 reverse stock split, followed immediately by a 150-for-1 forward stock split, of the Corporation’s common shares (collectively, the “Stock Splits”). As a result of the Stock Splits, (a) each stockholder owning fewer than 150 shares of common stock of the Corporation immediately before the Stock Splits will receive $95.00 in cash, without interest, for each share owned by such stockholder immediately prior to the Stock Splits, and will no longer be a stockholder of the Corporation; and (b) each share held by a stockholder owning 150 or more shares of common stock of the Corporation immediately prior to the effective time of the Stock Splits will continue to represent one share of common stock of the Corporation after completion of the Stock Splits.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	In their discretion, upon such other business as may properly come before the Special Meeting or any adjournments thereof.
IMPORTANT: Please sign and date this proxy on the reverse side.
          Your Board of Directors recommends a vote “FOR” the approval of the amendments to the Corporation’s Articles of Incorporation to effect the Stock Splits.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise specified, the shares will be voted “FOR” the approval of the amendments to the Corporation’s Articles of Incorporation to effect the Stock Splits.
     All proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Special Meeting of Stockholders of the Corporation and of the accompanying Proxy Statement is hereby acknowledged.
     Please sign exactly as your name appears above. When signing as attorney, executors, administrators, trustees, guardians or agents should give their full titles. If shares are held jointly, each holder should sign.

Signature	Signature

Dated: , 2007	Dated: , 2007
PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE U.S.A.